Exhibit 4.31

CREDIT AGREEMENT

dated as of November 27, 2024

among

THERATECHNOLOGIES INC.

as Borrower

and

THE TORONTO-DOMINION BANK

as Administrative Agent, Lead Arranger and Bookrunner

and

THE FINANCIAL INSTITUTIONS

PARTY FROM TIME TO TIME TO THIS AGREEMENT

as Lenders

SENIOR SECURED CREDIT FACILITIES

DENTONS CANADA LLP

SCHEDULES

Schedule 1	Lenders and Commitments

Schedule 2	Material Contracts

Schedule 3	Material Licences and Permits

Schedule 4	Subsidiaries and Guarantors

Schedule 5	Applicable Margin (Rates)

EXHIBITS

Exhibit A	Form of Conversion Notice

Exhibit B	Form of Borrowing Request

Exhibit C	Form of Rollover Notice

Exhibit D	Form of Reduction Request

Exhibit E	Form of Compliance Certificate

Exhibit F	Form of Assignment and Assumption

Exhibit G	Form of Repayment Notice

CREDIT AGREEMENT

PREAMBLE

THIS CREDIT AGREEMENT dated as of November 27, 2024 is made among THERATECHNOLOGIES INC. (hereinafter referred to as the “Borrower”), the lenders from time to time party to this Agreement, as lenders, THE TORONTO-DOMINION BANK, as administrative agent (in such capacity, the “Agent”), lead arranger (in such capacity, the “Lead Arranger”) and bookrunner;

WHEREAS the Borrower has requested, and the Lenders have agreed to make available to the Borrower, credit facilities subject to and upon the terms and conditions of this Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

ARTICLE 1

INTERPRETATION

Section 1.1	Definitions

In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms and expressions shall have the following meanings:

“Acceding Lender” has the meaning set out in Section 2.3(a) .

“Accordion” has the meaning set out in Section 2.3(a).

“Acquisition” means (A) a transaction or series of transactions whereby a Person acquires all or a substantial portion of the issued and outstanding Capital Stock or the assets of another Person, or any investment by a Person in any other Person which is not a Subsidiary as a result of which (i) such Person would become a Subsidiary of the Borrower, or (ii) subject to restrictions applicable to such a transaction contained in this Agreement, such Person would be merged or amalgamated with the Borrower or any other member of the Borrower Group, or (B) a Drug Acquisition.

“Adjusted Daily Compounded CORRA” means, for purposes of any calculation, the rate per annum equal to (a) Daily Compounded CORRA for such calculation plus (b) the Credit Adjustment Spread; provided that if Adjusted Daily Compounded CORRA as so determined shall be less than the Floor, then Adjusted Daily Compounded CORRA shall be deemed to be the Floor.

“Adjusted Daily Simple SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Daily Simple SOFR for such calculation plus (b) the Credit Adjustment Spread; provided that if the Adjusted Daily Simple SOFR as so determined would be less than the Floor, then the Adjusted Daily Simple SOFR will be deemed to be the Floor.

“Adjusted Term CORRA” means, for purposes of any calculation, the rate per annum equal to (a) Term CORRA for such calculation plus (b) the Credit Adjustment Spread; provided that if Adjusted Term CORRA as so determined shall ever be less than the Floor, then Adjusted Term CORRA shall be deemed to be the Floor.

“Adjusted Term SOFR” means, for purposes of any calculation, the sum of Term SOFR for such calculation and the Credit Adjustment Spread, provided that if the Adjusted Term SOFR so determined is less than the Floor, then the Adjusted Term SOFR shall be deemed to be the Floor.

“Affiliate” means, with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agent” has the meaning set out in the introductory paragraph to this Agreement and any successor in such capacity.

“AML Legislation” has the meaning set out in Section 11.1(p).

“Anti-Corruption Laws” has the meaning set out in Section 11.1(o).

“Applicable Laws” means, at a particular time and with respect to any person, property, transaction or event, all then applicable laws, statutes, regulations, rules, orders, codes, treaties, conventions, judgments, awards, determinations and decrees of any governmental, regulatory, fiscal or monetary body or court of competent jurisdiction in any applicable jurisdiction.

“Applicable Margin” means the margins set out in Schedule 5 used in determining the rate of interest on Borrowings outstanding as Prime Rate Advances, US Base Rate Advances, Term CORRA Advances, Daily Compounded CORRA Advances, Daily Simple SOFR Advances or Term SOFR Advances.

“Applicable Rate” means the rate as set out in Schedule 5 used in determining the Lenders’ Standby Fee, or L/C Rate.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee and accepted by the Agent and, as applicable, the Borrower, in substantially the form of Exhibit F or any other form approved by the Agent.

“Available Currencies” means US Dollars and Cdn Dollars, and “Available Currency” means any one of them, as applicable.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “SOFR Interest Period” or “CORRA Interest Period” pursuant to Section 12.5(e).

“Bank Products and Services” means any of the following products or services provided by a Lender (or any Affiliate thereof) to the Credit Parties (and each or any of them) in the ordinary course of business: (a) automated clearing house transactions, (b) cash management services, including treasury, depository, overdraft, electronic funds transfer, cash pooling and other cash management arrangements; (c) credit or debit card, (d) purchase cards, and (e) any other similar banking products or services.

“Bank Products and Services Obligations” means any obligation of any Credit Party pursuant to or in connection with Bank Products and Services.

“Benchmark” means initially, (i) in the case of a Term CORRA Advance or Daily Compounded CORRA Advance, the Term CORRA Reference Rate or Daily Compounded CORRA, as applicable, and (ii) in the case of a Term SOFR Advance or Daily Simple SOFR Advance, the Term SOFR Reference Rate or Daily Simple SOFR, as applicable; provided that if a Benchmark Transition Event has occurred with respect to the Term CORRA Reference Rate, the Daily Compounded CORRA, the Term SOFR Reference Rate or the Daily Simple SOFR, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant Section 12.5(a).

“Benchmark Replacement” means, with respect to any applicable Benchmark Transition Event,

(a)	where a Benchmark Transition Event has occurred with respect to Term CORRA Reference Rate, Daily Compounded CORRA;

(b)	where a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate, Daily Simple SOFR;

(c)

where a Benchmark Transition Event has occurred with respect to a Benchmark other than the Term CORRA Reference Rate or the Term SOFR Reference Rate, the sum of: (i) the alternate benchmark rate that has been selected by the Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body, or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for syndicated credit facilities denominated in the applicable currency, and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as so determined would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body, or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the relevant currency, at such time.

“Benchmark Replacement Date” means a date and time determined by the Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a)

in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein, and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)

in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Relevant Governmental Body, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current

Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 12.5 ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 12.5.

“Blocked Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including: (i) a Person that is listed in the annex to Executive Order No. 13224; (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to Executive Order No. 13224; (iii) a Person or entity that is targeted by any US Anti-Terrorism Law; (iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; (v) a Person or entity that is named on the List of Specially Designated Nationals and Blocked Persons with the designation “SDT” or “SDGT” on the most current version of such list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website; (vi) a Person or entity that is on the list of names subject to the Regulations Establishing a List of Entities made under subsection 83.05(1) of the Criminal Code (Canada), the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism (RIUNRST) and the United Nations Al-Qaida and Taliban Regulations (UNAQTR) published by the Office of the Superintendent of Financial Institutions Canada; (vii) any Person operating, organized or resident in a Sanctioned Country, unless the activities undertaken by the Person in the country or territory subject to Sanctions are lawful and in compliance with the Applicable Laws of such Person’s jurisdiction of organization or formation, or (viii) a Person or entity who is affiliated with a Person or entity listed above.

“Borrower” has the meaning set out in the introductory paragraph to this Agreement and includes its successors and permitted assigns.

“Borrower’s Account” means (i) an account or accounts maintained by the Borrower with the Agent at any Branch of Account for purposes of receiving Borrowings, and (ii) in respect of any Borrowing under the Swingline, the applicable current account(s) of the Borrower in Cdn$ or US$, maintained at a branch of account of the Swingline Lender.

“Borrower Group” means collectively, the Borrower, and all present and future, direct or indirect, Subsidiaries of the Borrower, save and except the Oncology Subsidiary.

“Borrowing” means each use of the Credit Facilities (including an Overdraft in the case of the Swingline) as well as any Rollovers or the Conversion of one use into another, and all such usages outstanding at any time are “Borrowings”.

“Borrowing Option” has the meaning set out in Section 2.6.

“Borrowing Request” means a notice from the Borrower requesting a Borrowing substantially in the form annexed as Exhibit B.

“Branch of Account” means (i) such branch or office of TD as the Agent may designate from time to time, and (ii) with respect to the Swingline, such branch or office of the Swingline Lender as the Swingline Lender may designate from time to time.

“Break Costs” means the break costs payable pursuant to Section 12.2.

“Business Day” means a day, excluding Saturday, Sunday and any other day which is a legal holiday, on which banking institutions are open for business in Montreal, Québec and Toronto, Ontario (and New York

(New York) for US Base Rate Advances and, where used in the context of a Term SOFR Advance, “Business Day” means any day that is also a U.S. Government Securities Business Day.

“Canadian Pension Plan” means each pension plan required to be registered under Canadian federal or provincial law that is established, maintained or contributed to by a Borrower or any Subsidiary of any Borrower for its Canadian employees or former Canadian employees, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.

“Capital Expenditures” means the aggregate amount actually paid in any Fiscal Year by a Person for or in connection with the acquisition or maintenance of assets required to be capitalized in accordance with IFRS plus capitalized research and development expenses. For greater certainty, milestone payments related to Drug Acquisitions will not be considered Capital expenditures.

“Capital Lease” shall mean, with respect to any Person, any Lease (other than an Operating Lease) of any property (whether real (immovable), personal (movable) or mixed) by such Person as lessee that, in accordance with IFRS, either would be required to be classified and accounted for as a Lease on a balance sheet of such Person or otherwise would be disclosed as such in a note to such balance sheet.

“Capital Stock” means any and all shares, interests (including membership interests and partnership interests) or other equivalents (however designated and whether voting or non voting) of capital stock of a corporation, any and all equivalent or similar ownership interests in a Person (other than a corporation) and any and all warrants or options or other arrangement to purchase any of the foregoing, whether now outstanding or issued after the date hereof.

“Cash Equivalents” means:

(a)	Governments Bonds (issued by US, Canada and Canadian Provinces)

(b)

Commercial Paper maturing within 365 days, subject to (i) a short term credit rating of “P-1” or higher from Moody’s or “A-1” or higher from S&P or (ii) a long term rating of “A2” or higher from Moody’s or “A” or higher from S&P at the time of acquisition.

(c)	Investments in certificates of deposit, banker’s acceptances and time or demand deposits of within 180 days maturity by or placed with, and money market deposit accounts of the Agent;

(d)

Money Market Funds that, at such date of acquisition, (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940 (or are money-market mutual funds (as defined in National instrument 81-102 Mutual Funds) that are reporting issuers (as defined in Ontario securities law) in the Province of Ontario) and (ii) with (A) a short term credit rating of “P-1” or higher from Moody’s or “A-1” or higher from S&P or (B) a long term rating of “A2” or higher from Moody’s or “A” or higher from S&P; and

(e)	Other investments approved by the Majority Lenders.

“Cdn Dollars”, “Canadian Dollars”, “Cdn$”, and “Dollars” each means the lawful currency of Canada.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any Applicable Laws, (ii) any change in any Applicable Laws or in the administration, interpretation or application thereof by any Governmental Authority, or (iii) the making or issuance of any Applicable Laws by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or Canadian or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law, if enacted, adopted or issued after the Closing Date.

“Closing Date” means the date on which the Agent will have confirmed to the Borrower that the conditions precedent set forth in Section 8.1 have been satisfied or waived in writing.

“Collateral” means all assets, rights, property, undertaking or interests in the property of the Credit Parties subject to the Security and the Proceeds and products thereof.

“Collateral Access Agreement” means a landlord agreement, bailee letter, non-disturbance agreement, acknowledgement agreement or similar agreement executed by any lessor, mortgagee, warehouseman, processor, consignee or other Person (other than a Credit Party) in possession of, having a lien upon, or having rights or interests in any location at which assets of the Credit Parties are situated, in favour of and in form and content satisfactory to the Majority Lenders.

“Consolidated Financial Statements” means the consolidated financial statements of the Borrower prepared on a consolidated basis and in accordance with IFRS.

“Commitment” means, with respect to each Lender from time to time, the aggregate amount of Borrowings that such Lender has agreed to make at that time as set out on Schedule 1 to this Agreement (which will be amended by the Agent from time to time as other Persons become Lenders or the Commitments of current or future Lenders are hereafter assigned, modified, cancelled, reduced, increased or otherwise changed pursuant to the provisions of this Agreement).

“Compliance Certificate” means a certificate of a senior financial officer of the Borrower required to be delivered to the Agent from time to time pursuant to this Agreement, the form of which is attached hereto as Exhibit E.

“Conforming Changes” means, with respect to the use or administration of a Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Prime Rate,” the definition of “Business Day,” the definition of “CORRA”, “CORRA Interest Period”, the definition of “Adjusted Term CORRA”, the definition of “Adjusted Daily Compounded CORRA”, the definition of “SOFR Interest Period, the definition of “Adjusted Term SOFR”, the definition of “Term SOFR”, the definition of “U.S. Government Securities Business Day” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of Borrowing Requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Agent decide may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determine that no market practice for the administration of any such rate exists, in such other manner of administration as the Agent decide is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Contaminant” includes, without limitation, any pollutant, dangerous substance, liquid waste, industrial waste, hazardous material, hazardous substance or contaminant which is or becomes listed, regulated or addressed under any Environmental Law.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ability to exercise voting power, by contract or otherwise. Without limiting the generality of the foregoing (i) a Person is deemed to Control a corporation if such Person (or such Person and its Affiliates) holds outstanding shares of the corporation carrying votes in sufficient number to elect a majority of the board of directors of the corporation, (ii) a Person is deemed to Control a partnership if such Person (or such Person and its Affiliates) holds more than 50% in value of the equity of the partnership, (iii) a Person is deemed to Control a trust if such Person (or such Person and its Affiliates) holds more than 50% in value of the beneficial interests in the trust, and (iv) a Person that controls another Person is deemed to Control any Person controlled by that other Person; “Controlling” and “Controlled” have corresponding meanings.

“Conversion” means a conversion from one Borrowing Option to another Borrowing Option.

“Conversion Date” means, in relation to a Borrowing, the date specified in a Conversion Notice or deemed as the date on which the Borrower has elected to effect a Conversion of such Borrowing.

“Conversion Notice” means a notice from the Borrower requesting a Conversion substantially in the form annexed as Exhibit A.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“CORRA Interest Period” means, with respect to each Term CORRA Advance or Daily Compounded CORRA Advance, the initial period (subject to availability) of 1 or 3 months commencing on and including the date specified in the Borrowing Request applicable to such Term CORRA Advance or Daily Compounded CORRA Advance and ending on and excluding the last day of such initial period, and thereafter, each successive period (subject to availability) of approximately 1 or 3 months as selected by the Borrower and notified to the Agent in writing commencing on and including the last day of the prior CORRA Interest Period; provided however that, with respect to a CORRA Interest Period:

(a)	in the case of a rollover for a new CORRA Interest Period, the last day of each CORRA Interest Period shall also be the first day of the next CORRA Interest Period;

(b)

the last day of each CORRA Interest Period shall be a Business Day and if not, the Borrower shall be deemed to have selected a CORRA Interest Period the last day of which is the first Business Day following the last day of the CORRA Interest Period selected by the Borrower, unless such first Business Day is in a succeeding calendar month, in which case, the last day of such CORRA Interest Period shall be the immediately preceding Business Day; and

(c)	notwithstanding any of the foregoing, the last day of each CORRA Interest Period shall be on or before the Final Maturity Date.

“Credit Adjustment Spread” means:

(a)	with respect to Adjusted Term CORRA, 0.29547% (29.547 basis points) for an interest period of one-month’s duration, and 0.32138% (32.138 basis points) for an interest period of three-months’ duration;

(b)

with respect to Adjusted Daily Compounded CORRA, 0.29547% (29.547 basis points) for an interest period of one-month’s duration, and 0.32138% (32.138 basis points) for an interest period of three-months’ duration;

(c)

with respect to Adjusted Term SOFR, 0.10% (10 basis points) for an interest period of one-month’s duration, 0.15% (15 basis points) for an interest period of three-months’ duration, and 0.25% (25 basis points) for an interest period of six-months’ duration; and

(d)

with respect to Adjusted Daily Simple SOFR, 0.10% (10 basis points) for an interest period of one-month’s duration, and 0.15% (15 basis points), for an interest period of three-months’ duration, and 0.25% (25 basis points) for an interest period of six-months’ duration.

“Credit Facilities” means, collectively, the Revolving Facility and the Term Facility; and “Credit Facility” means either of them as the context required.

“Credit Obligations” means, at any time, collectively (i) all direct and indirect, contingent and absolute, obligations and liabilities of the Credit Parties (and each or any of them) to the Agent and the Lenders under or in connection with this Agreement and the other Loan Documents (including for greater certainty all Guarantee Agreements and the Security Documents) at such time, including, without limitation, the principal, all accrued and unpaid interest thereon, Break Costs and other fees, expenses, indemnities and other amounts payable by the Borrower to the Agent and the Lenders pursuant to this Agreement and the other Loan Documents; (ii) all Hedging Obligations, and (iii) all Bank Products and Services Obligations; except that if otherwise specified or required by the context, “Credit Obligations” shall mean any of the foregoing.

“Credit Parties” means each of the Borrower and the Guarantors and “Credit Party” means any one of them.

“Daily Compounded CORRA” means, for any day in a CORRA Interest Period, CORRA with interest accruing on a compounded daily basis, with the methodology and conventions for this rate (which will include compounding in arrears with a five Business Days lookback) being established by the Agent in accordance with the methodology and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded CORRA for business loans; provided that if a Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion; and provided that if the administrator has not provided or published CORRA and a Benchmark Replacement Date with respect to CORRA has not occurred, then, in respect of any day for which CORRA is required, references to CORRA will be deemed to be references to the last provided or published CORRA. For the purpose of this definition, “Business Days” means a day, excluding Saturday, Sunday and any other day which is a legal holiday, on which banking institutions are open for business in Toronto, Ontario.

“Daily Compounded CORRA Advance” means a Borrowing that bears interest at a rate based on Adjusted Daily Compounded CORRA plus the Applicable Margin.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day, the “SOFR Determination Day”), that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a US Government Securities Business Day, the US Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by NYFRB (or a successor administrator of the secured overnight financing rate); provided, however, that if as of 5:00 p.m. (New York City time) on any SOFR Determination Day, Daily Simple SOFR for the applicable tenor has not been published by NYFRB (or a successor administrator of the secured overnight financing rate).and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then Daily Simple SOFR will be Daily Simple SOFR as published by NYFRB (or a successor administrator of the secured overnight financing rate).on the first preceding US Government Securities Business Day for which Daily Simple SOFR was published by NYFRB (or a successor administrator of the secured overnight financing rate).so long as such first preceding US Government Securities Business Day is not more than three (3) US Government Securities Business Days prior to such SOFR Determination Day.

“Daily Simple SOFR Advance” means a Borrowing denominated in US Dollars bearing interest at a rate based on the Adjusted Daily Simple SOFR, plus the Applicable Margin.

“Debt” or “Total Debt” means, in respect of any Person, at the relevant time (without duplication) all obligations that under IFRS should be classified on such Person’s balance sheet as liabilities or to which reference should be made by footnotes thereto including, without limitation (and whether or not so classified):

(a)

all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including performance earn-outs that are earned and payable, any balance of sale or similar contingent consideration);

(b)

all obligations upon which interest charges are customarily paid or payable prior to payment of the principal amount of such obligations in accordance with the terms of such obligations (other than trade payables);

(d)	any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instruments;

(e)	any other obligation arising under arrangements or agreements that, in substance, provide financing to such person;

(f)	all capitalized interest and debt-like securities;

(g)	all obligations of such Person under Purchase Money Obligations, including Capital Leases,

(h)	all obligations under Operating Leases;

(i)	all obligations of such Person under vendor take backs and sale and leaseback transactions;

(j)	all reimbursement and other obligations of such Person in respect of letters of credit, bankers’ acceptances and similar obligations issued or created for the account of such person;

(k)	all liabilities of others secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof;

(l)

the net negative mark-to market liability of such Person under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other hedging agreements or arrangements;

(m)

all obligations of such Person to purchase, redeem, retire, decrease or otherwise make any payment in respect of any shares of or other ownership or profit interest in such Person or any other Person (including put options), valued, in the case of redeemable preferred stock, at the applicable redemption price set forth in the constating documents of such Person, all as determined in accordance with IFRS,

(n)	all Milestone Payments obligations that are earned and payable; and

(o)	all contingent liabilities of such Person, including guarantees, letters of credit or other financial assistance provided in respect of liabilities of a third Person,

but excluding (i) all future income taxes, trade accounts payable and all other accrued obligations and liabilities incurred in the ordinary course of business (other than Leases), (ii) redeemable preferred stock (including redemption amounts in relation therewith) subordinated pursuant to the subordination agreement referred to in Section 9.7, and (iii) Long-Term Incentive Compensation Programs Payments;

“Default” means any event or condition that, with the giving of notice, the passage of time or otherwise, would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (i) has failed to fund any portion of any Borrowing or participation therein required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, unless such failure has been cured, (ii) has otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless such failure has been cured, (iii) has notified the Borrower or the Agent in writing that it does not intend to comply with its funding obligations hereunder, or (iv) has become insolvent or become the subject of a dissolution, liquidation, winding-up, receivership, bankruptcy or insolvency proceeding, or control of which has been taken by any Governmental Authority, or the shares and subordinated debt of which shall have been vested in Canada Deposit Insurance Corporation or any other Governmental Authority.

“Derivative Instrument” means any rate swap, rate cap, rate floor, rate collar, currency exchange transaction, forward rate agreement or other exchange, hedging or rate protection transaction, or any combination of such transactions or agreements or any option with respect to any such transaction used for hedging purposes.

“Distribution” means (i) the purchase, redemption, defeasance, retirement or other acquisition by a Person of any shares of any class of its Capital Stock, (ii) the payment of any dividend or any other kind of distribution of capital, (iii) any amount paid or repaid on any Debt to a shareholder or Related Party, and

(iv) any other payment to any shareholder or Related Party (other than salaries paid in the ordinary course of business); provided that, for the avoidance of doubt, “Distribution” shall not include (y) the payment of any fees to a shareholder for services rendered as an employee, director or officer, and (z) Long-Term Incentive Compensations Program Payments.

“Donidalorsen Acquisition” means the in-licensing by the Borrower from Ionis Pharmaceuticals, Inc. of all rights to commercialize Donidalorsen in Canada in consideration of, among other things, an upfront payment, which combined with the upfront amount payable in connection with the Olezarsen Acquisition, does not exceed US$10,000,000 and with terms and conditions substantially as set out in the draft form of licence agreement delivered to the Agent prior to the date hereof.

“Drawdown Date” means, in relation to a Borrowing, the date specified in a Borrowing Request or deemed as the date on which the Borrower has requested a Borrowing.

“Drug Acquisition” means any acquisition (including any license or any acquisition of any license) solely or primarily of all or any portion of the rights in respect of one or more drugs or pharmaceutical products, whether in development or on market (including related intellectual property).

“EBITDA” means, in respect of any twelve-month period ending at any given date, all determined on a consolidated basis in accordance with IFRS, the consolidated net income of the Borrower in such period (excluding the Oncology Subsidiary) plus (to the extent such items have been deducted in calculating net income):

(a)	Interest Expense net of interest income,

(b)	Income Taxes,

(c)	depreciation and amortization,

(d)

(or minus) the historical 12-month EBITDA of any business acquired (or sold) during the reporting period calculated on a pro forma basis as if the acquisition or disposition had occurred on the first day of said calculation period,

(e)

(or minus, as applicable) non-cash items (including (i) foreign exchange translation losses, or gains, stock-based compensation expenses, write-downs and write-ups, accretion expenses, and (ii) other similar items subject to Majority Lenders’ consent in their sole discretion),

(f)	(or minus, as applicable) gains or losses from extraordinary, unusual or non-recurring items approved by written consent of the Majority Lenders (in their sole discretion), and

(g)

all fees, costs and expenses paid in connection with reorganizations or restructurings conducted by one or more Credit Parties from time to time, up to an aggregate amount not to exceed [REDACTED: PERCENTAGE] of EBITDA (calculated before taking into account the add-backs in clauses (e) and (f)) for any applicable twelve-month period.

The following add-backs to EBITDA (to the extent deducted in calculating EBITDA for the applicable period) are permitted, subject to documenting such expenses to the satisfaction of the Majority Lenders:

(a)

one-time non recurring fees and expenses related to the transaction contemplated at the Closing Date (including legal fees, professional fees, Marathon penalty and make whole payment) up to an aggregate amount not exceeding [REDACTED: AMOUNT]; and

(b)	a write-down of up to [REDACTED: AMOUNT] associated with the termination of the research and development activities related to the Oncology Licence.

For greater certainty, (i) the EBITDA for the Fiscal Quarter ended on November 30, 2023 will be deemed to be US$4,885,000, (ii) the EBITDA for the Fiscal Quarter ended on February 28, 2024 will be deemed to be -US$340,000, (iii) the EBITDA for the Fiscal Quarter ended on May 31, 2024 will be deemed to be US$5,488,000, and (iv) the EBITDA for the Fiscal Quarter ended on August 31, 2024 will be deemed to be US$6,560,000.

“Eligible Assignee” means any financial institution (other than, for greater certainty, a natural Person, the Borrower, a Guarantor or any Affiliate of a Guarantor), in respect of which any consent that is required by Section 14.2 has been obtained.

“Environmental Laws” means any and all published federal, provincial, local and applicable foreign statutes, laws, regulations, ordinances, rules, and all orders, decrees, permits and licences applicable to the members of the Borrower Group or the Theratechnologies Business relating to the protection of the environment, to the release by the Borrower of any hazardous materials into the environment or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, industrial substances, toxic substances, hazardous substances or wastes, or any Environmentally-sensitive Activity.

“Environmentally-sensitive Activity” means any activity, event or circumstance in respect of a Contaminant, including, without limitation, its storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation, or its release into the natural environment, including movement through or in the air, soil, surface water or groundwater.

“Equivalent Amount” means, on any date, with respect to the specified amount of any specified currency the amount of any other currency after giving effect to a conversion of the specified amount of the first currency to the other currency at the spot rate quoted for wholesale transactions by the Agent (or, if the Agent does not provide such spot rate quotation, a quoted rate from another financial institution selected by the Agent), provided that if the conversion is of Canadian Dollars to US Dollars or of US Dollars to Canadian Dollars, the rate used shall be the rate of exchange published by The Bank of Canada at 4:30 P.M. on the Business Day preceding the day as of which any determination of such rate is required to be made under the terms hereof as the spot rate for conversions of any currency into another currency. With respect to the calculation of the Standby Fees, outstanding Borrowings in Canadian Dollars on each day during the Fiscal Quarter shall be converted into the Equivalent Amount in US Dollars by applying the monthly average Bank of Canada rate posted on the last Business Day of the applicable month during such Fiscal Quarter.

“ERISA” means the Employee Retirement Income Security Act of 1974 of the United States, as amended from time to time.

“ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the US Revenue Code of which a member of the

Borrower Group is a member, and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the US Revenue Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the US Revenue Code, described in Section 414(m) or (o) of the US Revenue Code of which a member of the Borrower Group is a member.

“Erroneous Payment” has the meaning set out in Section 16.7.

“Event of Default” has the meaning set out in Section 13.1.

“Excluded Taxes” has the meaning set out in Section 7.11.

“Exclusive License” means any license granting, inter alia, exclusive rights to commercialize a drug or other pharmaceutical product line in Canada or the United States of America with a term greater than 5 years.

“Existing Marathon Debt” means all Debt (in principal, interest and fees (including prepayment penalty and make-whole fees) owing by the members of the Borrower Group under the credit facilities made available by MAM Tiger Lender LLC and Marathon Healthcare Finance Fund, L.P. pursuant to a credit agreement dated as of July 20, 2022, as amended.

“FATCA” means Sections 1471 through 1474 of the US Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any applicable agreements entered into pursuant to Section 1471(b)(1) of the US Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among applicable Governmental Authorities and implementing such Sections of the US Revenue Code.

“Federal Funds Effective Rate” means, for any day, an annual interest rate equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average quotations for the day of such transactions received by the Agent from three (3) federal funds brokers of recognized standing selected by the Agent. provided, however, if the Federal Funds Effective Rate determined as provided above would be less than the Floor, the Federal Funds Effective Rate shall, in such circumstances, be deemed to be the Floor for purposes of this Agreement.

“Fee Letter” means the fee letter entered into between the Borrower and the Agent on or about the Closing Date.

“Final Maturity Date” means November 27, 2027 provided that if such date is not a Business Day, then the Final Maturity Date will fall on the preceding Business Day.

“Fiscal Quarter” means, in respect of the members of the Borrower Group, any three month period ending on February 28, May 31, August 31 and November 30 in a Fiscal Year.

“Fiscal Year” means, (i) the Borrower’s fiscal year ending on November 30, or (iii) such other fiscal year as may be proposed by the Borrower and agreed to by the Agent acting on the instructions of the Majority Lenders.

“Fixed Charge Coverage Ratio” means, in respect of any period for the Borrower on a consolidated basis (expressly excluding the Oncology Subsidiary), the ratio of: (i) EBITDA for the trailing twelve-month period ending on the date that EBITDA is determined, less (a) all Capital Expenditures during such period, (b) cash taxes, (c) any cash Long-Term Incentive Compensation Programs Payments, and (d) to the extent such items have not been deducted in calculating net income (i) purchase price adjustments paid during such period with respect to a Permitted Acquisition, (ii) earnouts and other contingent payments paid during such period with respect to a Permitted Acquisition, (iii) royalties (including, without limitation, any buydown of royalty rates) and Milestone Payments paid during such period, and (v) all other similar payments pursuant to research and development, licensing, collaboration or development agreements or similar agreements paid during such period, divided by (ii) the sum of (a) all Interest Expense paid in cash or Cash Equivalents for the trailing twelve-month period ending on the date that EBITDA is determined, and (b) scheduled principal payments made on Debt in respect of the twelve-month period following the date on which EBITDA is determined, all as determined in accordance with IFRS.

Notwithstanding the foregoing, Milestone Payments will not be deducted from EBITDA for any relevant period for the purpose of calculating the Fixed Charge Coverage Ratio if (i) Liquidity is greater than [REDACTED: AMOUNT] on the date on which EBITDA is calculated and after giving effect to such Milestone Payments, and (ii) the Total Debt to EBITDA Ratio is not greater than [REDACTED: RATIO] on the date on which EBITDA is calculated and after giving effect to such Milestone Payments.

On the Closing Date and for the first 3 Fiscal Quarters following the Closing Date, interest payments as the denominator in the Fixed Charge Coverage Ratio shall be calculated on a cumulated annualized basis for the first three Fiscal Quarters following the Closing Date (P +I in the denominator for the first three Fiscal Quarters (i.e Q1 x 4, (Q1 +Q2) x 2, (Q1 + Q2 + Q3) x 4/3)).

“Floor” means the interest rate per annum of interest equal to 0%.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Governmental Authority” means the government of any nation, province, territory, municipality, state or other political subdivision of any nation and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee Agreements” means, collectively, the agreement creating the guarantees granted from time to time in favour of the Agent, for the benefit of the Secured Parties, pursuant to the terms hereof, and “Guarantee Agreement” means any one of them.

“Guarantees” means the solidary (joint and several) guarantees granted by the Borrower and the Guarantors pursuant to the Guarantee Agreements, and “Guarantee” means any one of them.

“Guarantor Coverage Requirement” has the meaning given in Section 9.1.

“Guarantors” means, at any time, any Person that has entered into, or acceded to, a Guarantee Agreement, and “Guarantor” means any one of them as the context requires. On the Closing Date, there are no Guarantors.

“Hedge Contract” means any Derivative Instrument entered into between a member of the Borrower Group and any Hedge Contract Counterparty.

“Hedge Contract Counterparty” means any Lender (or any Affiliate thereof) which is a counterparty to a Hedge Contract entered into from time to time with the Borrower or other member of the Borrower Group.

“Hedging Exposure” means, on any date of determination, the aggregate amount that would be payable to any Hedge Contract Counterparty by a member of the Borrower Group on such date as if all Hedge Contracts were being terminated on that day, calculated based on the market value of any Hedge Contract for which the market value is negative from the perspective of a member of the Borrower Group (that is, the member of the Borrower Group is “out of the money”). The market value is the aggregate amount that would have to be paid by a member of the Borrower Group to a Hedge Contract Counterparty under any Hedge Contract as determined and calculated by the applicable Lender in connection with any Hedge Contract between a member of the Borrower Group and such Lender, or by the applicable member of the Borrower Group in connection with any Hedge Contract between a member of the Borrower Group and a Person that is not a Lender, in each case, using commercially reasonable estimates at mid-market, as such amount may be reduced to the extent that the market value of another Hedge Contract entered into by a member of the Borrower Group with the same Hedge Contract Counterparty is positive from the perspective of such member of the Borrower Group and a netting arrangement between such member of the Borrower Group and such Hedge Contract Counterparty is in place.

“Hedging Obligations” means all present and future indebtedness, liabilities and obligations, direct or indirect, absolute or contingent, matured or unmatured, of the Credit Parties to the Lenders and Affiliates of the Lenders under or pursuant to Hedge Contracts (including the Hedging Exposure thereof) and the ISDA Master Agreement.

“IFRS” means the international financial reporting standards, consistently applied.

“Income Taxes” means taxes based on or measured by income or profit of any nature of kind.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“ISDA Master Agreement” means the applicable standard master agreement of the International Swaps and Derivatives Association, Inc. in effect from time to time entered into by a Credit Party with any Lender or Affiliate of a Lender and includes all its schedules, credit support annexes and all confirmations documented pursuant thereto.

“Indemnified Taxes” has the meaning set out in Section 7.11.

“Interest Expense” means, in respect of a Person for any period, the sum of all interest charges (including imputed interest charges with respect to Leases and all amortization of debt discount and expense) payable by such Person during such period, determined in accordance with IFRS, but for greater certainty “Interest Expense” will not include agency fees, arrangement fees, structuring fees, fees relating to the granting of consents, waivers, amendments, extensions or restructurings, the reimbursement of costs and expenses, and any similar amounts which may be charged from time to time in connection with the establishment, administration or enforcement of credit facilities.

“Interest Payment Date” means:

(a)	with respect to any Prime Rate Advance or US Base Rate Advance, the last Business Day of each month;

(b)	with respect to a Term SOFR Advance or a Daily Simple SOFR Advance:

(1)	the last day of the SOFR Interest Period applicable to such Term SOFR Advance or Daily Simple SOFR Advance, as applicable, where the relevant SOFR Interest Period is 3 months or less; and

(2)

where the relevant SOFR Interest Period is greater than 3 months, the first Business Day following each period of 3 months during such SOFR Interest Period and the last day of the SOFR Interest Period applicable to such Term SOFR Advance or Daily Simple SOFR Advance, as applicable, provided that if any SOFR Interest Period would otherwise end on a day that is not a Business Day, such SOFR Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such SOFR Interest Period into another calendar month, in which event such SOFR Interest Period shall end on the immediately preceding Business Day; and

(c)	with respect to a Term CORRA Advance or a Daily Compounded CORRA Advance, the last day of the CORRA Interest Period applicable to such Term CORRA Advance or Daily Compounded CORRA Advance.

“IQ Maturity Date” means May 27, 2028.

“IQ Subordinated Debt” means the loan in the initial amount of US$15,000,000 to be made available by Investissement Québec to the Borrower subject to terms and conditions satisfactory to the Majority Lenders. The obligations of the Borrower under the IQ Subordinated Debt will be subordinated and postponed to the prior payment in full of the Secured Obligations pursuant to a IQ Subordination Agreement, satisfactory to the Majority Lenders. The terms of the IQ Subordinated Debt will be satisfactory to the Majority Lenders and provide, inter alia, that (i) security granted under the IQ Subordinated Debt are the same as the Security granted in favour of the Lenders, (ii) maturity of the IQ Subordinated Debt will be at least 180 days after the Final Maturity Date of the Credit Facilities, and (iii) covenants under the IQ Subordinated Debt to be the same or less restrictive than the covenants under this Agreement.

“IQ Subordinated Debt Documents” means (i) the credit agreement in the French language to be entered into between Investissement Québec, as lender, and the Borrower, as borrower, providing for a term loan in an aggregate principal amount not exceeding US$15,000,0000 and (ii) the deed of hypothec and other security documents to be executed by the Borrower in favour of Investissement Québec in connection therewith.

“IQ Subordination Agreement” means the subordination agreement entered into on or about the Closing Date between the Agent, as senior lender, and IQ, as subordinated lender, as amended, restated or otherwise modified from time to time. The IQ Subordination Agreement in respect of the IQ Subordinated Debt will provide, inter alia, for (i) no payment of principal as long as any Secured Obligations are outstanding, (ii) payment of cash interest permitted only prior to the occurrence of a Cas de défaut senior majeur, as defined in the IQ Subordination Agreement, or standstill period, (iii) no assignment of the IQ Subordinated Debt, unless the assignee is bound by the terms of the IQ Subordination Agreement, (iv)

standstill period of [REDACTED: TIME PERIOD], and (v) no material changes to the terms and conditions of the IQ Subordinated Debt without Majority Lenders’ prior written consent.

“JPMorgan Credit Card Obligations” means all obligations of the members of the Borrower Group (or any one thereof) under credit cards issued by JPMorgan Chase Bank for employees of the members of the Borrower Group (or any one thereof) in connection with the Theratechnologies Business;

“L/C Borrowing” means a Borrowing by way of issuance of Letters of Credit.

“L/C Fee” means a fee payable by the Borrower with respect to the issuance of a Letter of Credit and calculated on the face amount of such Letter of Credit at the applicable L/C Rate on the basis of the number of days in the term of the Letter of Credit and a year of 365 or 366 days. L/C Fees are payable (i) in US Dollars with respect to a Letter of Credit issued in US Dollars or in any other currency (except for Cdn Dollars) using the Equivalent Amount in US Dollars, and (ii) in Cdn Dollars with respect to a Letter of Credit issued in Cdn Dollars.

“L/C Lender” means The Toronto-Dominion Bank, as the issuer of Letters of Credit hereunder and any successor thereto in such capacity.

“L/C Rate” means, from time to time in respect of a L/C Borrowing under the Revolving Facility, the Applicable Rate.

“Lease” means, with respect to any person, any lease or other arrangement relating to real or personal property which should, in accordance with IFRS, be required to be classified and accounted for as a lease.

“Lenders” means all banks and financial institutions signatory hereto or who from time to time become party to this Agreement as a Lender hereunder and have a Commitment in respect of the Credit Facilities as set out in Schedule 1 attached hereto, as such Schedule may hereafter be amended from time to time, and each of their respective successors and assigns, and “Lender” means any one of them.

“Lending Branch” means the branch or office designated from time to time in writing to the Agent by each Lender as the branch or office from which such Lender funds the Borrowings and to which the Agent is to forward payments received from the Borrower hereunder.

“Letter of Credit” or “L/C” means a documentary or standby letter of credit or letter of guarantee denominated in an Available Currency or any other freely convertible currency acceptable to the L/C Lender in form and substance acceptable to the L/C Lender and issued by the L/C Lender pursuant to this Agreement at the request of the Borrower.

“Lien” means, with respect to any asset, (i) any hypothec, prior claim, security interest, mortgage, deed of trust, lien, pledge or other encumbrance affecting such asset, and (ii) the interest of a vendor or a lessor under any installment or conditional sale agreement, or under any Lease.

“Liquidity” means, at any time, the sum of (i) Unrestricted cash and Cash Equivalents on deposit with a Lender or an Affiliate of a Lender (provided that a control agreement in form and substance satisfactory to the Agent is entered into between the applicable Affiliate of a Lender and the Agent), and (ii) the aggregate unused amount of the Total Commitment under the Revolving Facility. For greater certainty the NBC Bonds will not be considered as Liquidity for the purpose of this definition.

“Loan Documents” means this Agreement, the Security Documents, the IQ Subordination Agreement, the Guarantee Agreements and all other agreements, fee letters, documents and instruments now or hereafter executed and/or delivered pursuant to or in connection with any of the foregoing and any and all amendments, supplements or restatements thereof.

“Long-Term Incentive Compensation Programs Payment” means, any payment made by the Borrower resulting from the redemption of long-term incentive compensation programs granted from time to time to directors, officers, employees and certain consultants of the Borrower;

“Majority Lenders” means:

(a)	When there are less than three Lenders, all of the Lenders; and

(b)

When there are three or more Lenders, those Lenders holding, in the aggregate, a minimum of 66 2/3% of the Total Commitment or, if the Total Commitment has been terminated or reduced to zero, whose outstanding Borrowings aggregate more than 66 2/3% of all of the outstanding Borrowings;

Provided however that the Commitment of any Defaulting Lender shall be excluded from all calculations for purposes of making determination of the Majority Lenders.

“Material Adverse Change” means any change, condition, event or occurrence which, when considered individually or together with other changes, conditions, events or occurrences, could reasonably be expected to have a Material Adverse Effect.

“Material Adverse Effect” means any matter, event or circumstances that, individually or in the aggregate, had or would reasonably be expected to have a material adverse effect on (i) the business, operations, properties, assets, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and Guarantors taken as a whole; (ii) the validity or enforceability of this Agreement or any other Loan Documents, (iii) the rights and remedies of the Agent or any Lender under the Loan Documents (as defined herein); or (iv) the ability of the Borrower and Guarantors to perform and discharge their obligations under the Loan Documents.

“Material Contract” has the meaning given in Section 10.1(l).

“Material Default” means an Event of Default listed in Section 13.1(a), Section 13.1(b), Section 13.1(c), Section 13.1(g), Section 13.1(h), Section 13.1(p) or Section 13.1(q).

“Material Permits and Licenses” has the meaning given in Section 10.1(m).

“Milestone Payments” means milestone payments payable in cash in connection with any Permitted Acquisition or other Acquisition (including any Drug Acquisition) of any rights in respect of any drug or other pharmaceutical product (and any related property or assets) to sellers (or licensors) of the assets or Capital Stock acquired (or licensed) therein. Milestone Payments will include (i) the Milestone Payments to be made by the Borrower to Ionis Pharmaceuticals Inc. as a result of the Donidalorsen Acquisition and the Olezarsen Acquisition, and (ii) any other Milestone Payments payable by the Borrower to Taimed or other Persons from time to time, as agreed to by the Majority Lenders in advance in writing.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by any member of the Borrower Group or any ERISA Affiliate and which is covered by Title IV of ERISA.

“NBC Bonds” means the municipal bond portfolio held by the Borrower in the NBC Securities Account.

“NBC Securities Account” means the securities account opened with National Bank Financial and bearing account number [REDACTED: ACCOUNT NUMBER].

“NBC Letter of Credit” means the annually reducing letter of credit number [REDACTED: NUMBER] with a face amount of [REDACTED: AMOUNT] issued by National Bank of Canada on [REDACTED: DATE] at the request of the Borrower in favour of the Borrower’s landlord, Centurian Peel/Metcalfe Properties Inc. and maturing on [REDACTED: DATE].

“Net Total Debt” means Total Debt less Unrestricted cash held by any Credit Party with any Lender or an Affiliate of a Lender (provided that a control agreement in form and substance satisfactory to the Agent is entered into between the applicable Affiliate of a Lender and the Agent), up to an aggregate maximum amount equal to the lesser of (i) the outstanding Borrowings under the Revolving Facility, and (ii) [REDACTED: AMOUNT].

“Notice” has the meaning given in Section 7.3.

“NYFRB” means the Federal Reserve Bank of New York.

“Olezarsen Acquisition” means the in-licensing by the Borrower from Ionis Pharmaceuticals, Inc. of all rights to commercialize Olezarsen in Canada in consideration of, among other things, an upfront payment, which combined with the upfront amount payable in connection with the Donidalarsen Acquisition, does not exceed US$10,000,000 and with terms and conditions substantially as set out in the draft form of licence agreement delivered to the Agent prior to the date hereof.

“Oncology License” means the amended and restated exclusive licence agreement made on February 25, 2019 by and among Transfert Plus L.P. and Katana Biopharma Inc., as amended from time to time, providing the Borrower with the exclusive rights to develop, make, have made and commercialize any product targeting the sortilin receptor for the treatment of cancer;

“Oncology License Transfer” means the potential sale, transfer, conveyance, lease, sub-license or other disposal by the Borrower of the Oncology License and the assets related therewith, including data and related equipment, to a newly incorporated Subsidiary of the Borrower or a third party.

“Oncology Subsidiary” means the Subsidiary of the Borrower created for the purposes of the Oncology License Transfer, being the Person to which the Oncology License would be transferred under the Oncology License Transfer;

“Operating Leases” means Leases which, but for the application of IFRS 16, would not have been required to be classified and accounted for as “on balance sheet” debt of a Person;

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Overdraft” means a Prime Rate Advance or a US Base Rate Advance, as the case may be, made by way of overdraft to the Borrower’s Account.

“Payment Recipient” has the meaning assigned to such term in Section 16.7.

“Participant” has the meaning assigned to such term in Section 14.4.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means any plan, program, arrangement or understanding providing pension benefits that is subject to applicable pension benefits or Applicable Laws, which is sponsored, administered, maintained or contributed to by (or to which there is or may be an obligation to contribute of), or in respect of which there is any liability, actual or contingent, of, any member of the Borrower Group in respect of any individual’s employment in any jurisdiction (excluding the United States of America), which includes for clarity any Canadian Pension Plan, but specifically excludes a Plan and any Statutory Plan.

“Perfection Certificate” has the meaning assigned to such term in Section 10.1(o).

“Permitted Acquisition” has the meaning assigned to such term in Section 11.3(k).

“Permitted Debt” means, in relation to the members of the Borrower Group:

(a)	the Credit Facilities;

(b)	Debt secured by Permitted Liens;

(c)	unsecured Debt between Credit Parties;

(d)	unsecured Debt between the members of the Borrower Group that are not Credit Parties;

(e)	Debt arising from Hedge Contracts entered into with a Hedge Contract Counterparty;

(f)	the unsecured Debt arising from the Share Hedge;

(g)	Debt arising from Bank Products and Services

(h)	IQ Subordinated Debt, subject to the provisions of the IQ Subordination Agreement;

(i)	Purchase Money Obligations up to a maximum amount of US$2,000,000;

(j)	obligations under Operating Leases;

(k)	Debt under the JPMorgan Credit Card Obligations up to a maximum amount of US$500,000;

(l)	other unsecured Debt up to a maximum amount of US$500,000;

(m)	the NBC Letter of Credit, it being understood that by no later than the [REDACTED: TIME PERIOD] prior to the expiry date thereof, it is to be replaced with a Letter of Credit hereunder; and

(n)	any other Debt expressly authorized in writing from time to time by the Majority Lenders.

“Permitted Liens” means, with respect to any Person, as at any time, any one or more of the following:

(a)	the reservations, limitations, provisos and conditions, if any, expressed in the original grant of an immovable (“real property”) from the Crown or letters patent from the Crown;

(b)

restrictions, easements, servitudes, rights of way or other similar rights in land, including, in each case, for sewers, drains, gas and water mains, electric light and power or telephone and telegraph conduits, poles and cables, pipelines or zoning restrictions affecting the use of such person’s immovable (“real properties”), in each case, which do not materially or adversely impair the use for which any one of such immovable (“real properties”) is intended nor impair the Liens under the Security Documents;

(c)

any Lien for taxes, assessments or other governmental charges or levies which are not yet due or, if due, the validity of which is being contested diligently and in good faith by or on behalf of the Person allegedly liable therefor, and for which such Person has set aside appropriate reserves on its books, as and if required by IFRS and provided such Lien is not reasonably expected to have a Material Adverse Effect;

(d)

any Lien of any judgment rendered or claim filed against such Person, which such Person or others on its behalf will be contesting diligently and in good faith by or on behalf of such person, and for which such Person has set aside appropriate reserves on its books, as and if required by IFRS and provided such Lien is not reasonably expected to have a Material Adverse Effect;

(e)

any Lien of any craftsman, workman, builder, contractor, supplier of materials, architect, engineer or subcontractor of any one thereof or any other similar Lien related to the construction or the maintenance of such Person’s real or immovable properties or any undetermined or inchoate Lien, provided that any such Lien is not registered or published or that such Person has not received a notice in respect of same in accordance with the provisions of any Applicable Laws, or provided that such Lien secures an obligation whose terms has not yet expired or that such Person is not in default to perform same or, if notice has been given or if such Lien is registered or published, which such Person or others on its behalf will be contesting diligently and in good faith by or on behalf of such Person and for which such Person has set aside appropriate reserves on its books, as and if required by IFRS and provided such Lien is not reasonably expected to have a Material Adverse Effect;

(f)

any Lien (other than any Lien in respect of a pension plan) consisting of the pledges or deposits made pursuant to laws relating to workmen’s compensation or similar laws, or deposits made in good faith in connection with offers, tenders, leases or contracts (excluding, however, the borrowing of money or the repayment of money borrowed), deposits of cash or securities in order to secure appeal bonds or bonds required in respect of judicial proceedings;

(g)

minor title defects, homologated lines, zoning and building by-laws, ordinances, regulations and other governmental restrictions on the use of immovable (“real property”), which Liens do not in the aggregate materially impair the value of said properties their use in the operation of the Theratechnologies Business;

(h)	any Lien in favour of the Agent and the Lenders pursuant to the Security Documents securing the Credit Obligations;

(i)	Liens taken or received in movable (“personal”) property financed by Purchase Money Obligations, provided that the Purchase Money Obligations are permitted under this Agreement;

(j)	Liens arising from the filing of precautionary financing statements or other registrations pursuant to Applicable Laws with respect to any Operating Lease;

(k)	Liens securing the IQ Subordinated Debt, provided such Liens remain at all times subject to the IQ Subordination Agreement;

(l)

any Lien granted to JPMorgan Chase Bank in the form of cash collateral up to an amount of [REDACTED: AMOUNT] to secure the payment of Debt under the JPMorgan Credit Card Obligations permitted hereunder;

(m)	cash collateral not exceeding [REDACTED: AMOUNT] held by National Bank of Canada in connection with the NBC Letter of Credit; and

(n)	any other Liens expressly authorized in writing from time to time by the Majority Lenders,

provided that the use of the term “Permitted Liens” to describe the foregoing Liens will mean that such Liens are permitted to exist; and for greater certainty such Liens will not be entitled to priority over the Security by virtue of being described in this Agreement as “Permitted Liens”.

“Person” or “person” means any individual, natural person, corporation, company, partnership, joint venture, unincorporated organization, association, government or department or agency thereof, business trust or any other entity.

“Plan” means an employee benefit or other plan established or maintained by Borrower or any of their Subsidiaries or any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“Potential Prior-ranking Claims” means all amounts owing or required to be paid, where the failure to pay any such amount could give rise to a claim pursuant to any Applicable Laws, which ranks or is capable of ranking in priority to the Lenders’ security or otherwise in priority to any claim by the Lenders for repayment of any amounts owing under this Agreement.

“Prime Rate” means, in relation to Prime Rate Advances, the rate of interest per annum in effect on any one day that is equal to the greater of (i) Adjusted Term CORRA for an interest period of one (1) month in effect on such day plus 1.00% per annum; in each case, adjusted automatically with each quoted or established change in such rate, all without the necessity of any notice to the Borrower or any other Person, and (ii) the annual rate of interest publicly announced by the Agent on such a day as being its reference rate then in effect for determining interest rates on commercial loans in Cdn Dollars made by it to customers in Canada, as automatically adjusted from time to time without notice to the Borrower; provided that to the extent such highest rate as calculated above shall, at any time, be less than the Floor, such rate shall be deemed to be Floor for all purposes herein.

“Prime Rate Advance” or “Prime Rate Advances” means, at any given time, any Borrowing or Borrowings (including Overdraft), or any portion thereof, in Cdn Dollars bearing interest at the Prime Rate plus the Applicable Margin.

“Proceeds” means identifiable or traceable movable property in any form derived directly or indirectly from any dealing with any of the Collateral or the proceeds therefrom, including without limitation, any payments representing indemnity or compensation for loss of or damage to any of the Collateral or the proceeds therefrom (such as payments under insurance policies or in connection with expropriation proceedings and/or enforcement or realization proceedings taken pursuant to the provisions of the Security).

“Proceeds of Crime Act” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the regulations promulgated thereunder.

“Pro Rata Share” means at any time, in relation to any Lender, the proportion that the Commitment of such Lender under the Credit Facilities bears to the Total Commitment at such time, as it may be adjusted from time to time, as a result of increases, reductions or cancellations pursuant to the terms of this Agreement, or further to an assignment pursuant to Section 14.2;

“Purchase Money Obligations” means, with respect to any person, any indebtedness incurred in respect of the cost of acquisition by way of conditional sales contract or leasing by way of a Capital Lease (of any property), which indebtedness existed at the time of acquisition, or was created, issued, incurred, or assumed contemporaneously with the acquisition or leasing by way of a Capital Lease.

“Register” has the meaning given in Section 14.3.

“Related Parties” means, with respect to any Person, such person’s Affiliates.

“Relevant Governmental Body” (i) with respect to a Benchmark Replacement in respect of a Borrowing denominated in US Dollars, means the FRB or the NYFRB, or a committee officially endorsed or convened by the FRB, or any successor thereto, and (ii) with respect to a Benchmark Replacement in respect of a Borrowing denominated in Canadian Dollars, means the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada, or any successor thereto.

“Repayment Notice” means a notice advising the Agent of a repayment or prepayment of a Borrowing, substantially in the form of Exhibit “G” attached hereto.

“Revolving Facility” has the meaning given in Section 2.1.

“Rollover” means a rollover of a Term SOFR Advance into another Term SOFR Advance, or a rollover of a Daily Simple SOFR Advance into another Daily Simple SOFR Advance or a rollover of a Term CORRA Advance into another Term CORRA Advance, or a rollover of a Daily Compounded CORRA Advance into another Daily Compounded CORRA Advance, or an extension of a L/C Borrowing.

“Rollover Date” means the date specified in a Rollover Notice on which a Rollover is to be made or, as the case may be, deemed as the date of commencement of a new CORRA Interest Period for a Term CORRA

Advance or a Daily Compounded CORRA Advance, or a new SOFR Interest Period for a Term SOFR Advance or a Daily Simple SOFR Advance.

“Rollover Notice” means a notice from the Borrower requesting a Rollover substantially in the form annexed as Exhibit C.

“Sanctioned Country” means, at any time, a country or territory which is, or whose government is, the subject or target of any Sanctions broadly restricting or prohibiting dealings with such country, territory or government (currently, without limitation, Iran, Crimea region, Burma, North Korea, Sudan, and Syria).

“Sanctions” means economic or financial sanctions or trade embargoes or restrictive measures enacted, imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce; (b) the United Nations Security Council; (c) the European Union or any of its member states; (d) His Majesty’s Treasury; (e) the Canadian government; or (f) any other relevant Governmental Authority.

“Secured Parties” means the Agent and the Lenders in respect of the Credit Obligations, any Hedge Contract Counterparty under Hedge Contracts and any Lender (or any Affiliate thereof) in connection with any Bank Products and Services.

“Security” means the Liens referred to in ARTICLE 9 and all other charges and security granted or established from time to time in favour of the Agent, for the benefit of the Secured Parties, as such Liens may be amended, replaced or substituted from time to time.

“Security Documents” means the Guarantee Agreements, the documents granting the Security and any other agreement or instrument by which Security is granted from time to time and any and all amendments, supplements or restatements thereof.

“Senior Debt to EBITDA Ratio” means, in respect of any period, for the Borrower on a consolidated basis (excluding the Oncology Subsidiary), the ratio of (i) Net Total Debt minus Subordinated Debt (including the IQ Subordinated Debt), to (ii) EBITDA.

“Share Hedge” means the prepaid cash-settled share swap transaction entered into by the Borrower and National Bank of Canada and the related confirmation dated November 5, 2024, in connection with the Borrower’s obligations in respect of restricted share units (RSUs) and deferred share units (DSUs), as amended, supplemented or renewed from time to time.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Interest Period” means, (i) in relation to a Term SOFR Advance, the period commencing on the date a Term SOFR Advance is advanced, continued, or created by conversion and ending on the numerically corresponding day in the calendar month that is one month, three months or six months thereafter, as specified in the applicable Borrowing Request, and (ii) in relation to a Daily Simple SOFR Advance, the period commencing on the date a Daily Simple SOFR Advance is advanced, continued, or created by conversion and ending on the numerically corresponding day in the calendar month that is one month, three months or six months thereafter, as specified in the applicable Borrowing Request provided that:

(a)   No SOFR Interest Period shall extend beyond the Final Maturity Date;

(b)   In the case of immediately successive SOFR Interest Periods, each successive SOFR Interest Period shall commence on the date on which the immediately preceding SOFR Interest Period expires;

(c)   Whenever the last day of any SOFR Interest Period would otherwise be a day that is not a Business Day, the last day of such SOFR Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of a SOFR Interest Period for a Term SOFR Advance or a Daily Simple SOFR Advance, as applicable, to occur in the following calendar month, the last day of such SOFR Interest Period shall be the immediately preceding Business Day;

(d)   For purposes of determining a SOFR Interest Period for a Term SOFR Advance or a Daily Simple SOFR Advance, as applicable, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, that if there is no numerically corresponding day in the month in which such a SOFR Interest Period is to end or if such a SOFR Interest Period begins on the last Business Day of a calendar month, then such SOFR Interest Period shall end on the last Business Day of the calendar month in which such SOFR Interest Period is to end; and

(e)   No tenor that has been removed from this definition pursuant to Section 12.5(e) below shall be available for specification in such Borrowing Request.

“Solvent” means, when used with respect to any Person, that:

(a)

the aggregate of such Person’s property is, at a fair valuation, sufficient, or, if disposed of at a fairly conducted sale under legal process, would be sufficient, to enable payment of all such Person’s obligations and liabilities, due and accruing due,

(b)	such Person is able to meet its obligations generally as they become due,

(c)	such Person has not ceased paying its current obligations in the ordinary course of business generally as they become due,

(d)	such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and

(e)	such Person is otherwise solvent under Applicable Laws.

“Standby Fee” has the meaning set forth in Section 3.1(j).

“Statutory Plan” means a statutory program that is administrated by a Governmental Authority and to which a member of the Borrower Group or its Affiliate is required to make contributions pursuant to applicable social security, workers’ compensation, workplace safety insurance or employment insurance legislation.

“Subsidiary” means, as to any Person, another Person in which such Person and/or one or more of its subsidiaries owns, directly or indirectly, sufficient voting Capital Stock to enable it or them (as a group) to ordinarily elect a majority of the directors (or Persons performing similar functions) of such entity, and any general partnership or limited partnership if at least 50.1% interest in the profits or capital thereof (and in the case of a limited partnership, at least 50.1% in the shares of the capital of the managing general partner) is owned by such Person and/or one or more of its subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its subsidiaries).

“Subordinated Debt” means Debt owing by any member of the Borrower Group in respect of which the holder thereof has entered into a subordination and postponement agreement in favour of the Agent and the Lenders, in form and substance satisfactory to them, and registered in all places where necessary or desirable to protect the priority of the Security, which will provide (among other things) that (i) the holder of such indebtedness has agreed to postpone payment of all payments thereon (in principal, interest and fees) to payment and satisfaction in full of the Credit Obligations, (ii) the holder of such indebtedness has subordinated any security taken in respect of such member of the Borrower Group to the Security, (iii) the maturity date occurs at least 180 days after the Maturity Date, and (iv) the holder of such indebtedness may not take any enforcement action in respect of such indebtedness and any such security.

“Swingline” has the meaning set out in Section 2.11(a).

“Swingline Lender” means, TD, in its capacity as Lender under the Swingline, or such other Lender as may be agreed on between such other Lender, the Agent and the Borrower.

“Swingline Limit” has the meaning set out in Section 2.11(a).

“Swingline Reduction Amount” has the meaning set out in Section 2.11(b).

“Tax Act” means the Income Tax Act (Canada) or a similar income tax act of a Canadian province or territory, as applicable.

“Taxes” means all present or future taxes, levies, imposts, deductions, withholdings and charges, including, without limitation, all income, capital or business taxes, imposed, assessed, levied or collected by or on behalf of any Governmental Authority, including any interest or employment withholdings, additions to tax or penalties applicable thereto.

“TD” means The Toronto-Dominion Bank and includes its successors and permitted assigns.

“Term CORRA” means, for any calculation with respect to a Term CORRA Advance, the Term CORRA Reference Rate for a tenor comparable to the applicable CORRA Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is 2 Business Days prior to the first day of such CORRA Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than 3 Business Days prior to such Periodic Term CORRA Determination Day.

“Term CORRA Administrator” means Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.

“Term CORRA Advance” means a Borrowing that bears interest at a rate based on Adjusted Term CORRA plus the Applicable Margin.

“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.

“Term Facility” means the non-revolving term credit facility as more fully described in Section 2.2.

“Term SOFR” means, for the applicable SOFR Interest Period, the Term SOFR Reference Rate on the day (such day, the “Term SOFR Determination Day”) that is two (2) US Government Securities Business Days prior to the first day of such applicable SOFR Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the SOFR Interest Period has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such SOFR Interest Period as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such SOFR Interest Period was published by the Term SOFR Administrator so long as such first preceding US Government Securities Business Day is not more than three (3) US Government Securities Business Days prior to such Term SOFR Determination Day.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).

“Term SOFR Advance” means a Borrowing under any Credit Facility bearing interest based on Adjusted Term SOFR, plus the Applicable Margin.

“Term SOFR Determination Day” has the meaning ascribed to it in the definition of “Term SOFR”.

“Term SOFR Reference Rate” means the per annum forward-looking term rate based on SOFR.

“Theratechnologies Business” has the meaning given in Section 10.1(h).

“Total Acquisition Consideration” means, with respect to any Permitted Acquisition, the total of (i) any cash and fair market value of other property given as consideration (including any balance of sale), plus (ii) the amount (determined by using the outstanding amount or the amount payable at maturity, whichever is greater) of any obligations for borrowed money incurred, assumed or acquired by the Borrower or its Subsidiaries in connection with such Permitted Acquisitions; provided that Total Acquisition Consideration will exclude royalty payments, earnouts or other Milestone Payments.

“Total Commitment” means the aggregate of the Commitments of the Lenders under the Credit Facilities. On the Closing Date, the Total Commitment is US$40,000,000.

“Total Debt to EBITDA Ratio” means, in respect of any period, for the Borrower on a consolidated basis (excluding the Oncology Subsidiary), the ratio of (i) Net Total Debt, to (ii) EBITDA.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unrestricted” means, as of any date of determination, when referring to cash or Cash Equivalents, the aggregate amount of cash on hand or Cash Equivalents as at such date which is subject to a first-ranking

Security in favour of the Secured Parties and excluding cash or Cash Equivalents held by any Credit Party, to the extent that the payment or distribution by such Credit Party of such cash or Cash Equivalents is not permitted by the terms of such Person’s constating documents or any agreement, instrument or Applicable Law.

“U.S.” means the United States of America.

“US Anti-Terrorism Law” means U.S. economic sanctions targeting Persons in connection with the commission of acts of terrorism that threaten the security of U.S. nationals or the national security, foreign policy, or economy of the United States administered by the U.S. Treasury Department’s Office of Foreign Assets Control, including Executive Order No. 13224.

“US Base Rate” means, in relation to US Base Rate Advances made available to the Borrower, the rate of interest per annum in effect on any one day that is the greater of (a) the annual rate of interest publicly announced by the Agent on such a day as its “US Base Rate”, being its reference rate then in effect for determining interest rates on commercial loans in US Dollars made by it to customers in Canada, (b) the annual rate of interest equal to the sum of the Federal Funds Effective Rate then in effect plus 1% per annum, and (c) Adjusted Term SOFR for a one-month tenor in effect for such day plus 1% per annum; in each case as automatically adjusted from time to time without notice to the Borrower, provided that in no event shall the “US Base Rate” be less than the Floor.

“US Base Rate Advance” or “US Base Rate Advances” means at any given time, any Borrowing or Borrowings (including Overdraft), or any portion thereof, in US Dollars bearing interest at the US Base Rate plus the Applicable Margin with respect to Borrowings made available to any Borrower.

“US Dollars” the and the symbols “US$” or “$”, each means lawful currency of the United States of America.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“US Guarantor” means any Guarantor organized under the laws of the United States of America, any state thereof or the District of Columbia.

“US Money Laundering Law” means the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 and the Money Laundering Control Act of 1986.

“US Revenue Code” means the Internal Revenue Code of 1986 of the United States, as amended from time to time.

“Wholly-Owned Subsidiaries” of a Person means any Subsidiary of such Person of which securities or other ownership interests representing 100% of the equity or 100% of the ordinary voting power or 100% of the general partnership or membership interests are, at the time any determination is being made, owned, controlled or held by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

Section 1.1	Interpretation

(a)

The terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer, unless otherwise specified, to this Credit Agreement taken as a whole and not to any particular Article, Section, or subdivision, as the same may be amended, supplemented or restated from time to time.

(b)

The division of this Agreement into Articles, Sections, and other subdivisions, the insertion of headings and the provision of a table of contents are for convenience of reference only and shall not affect the construction or interpretation hereof.

(c)	All references to Articles, Sections, Schedules and Exhibits refer, unless otherwise specified, to articles and sections of and schedules to this Agreement.

(d)

Words and terms denoting inclusiveness (such as “include” or “includes” or “including”), whether or not so stated, are not limited by and do not imply limitation of their context or the words or phrases which precede or succeed them.

(e)

Each reference in this Agreement to any agreement (including this Agreement and any other defined term that is an agreement) shall be construed so as to include such agreement (including any attached schedules) and each amendment, supplement, amendment and restatement, novation and other modification made to it at or before the time in question.

(f)

Each reference in this Agreement to any code, statute, regulation, official interpretation, directive or other legislative enactment of any Canadian or foreign jurisdiction (including any political subdivision thereof) shall be construed so as to include such code, statute, regulation, official interpretation, directive or enactment and each amendment, re-enactment, reissuance or replacement thereof made at or before the time in question.

(g)

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

Section 1.2	Accounting Terms and Principles

(a)

Each accounting term used in this Agreement, unless otherwise defined herein, has the meaning assigned to it under IFRS and, except as otherwise provided herein, reference to any balance sheet item, statement of income item or statement of cash flows item means such item as computed from the applicable financial statement prepared in accordance with IFRS. All calculations of the components of financial information for the purposes of determining compliance with the financial ratios and financial covenants contained herein will be made on a basis consistent with IFRS standards in effect from time to time and used in preparation of the Consolidated Financial Statements of the Borrower.

(b)

In the event of a change in IFRS having a material effect on the application of certain provisions of this Agreement, the Borrower and the Agent, further to a request from either party, will use reasonable efforts to negotiate amendments to these provisions in order to facilitate their application provided that such amendments must preserve the original intent of the affected provisions. Any amendment so negotiated by the Agent must be approved by the Majority Lenders. Until any such amendments shall have been agreed upon, the terms, conditions and undertakings of this Agreement shall be interpreted and applied as if such change in IFRS did not apply to the members of the Borrower Group and the accounting principles applicable to the members of the Borrower Group immediately prior to the coming into force of such change in IFRS shall continue to apply to the members of the Borrower Group for the purposes of determining if members of the Borrower Group comply with the financial covenants of this Agreement and the members of the Borrower Group shall continue to provide financial statements prepared in accordance with such accounting principles.

Section 1.3	References to Time

Except where otherwise indicated in this Agreement, any reference to a time shall mean local time in Montreal, Quebec.

Section 1.4	Payment for Value

All payments required to be made hereunder will be made for value on the required day in same day immediately available funds.

Section 1.5	No Liability

The Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Benchmark, the Adjusted Term SOFR, Term SOFR, Term CORRA, Adjusted Term CORRA, Daily Compounded CORRA, Adjusted Daily Compounded CORRA, Daily Simple SOFR, Adjusted Daily Simple SOFR, any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Adjusted Term CORRA, the Adjusted Term SOFR, Term SOFR, Term CORRA, Adjusted Term CORRA, Daily Compounded CORRA, Adjusted Daily Compounded CORRA, Daily Simple SOFR, Adjusted Daily Simple SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Adjusted Term SOFR, Term SOFR, Term CORRA, Adjusted Term CORRA, Daily Compounded CORRA, Adjusted Daily Compounded CORRA, Daily Simple SOFR, Adjusted Daily Simple SOFR any alternative, successor or replacement rates (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain the Adjusted Term SOFR, Term SOFR, Term CORRA, Adjusted Term CORRA, Daily Compounded CORRA, Adjusted Daily Compounded CORRA, Daily Simple SOFR, Adjusted Daily Simple SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE 2

THE CREDIT FACILITIES

Section 2.1	The Revolving Facility

Upon and subject to the terms and conditions of this Agreement, each Lender agrees to provide to the Borrower a committed revolving credit facility (the “Revolving Facility”) in the maximum aggregate principal amount not to exceed the Commitment of such Lender under the Revolving Facility set out opposite its name in Schedule 1 attached hereto. Each Borrowing under the Revolving Facility will be made available by the Lenders in an amount equal to their respective Pro Rata Share of the Revolving Facility. The parties hereto acknowledge and agree that, on the Closing Date, the aggregate amount of the Revolving Facility is US$15,000,000.

Each Borrowing under the Swingline will be made by the Swingline Lender, as set out in Section 2.11.

Section 2.2	Term Facility

Upon and subject to the terms and conditions of this Agreement, each Lender agrees to provide to the Borrower a committed non-revolving credit facility (the “Term Facility”) in the maximum aggregate principal amount not to exceed the Commitment of such Lender under the Term Facility set out opposite its name in Schedule 1 attached hereto. Each Borrowing under the Term Facility will be made available by the Lenders in an amount equal to their respective Pro Rata Share of the Term Facility. The parties hereto acknowledge and agree that, on the Closing Date, the aggregate amount of the Term Facility is US$25,000,000.

The Term Facility will be drawn down by means of a single Borrowing which may be requested by the Borrower on the Closing Date. If the Term Facility is not fully drawn on the Closing Date, the Commitment of the Lenders under the Term Facility will be automatically cancelled on a Pro Rata Share basis with respect to the undrawn portion of such Term Facility and the Borrower will not be entitled to borrow any amounts under such Term Facility after such date.

Section 2.3	Accordion Feature of the Credit Facilities

(a)	Accordion

The parties hereto acknowledge and agree that, on the Closing Date, the aggregate amount of the Credit Facilities is US$40,000,000. However, such amount may be increased, at the sole discretion of each existing Lender, by an aggregate amount not to exceed US$20,000,000 (the “Accordion”) as a result of either of, or a combination of, as the case may be, (i) one or several existing Lenders (each such Lender will be referred to herein as an “Existing Lender”) increasing their respective Commitment under the Revolving Facility and/or the Term Facility, and (ii) the accession hereto of one or several Persons as new Lender hereunder, provided that any such new Lender would qualify as an Eligible Assignee hereunder, as if such accession was the result of an assignment of a Commitment hereunder (each such new Lender will be referred to herein as an “Acceding Lender”). The increases contemplated in this Section 2.3 may be effected at once or on separate occasions, each such increase being for a minimum amount of US$5,000,000 (or an amount equal to the remaining Accordion if same is less than US$5,000,000).

(b)	Request for Increase in the Credit Facilities

The Borrower may request an increase in the Credit Facilities by delivering a written notice to the Agent that the Revolving Facility and/or the Term Facility be increased as provided in paragraph Section 2.3(a). The exercise of the Accordion (or any portion thereof) is subject to the prior consent of the Agent and the L/C Lender (not to be unreasonably withheld or delayed, provided that the withholding of consent due to internal fronting limits or swingline limits shall not be deemed to be unreasonable). Promptly upon receipt of such written notice, and provided that the Agent and the L/C Lender have consented to the exercise of the Accordion, the Agent will deliver to each Lender a copy thereof.

No later than [REDACTED: TIME PERIOD] after its receipt from the Agent of a copy thereof, each Lender will notify the Agent of its election to increase or not its Commitment under the Credit Facilities, provided that any Lender who fails to so notify the Agent within such delay will be deemed to have given notice of its election not to increase its Commitment. Upon receipt of all such notices (or deemed notices) from the Lenders, the Agent will notify the Lenders and the Borrower of the contents thereof.

Where less than all such Lenders have accepted to so increase their respective Commitments under the Revolving Facility and/or the Term Facility, as applicable, the Agent will invite any of the Lenders that have accepted to increase their respective Commitment to further increase their respective Commitment. If after such offers, any portion of the increase remains unaccepted, then the Borrower will have the right to invite one or more Persons to become Acceding Lenders for purposes of committing to a Commitment under the Revolving Facility and/or the Term Facility, as applicable.

For greater certainty, (i) no Lender is under any obligation to increase its Commitment under the Credit Facilities, and (ii) nothing in this Section 2.3 is intended to commit the Agent to arrange for a participation in an increase of the Credit Facilities.

(c)	Increase of the Commitment of an Existing Lender and Accession of a New Lender

In furtherance of the provisions of Section 2.3, where an Existing Lender has accepted to increase its Commitment under the Credit Facilities hereunder (an “Accepting Lender”) and/or any other Person has accepted to commit to a portion of the requested increase and become an Acceding Lender, the Borrower, the Agent, the Accepting Lenders and/or the Acceding Lenders, as applicable, will execute an amendment to this Agreement providing that (i) the Revolving Facility and/or the Term Facility, as applicable, will be increased by the amount of the requested increase; (ii) each Person who has accepted to participate in the increase will have a Commitment (or an additional Commitment in the case of an Accepting Lender) under the Revolving Facility and/or the Term Facility, as applicable, in an amount equal to its participation in the requested increase; and (iii) all additional Borrowings resulting from the requested increase will be governed by all provisions (including pricing and repayment provisions) of the applicable Credit Facility.

Any increase and any accession contemplated in Section 2.3 will only be effective on the date that the following conditions have been met:

(i)

concurrently with the execution of an amendment to this Agreement, the Borrower will have delivered a Compliance Certificate confirming that subsequent to the increase in the Credit Facilities, the Borrower would be in compliance with the financial covenants set out in Section 11.2 calculated on a pro forma basis as if such increase had occurred;

(ii)	the Agent, the Accepting Lenders and/or the Acceding Lenders, as applicable, will have received payment of applicable fees;

(iii)	the Agent will have received all such instruments, documents, certificates, agreements and opinions as it may have reasonably required; and

(iv)	no Default or Event of Default will have occurred and be continuing.

Upon the execution and delivery of an amendment to this Agreement as contemplated by this Section 2.3, an Acceding Lender will for all purposes be a Lender party to this Agreement and will have all the rights and obligations of a Lender under this Agreement and will be entitled to the benefits of, and be bound by the provisions hereof, to the same extent as if it were an original party hereto and no further consent or action by the Borrower, the Lenders or the Agent will be required. Notwithstanding any other provision of this Agreement, an amendment agreement giving effect to an increase pursuant to this Section 2.3 will not require the consent or signature of Lenders other than those participating in the increase.

Section 2.4	Obligations of the Lenders

The obligations of each Lender hereunder are joint (that is to say separate and several and not joint and several or solidary) to the extent of its respective Commitments.

Section 2.5	Use of Proceeds

Subject to the terms hereof, (i) the Revolving Facility will be used for general corporate purposes, including financing ongoing working capital requirements, permitted Capital Expenditures and Permitted Acquisitions, and (ii) the Term Facility will be used to refinance the outstanding Debt under the Existing Marathon Debt.

Section 2.6	Borrowing Options

Subject to the terms and conditions set forth in this Agreement, the Lenders agree to make the advances available to the Borrower under the Credit Facilities by way of the following form (each such form, a “Borrowing Option”):

(a)	Prime Rate Advances;

(b)	US Base Rate Advances;

(c)	Overdrafts under the Swingline;

(d)	Term CORRA Advances;

(e)	Daily Compounded CORRA Advances;

(f)	Term SOFR Advances;

(g)	Daily Simple SOFR Advances; and

(h)	L/C Borrowings up to an aggregate amount of [REDACTED: AMOUNT] (for the Revolving Facility only).

Section 2.7	Overdrafts, Borrowing, Conversions and Rollovers

(a)

The Credit Facilities shall be advanced to the applicable Borrower’s Account or as otherwise directed by the Borrower, which shall occur once the conditions set forth in Section 8.1 and in Section 8.2 have been satisfied.

(b)

Each Borrowing (other than an Overdraft under the Swingline) shall be made in an amount no less than [REDACTED: AMOUNT] for Prime Rate Advances and [REDACTED: AMOUNT] for US Base Rate Advances (and integral multiples of [REDACTED: AMOUNT] or [REDACTED: AMOUNT], as applicable), [REDACTED: AMOUNT] for Term CORRA Advances and Daily Compounded CORRA Advances (and integral multiples of [REDACTED: TIME PERIOD]) and [REDACTED: AMOUNT] for Term SOFR Advances (and integral multiples of [REDACTED: AMOUNT]).

(c)

Subject to ARTICLE 8, the Borrower may request a Borrowing (other than a Borrowing under the Swingline), a Conversion or a Rollover under a Credit Facility by delivering a properly completed Borrowing Request, Conversion Notice or Rollover Notice, as applicable, to the Agent at least: (i) three Business Days in connection with a Borrowing, Conversion or Rollover of Term SOFR Advances, Daily Simple SOFR Advances, Term CORRA Advances, Daily Compounded CORRA Advances and L/C Borrowings, and (ii) one Business Day in connection with a Borrowing or Conversion of Prime Rate Advances or US Base Rate Advances (other than Borrowings under the Swingline), in each case, prior to the relevant Drawdown Date, Conversion Date or Rollover Date, as the case may be; provided that such notice must be given, with respect to a Conversion from a Term SOFR Advance, a Daily Simple SOFR Advance, a Daily Compounded CORRA Advance or a Term CORRA Advance, at least one Business Day before the day which is two Business Days before the end of the SOFR Interest Period or CORRA Interest Period, as applicable. Notwithstanding the foregoing, the parties hereby acknowledge and agree that the Borrowing Requests to be delivered pursuant to Section 8.1(j) may be dated the day of the contemplated Borrowings.

(d)

The Borrowing Request shall be provided to the Agent in writing no later than 10:00 a.m. (Montreal time) on the relevant date. Each Conversion Notice and Rollover Notice shall be provided to the Agent by telephone not later than 10:00 a.m. (Montreal time) on the relevant date with a written confirmation to the Agent on the same day. Any notice received after 10:00 a.m. (Montreal time) shall be deemed to have been received on the following Business Day.

(e)

Each Borrowing Request, Conversion Notice, Repayment Notice and Rollover Notice given by the Borrower hereunder shall be irrevocable and shall oblige the Borrower to take the actions contemplated therein on the date specified therein.

(f)

The Lenders will make the relevant Borrowings available in proportion to their respective Pro Rata Share (except in respect of the Swingline) no later than 1:00 p.m. (Montreal time) on the Drawdown Date, Conversion Date or Rollover Date, as the case may be, to the Agent for further credit to the Borrower’s Account.

Section 2.8	Conversions, Rollovers and Maturities

(a)

Subject to Section 2.7, the Borrower may request Conversions or Rollovers up to the Final Maturity Date; provided, however, that (i) a Conversion may occur only on a day which is a Business Day in relation to the relevant Borrowing Option; (ii) a Conversion or Rollover of a Term SOFR Advance or Daily Simple SOFR Advance may occur only on the last day of the relevant SOFR Interest Period; (iii) a Conversion or Rollover of a Term CORRA Advance or a Daily Compounded CORRA Advance may occur only on the last day of the relevant CORRA Interest Period; (iv) Letters of Credit may not be converted, and (v) no SOFR Interest Period, CORRA Interest Period or Letter of Credit may extend beyond the Final Maturity Date.

(b)

The Borrower may effect a Conversion or Rollover of only a portion of a Term SOFR Advance, Term CORRA Advance or Daily Compounded CORRA Advance, provided that the remainder of such Borrowing is converted, rolled over or repaid in accordance with the terms of this Agreement.

(c)

Unless they are repaid, converted or renewed upon the maturity date of their respective SOFR Interest Period or CORRA Interest Period, as applicable, (i) Term SOFR Advances and Daily Simple SOFR Advances will then become US Base Rate Advances, and (ii) Term CORRA Advances and Daily Compounded CORRA Advances will then become Prime Rate Advances.

(d)

Any conversion to Borrowings in another Available Currency will be effected by the repayment of the Borrowings to be so converted and by the re-borrowing of an Equivalent Amount in the other Available Currency.

Section 2.9	Evidence of Obligations

(a)

Books, Accounts and Records. The Credit Obligations of the Borrower resulting from advances made by the Lenders under the Credit Facilities will be evidenced by records maintained by the Agent and each Lender concerning those advances it has made.

(b)

Prima Facie Evidence. The records and entries kept and made by the Agent shall constitute, in the absence of manifest error, prima facie evidence of the matters recorded therein and the existence and amounts of the obligations of the Borrower to the Agent and the Lenders hereunder; provided, however, that the failure of the Agent to record or to correctly record any such amount or date shall not affect the obligation of the Borrower to pay amounts actually payable hereunder in accordance with this Agreement. In the event of any recording or calculation error, provided that the amount which was believed to have been payable is paid when due, no Default shall result from the non-payment of any additional amount due until such amount remains unpaid ten Business Days following written notice from the Agent, including reasonable particulars, setting forth such error or failure and demanding payment of the applicable amount. In the event of an overpayment by the Borrower as a result of such recording or calculation error, the amount of such overpayment shall be promptly refunded to the Borrower.

Section 2.10	Defaulting Lender

If a Lender is a Defaulting Lender hereunder: (i) the other Lenders shall not be relieved of their obligations hereunder to make Borrowings available in accordance herewith or otherwise comply with the terms of this Agreement; (ii) the other Lenders shall not be liable for the failure of the Defaulting Lender; (iii) the Borrower shall not be relieved of any of their obligations to the other Lenders; (iv) the other Lenders shall have the option, but not the obligation, to purchase all but not less than all of the rights and obligations of the Defaulting Lender hereunder against payment of the amounts then owing to the Defaulting Lender hereunder. In such event the Lenders’ Commitments shall be adjusted accordingly and the Lenders shall execute such documents and take such other steps as may be required to accommodate such adjustment of the Commitments and replacement of the Defaulting Lender; and (v) if the other Lenders do not exercise the option in clause (iv) above, the Defaulting Lender shall use its reasonable efforts to assign its rights hereunder and to cause its obligations hereunder to be assumed by another prospective lender against payment of the amounts then owing to it hereunder, subject to the provisions of Section 14.1, and the Borrower shall assist the Defaulting Lender in such efforts. Without limiting any of the provisions contained herein applicable to a Defaulting Lender, the parties to this Agreement, including, for greater certainty, the Borrower, waive no rights or remedies against any Defaulting Lender which they may have under this Agreement or any of the other Loan Documents, Applicable Laws or otherwise.

Section 2.11	Overdraft Utilizations with Swingline Lender

(a)

Any cheque or payment instruction or debit authorization from the Borrower resulting in an Overdraft to the applicable Borrower’s Account opened for such purpose as a swingline facility with the Swingline Lender (the “Swingline”) will be deemed to be a request for a Prime Rate Advance or a US Base Rate Advance, as applicable, not to exceed US$2,000,000 (or the Equivalent Amount in Cdn$) in the aggregate at any time (the “Swingline Limit”). Such facility will be advanced and managed solely by the Swingline Lender and not adjusted among the Lenders in proportion to their Commitments or otherwise. The Swingline will be subject to the following terms and conditions (in addition to any other applicable terms and conditions contained in this Agreement):

(i)

The Swingline will be established and maintained by the Swingline Lender only, and the Swingline Lender will not have the right to assign or grant a participation in the Swingline in whole or in part to any other Person without the consent of the Borrower;

(ii)	The outstanding Borrowings under the Swingline will not at any time exceed the Swingline Limit;

(iii)	The Swingline will be only available by way of (x) Prime Rate Advances, or (y) US Base Rate Advances;

(iv)

The Swingline will form a part of the Revolving Facility and, except to the extent provided in this Section, will be subject to all terms and conditions of the Revolving Facility, specifically including the maximum amount of the Revolving Facility;

(v)

At any time and from time to time (before or after the occurrence of a Default or an Event of Default), the Swingline Lender may request that a redistribution among the Lenders of the amounts outstanding under the Swingline be effected, whereupon the Lenders and the Swingline Lender will proceed to such redistribution by purchasing from the Swingline Lender a portion of the outstanding Borrowings under the Swingline such that, immediately thereafter, the outstanding Borrowings of each of the Lenders will be on a Pro Rata Share basis of the Revolving Facility and the amounts outstanding under the Swingline will be nil, for a consideration equal to the principal amount of the Prime Rate Advances or US Base Rate Advances so purchased; and

(vi)

The Swingline Lender shall not be under any obligation to make any Borrowing available under the Swingline if any Lender is at such time a Defaulting Lender hereunder, unless the Swingline Lender has entered into arrangements satisfactory to the Swingline Lender with the Borrower or such Defaulting Lender to eliminate the Swingline Lender’s risk with respect to such Defaulting Lender, and all other Lenders have provided their written consent thereto.

(b)

The Borrower shall be deemed to have requested a Borrowing under the Revolving Facility in a specified amount (in this paragraph called the “Swingline Reduction Amount”) that will be applied to reduce the outstanding Borrowings under the Swingline accordingly (i) on the Final Maturity Date, (ii) upon the request of the Swingline Lender made to the Agent at its discretion, and (iii) each time it requests a Borrowing under the Revolving Facility (other than under the Swingline) and the Swingline Lender’s Pro Rata Share of such Borrowing would cause the Pro Rata Share of the Swingline Lender (in its capacity as Lender) of all outstanding Borrowings under the Revolving Facility (including under the Swingline) to exceed its Pro Rata Share of the Lenders’ Commitment under the Revolving Facility. The Lenders agree that upon request by the Agent each time the Borrower is so deemed to have requested a Borrowing, they will make advances under the Revolving Facility in an aggregate amount equal to the Swingline Reduction Amount, the proceeds of which will be applied to reduce the outstanding Borrowings under the Swingline.

(c)

For greater certainty, the Swingline may include accounts of the Borrower and of other Credit Parties in respect of which consolidation or netting arrangements have been made with the Swingline Lender, including any notional account reflecting any such consolidation or netting of accounts. The outstanding Borrowings owed to the Swingline Lender may be calculated after giving effect to said arrangements.

(d)

For greater certainty, this Section does not authorize the Agent to allow Borrowings owing to a Lender under the Revolving Facility to exceed the amount of the Commitment of such Lender under the Revolving Facility.

ARTICLE 3

INTEREST RATES AND FEES

Section 3.1	Interest Rates and Fees

(a)	Prime Rate Advances

Each Prime Rate Advance bears interest at a rate per annum equal to the Prime Rate in effect from time to time, plus the Applicable Margin. Such interest is payable monthly, in arrears, on each Interest Payment Date and, to the extent such Prime Rate Advance is then outstanding, on the Final Maturity Date (whether by acceleration or otherwise).

(b)	US Base Rate Advances

Each US Base Rate Advance bears interest at a rate per annum equal to the US Base Rate in effect from time to time, plus the Applicable Margin. Such interest is payable monthly, in arrears, on each Interest Payment Date and, to the extent such US Base Rate Advance is then outstanding, on the Final Maturity Date (whether by acceleration or otherwise).

(c)	Term SOFR Advances

Each Term SOFR Advance bears at a rate per annum equal to the Adjusted Term SOFR applicable to the relevant SOFR Interest Period in effect for such Term SOFR Advance plus the Applicable Margin. Such interest is payable by the Borrower in arrears on each Interest Payment Date and, to the extent such Term SOFR Advance is then outstanding, on the Final Maturity Date (whether by acceleration or otherwise).

(d)	Daily Simple SOFR Advances

Each Daily Simple SOFR Advance bears interest at the Adjusted Daily Simple SOFR in effect from time to time, plus the Applicable Margin. Such interest is payable by the Borrower in arrears on each Interest Payment Date and, to the extent such Daily Simple SOFR Advance is then outstanding, on the Final Maturity Date (whether by acceleration or otherwise).

(e)	Term CORRA Advances

Each Term CORRA Advance bears interest at a rate per annum equal to the Adjusted Term CORRA applicable to the relevant CORRA Interest Period in effect for such Term CORRA Advance plus the Applicable Margin. Such interest is payable by the Borrower in arrears on each Interest Payment Date and, to the extent such Term CORRA Advance is then outstanding, on the Final Maturity Date (whether by acceleration or otherwise).

(f)	Daily Compounded CORRA Advances

Each Daily Compounded CORRA Loan shall bear interest at a rate per annum equal to the Adjusted Daily Compounded CORRA in effect from time to time plus the Applicable Margin. Such interest is payable by the Borrower in arrears on each Interest Payment Date and, to the extent such Daily Compounded CORRA Advance is then outstanding, on the Final Maturity Date (whether by acceleration or otherwise).

(g)	Letter of Credit Fees

The Borrower will pay to the Agent (on behalf of each Lender), in respect of each Letter of Credit issued hereunder, quarterly in arrears until the expiry of such Letter of Credit, a fee payable in Cdn Dollars or US Dollars, as applicable, equal to the amount calculated by multiplying the face amount of such Letter of Credit by the applicable L/C Rate and then multiplying the result by a fraction, (i) the numerator of which is the number of days to elapse from and including the date of issuance of such Letter of Credit to and including the last day of the then current calendar quarter and thereafter, the number of days in each following calendar quarter until the expiry of such Letter of Credit, and (ii) the denominator of which is the number of days in the calendar year in question. Notwithstanding the foregoing, the Letter of Credit fee payable on the third Business Day of each Fiscal Quarter pursuant to this Section 4.5 will be in a minimum amount of [REDACTED: AMOUNT].

(h)	Fronting Fees in respect of Letters of Credit

The Borrower will pay to the L/C Lender, for its own account, fronting fees in connection with the Letters of Credit in an amount of [REDACTED: PERCENTAGE] on an annual basis calculated on the face amount of each Letter of Credit. Any such fee is non-refundable and must be paid to the L/C Lender on the date of issuance of the Letter of Credit. Such fee will be payable on each renewal of a Letter of Credit and will be payable on any increased amount of a Letter of Credit. Notwithstanding the foregoing, the fronting fees will only accrue and be payable upon a second Lender becoming party to this Agreement. The fronting fee for each documentary L/C will be determined based on the rate then offered by Agent to its customers for similar documentary letters of credit.

(i)	Administrative Charges with Respect to Letters of Credit

The Borrower must pay to the applicable L/C Lender administrative charges in connection with Letters of Credit at the rates and on the terms generally applicable to the other customers of such L/C Lender.

(j)	Standby Fee

The Borrower will pay to the Agent, for the benefit of each Lender, standby fees (the “Standby Fees”) calculated on the daily excess amount of the Commitment of such Lender (in the case of the Lender who is the Swingline Lender, for greater certainty, after taking into account the drawn portion of the Swingline) over the outstanding Borrowings owing to it under the Revolving Facility, multiplied by the Applicable Rate in effect from time to time, from and including the Closing Date until the Final Maturity Date, which will be calculated daily by the Agent, and payable quarterly in arrears on the third Business Day immediately following the end of each Fiscal Quarter, in respect of fees accrued from the first day to and including the last day of the immediately preceding Fiscal Quarter, based on the actual number of days elapsed and a year of 365 or 366 days, as the case may be. Any Standby Fee shall cease to accrue on any Defaulting Lender’s unadvanced portion of any Borrowing.

Section 3.2	Adjustments in Rates and Fees

(a)	Changes in Underlying Interest Rates.

The rate of interest payable on Prime Rate Advances, US Base Rate Advances, Term SOFR Advances, Daily Simple SOFR Advance, Daily Compounded CORRA Advances and Term CORRA Advances will change automatically with changes in the Prime Rate, US Base Rate, Term CORRA, Daily Compounded CORRA, Daily Simple SOFR and Term SOFR, as the case may be, without the necessity of any notice to the Borrower.

(b)	LC Fee Adjustments.

If there is any increase or decrease in Applicable Rates for L/Cs, any fees that have been paid by the Borrower in advance in respect of outstanding L/Cs will not be adjusted.

(c)	Calculation and Payment of Interest and Fees.

Unless otherwise indicated, interest rates and fees calculated at the Applicable Margins and Applicable Rates are annual rates and are calculated daily on the basis of a 365-day year or 366-day year, as the case maybe, except for Term SOFR and Daily Simple SOFR where rates are calculated on the basis of a 360-day year. Unless otherwise indicated, interest on any outstanding principal amount will be payable on each applicable Interest Payment Date. If the Interest Payment Date is not a Business Day, the interest payment due on such day will be made on the next Business Day, and interest will continue to accrue on the said principal amount and will also be paid on such next Business Day. Interest will accrue from and including the day upon which a Borrowing is made, and ending on but excluding the day on which such Borrowing is repaid.

Section 3.3	Other Fees

The Borrower will pay to the Agent, for its own account and for the benefit of the Lenders, other fees in accordance with the terms and conditions of the Fee Letter.

Section 3.4	Interest on Overdue Amounts

The Borrower shall pay interest on all overdue amounts hereunder (including any overdue interest payments) from the date each such amount is due until the date such amount is paid in full. Such interest shall be computed daily for each day after such amount is due and shall bear interest: (A) in the case of overdue amounts which are outstanding Borrowings or interest thereon, at the rate applicable from time to time to the outstanding Borrowings plus 2% per annum, it being understood that (i) in the case of any overdue Term SOFR Advance or Daily Simple SOFR Advance, at the end of the SOFR Interest Period of such overdue Borrowing, the rate applicable to such overdue Borrowing shall be the Adjusted Term SOFR or the Adjusted Daily Simple SOFR, as applicable, for a SOFR Interest Period of one month, plus the Applicable Margin plus 2% per annum, (ii) in the case of any overdue Term CORRA Advance or Daily Compounded CORRA Advance, at the end of the CORRA Interest Period of such overdue Borrowing, the rate applicable to such overdue Borrowing shall be the Adjusted Term CORRA or the Adjusted Daily Compounded CORRA, as applicable, for a CORRA Interest Period of one month, plus the Applicable Margin plus 2% per annum, (B) in the case of a drawing on a Letter of Credit, at the rate applicable from time to time to a Prime Rate Advance or a US Base Rate Advance, as the case may be, plus 2% per annum, and (C) in the case of all other overdue amounts, the rate applicable from time to time to a Prime Rate Advance if such amount is owed in Cdn Dollars, or at the US Base Rate if such amount is owed in US Dollars, plus 2% per annum. Interest on overdue amounts is compounded monthly and is payable upon demand of the Agent.

Section 3.5	General

(a)	Each determination by the Agent of the amount of interest, fees or other amounts due hereunder shall, in the absence of manifest error, be prima facie evidence of such amounts.

(b)	All interest and fees payable hereunder shall accrue daily, shall be computed as described herein, and shall be payable both before and after maturity, default and judgment.

(c)

The failure of the Agent or any other person to notify the Borrower of any change in or adjustment to the Prime Rate, the US Base Rate, the Daily Simple SOFR, the Term SOFR, the Daily Compounded CORRA or the Term CORRA shall not affect the obligation of the Borrower to pay interest or fees under this Agreement on the basis of such changed or adjusted rate.

(d)

In the event of any dispute, disagreement or adjudication involving or pertaining to the determination of the Prime Rate, the US Base Rate, the Term CORRA, the Daily Compounded CORRA , the Daily Simple SOFR or Term SOFR in effect at any time, the certificate of the Agent as to such rate shall be accepted, in the absence of manifest error, as prima facie evidence thereof for all purposes of this Agreement. In the event that, due to a bona fide belief by the Borrower as to the correct calculation of the amount of interest due, a portion of the interest due on any date remains unpaid after such date, then, provided that the amount of interest which was believed to have been payable is paid when due, no Default shall result from the non-payment of any additional amount of interest due until such amount remains unpaid ten Business Days after receipt by the Borrower of notice of the amount unpaid, including reasonable particulars of the calculation.

Section 3.6	Limit on Interest

(a)	The Borrower will not be obligated to pay any interest, fees or costs under or in connection with the Loan Documents in excess of what is permitted by Applicable Laws.

(b)

For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid under any Loan Document is to be calculated on the basis of a 360-day or 365-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

(c)

If any provision of this Agreement would oblige the Borrower to make any payment of interest or other amount payable to the Agent or any Lender in an amount or calculated at a rate which would be prohibited by Applicable Laws (including exceeding the maximum rate of non-usurious interest permitted by Applicable Laws) or would result in a receipt by the Agent or any Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Applicable Laws or so result in a receipt by the Agent or any Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(i)	first, by reducing the amount or rate of interest required to be paid to the Agent or any Lender under this Agreement; and

(ii)

thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid to the Agent or any Lender which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

ARTICLE 4

L/C BORROWINGS

Section 4.1	Letter of Credit; Currency

Each L/C Borrowing shall be made available by the L/C Lender through the issuance of a Letter of Credit for the account of the Borrower. Each Letter of Credit shall be issued in Cdn Dollars or US Dollars and shall mature on a Business Day.

Section 4.2	Issuance

Each Letter of Credit shall be issued by the L/C Lender upon receipt by the L/C Lender, at least three Business Days prior to the intended date of issuance, of an appropriate Letter of Credit application for the issuance of Letters of Credit duly executed by the Borrower.

Section 4.3	Term

Each Letter of Credit shall have an expiry date of not later than [REDACTED: TIME PERIOD] from the date of issuance thereof. In the event that one or more Letters of Credit remain outstanding on the Final Maturity Date or any other date on which a payment is required to be made by the Borrower in respect of any outstanding Letter of Credit (including pursuant to any mandatory prepayments), notwithstanding the expiration date of any Letter of Credit, the Borrower shall pay to the Agent forthwith at the Agent’s request, an amount equivalent to the amount or amounts required to pay: (i) the maximum amounts which could be drawn under all such Letters of Credit then outstanding, and (ii) all unpaid fees owing by the Borrower in respect of the issuance or extension of such Letters of Credit, if any, and (except for any amount payable in respect of unpaid fees as aforesaid which shall be remitted to the Agent and applied on receipt on account of such unpaid fees), such amount shall be held by the Agent in a non-interest bearing account with the Agent, as cash collateral security for payment of the amounts payable by the Borrower in respect of such Letters of Credit with the interest accrued thereon to be applied on account of the Credit Obligations or, if the Credit Obligations have been repaid in full, then to the Borrower.

Section 4.4	Letter of Credit Funding

Each Letter of Credit shall be issued by the L/C Lender in its name as an L/C Borrowing under the Revolving Facility. Each Lender will be responsible for its Pro Rata Share of the funding for any drawing under any Letter of Credit under Section 4.6 or otherwise and to purchase a participation (in its Pro Rata Share) of any outstanding Letter of Credit under Section 16.20. For purposes of calculating the amount of outstanding L/C Borrowings, and for other purposes of this Agreement, a Letter of Credit shall be deemed outstanding as of any time in an amount equal to the maximum amount which could be drawn thereunder under any circumstances and over any period of time plus any unreimbursed drawings then outstanding with respect thereto. If and to the extent any Letter of Credit expires or otherwise terminates without having been drawn upon, the availability under the Revolving Facility shall to such extent be reinstated. The L/C Lender shall not be under any obligation to issue any Letter of Credit if a default of any Lender’s obligations to fund under this ARTICLE 4 exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Lender has entered into arrangements satisfactory to the L/C Lender with the Borrower or such Lender to eliminate the L/C Lender’s risk with respect to such Lender, and all other Lenders have provided their written consent thereto.

Section 4.5	Retirement

A Letter of Credit may only be retired on its maturity date to the extent it has not been honoured or if the original instrument has been returned to the L/C Lender by or on behalf of the beneficiary thereof for cancellation.

Section 4.6	Drawings

Any drawing under a Letter of Credit shall be funded by a Borrowing by way of a Prime Rate Advance if such Letter of Credit is denominated in Cdn Dollars or by way of a US Base Rate Advance if such Letter of Credit is denominated in US Dollars.

Section 4.7	Rollover

Before 11:00 a.m. at least three Business Days prior to the maturity date of any Letter of Credit, the Borrower shall notify the L/C Lender at its Branch of Account, with a copy to the Agent, by notice substantially in the form attached as Exhibit C if it wishes the issue of a replacement Letter of Credit on the maturity date or if it wishes to extend the maturity date of any Letter of Credit. If the Borrower fails to provide the foregoing notice, the maturing Letter of Credit shall expire on its maturity date. Notwithstanding the foregoing, the L/C Lender shall have full discretion in determining whether or not to issue any replacement Letter of Credit or to extend the maturity date thereof.

Section 4.8	Reimbursement

The Borrower unconditionally and irrevocably authorizes the L/C Lender to pay the amount of any demand made on the L/C Lender under and in accordance with the terms of any Letter of Credit on demand without requiring proof of the Borrower’s agreement that the amount so demanded was due and notwithstanding that the Borrower may dispute the validity of any such demand or payment. The Borrower shall reimburse the L/C Lender on demand for any amounts paid by it from time to time as contemplated by this Section by way of L/C Borrowing, the whole in accordance with the terms and conditions herein, and, without limiting the foregoing, the Borrower shall indemnify and save the L/C Lender harmless on demand from and against any and all other losses (other than lost profits), costs, damages, expenses, claims, demands or liabilities which it may suffer or incur arising in any manner whatsoever in connection with the making of any such payments as contemplated by this Section (including, without limitation, in connection with proceedings to restrain the L/C Lender from making, or to compel the L/C Lender to make, any such payment).

Section 4.9	Lenders Not Liable

Other than, as the case may be, as may be set out in the ICC Uniform Customs and Practice for Documentary Credits and Standby Letter of Credit, the L/C Lender shall not have any responsibility or liability for, or duty to inquire into, the authorization, execution, signature, endorsement, correctness, genuineness or legal effect of any certificate or other document presented to the L/C Lender pursuant to any Letter of Credit, other than to ensure that any demand for payment under a Letter of Credit is in compliance with the terms thereof, and the Borrower fully and unconditionally assumes all risks with respect to the same and, without limiting the generality of the foregoing, all risks of the acts or omissions of any beneficiary of any Letter of Credit with respect to the use by any beneficiary of any Letter of Credit. The L/C Lender shall not be responsible for:

(a)

the validity of certificates or other documents delivered under or in connection with any Letter of Credit that appear on their face to be in order, even if such certificates or other documents should in fact prove to be invalid, fraudulent or forged;

(b)	errors, omissions, interruptions or delays in transmission or delivery of any messages by mail, cable, telegraph, telefax or otherwise, whether or not they are in code;

(c)	errors in translation or for errors in interpretation of technical terms or for errors in the calculation of amounts demanded under any Letter of Credit;

(d)

any failure or inability of the L/C Lender or any other Person to make payment under any Letter of Credit as a result of any Applicable Laws or by reason of any control or restriction rightfully or wrongfully exercised by any Person asserting or exercising governmental or paramount powers; or

(e)	any other consequences arising in respect of a failure by the L/C Lender to honour a Letter of Credit due to causes beyond the control of the L/C Lender;

and none of the above shall affect or impair any of the rights or powers of the Lenders hereunder or the obligations of the Borrower under this Section. In furtherance and not in limitation of the foregoing provisions, it is agreed that any payment made by the L/C Lender in good faith under and in accordance with the terms of a Letter of Credit shall be binding upon the Borrower and shall not result in any liability of the Agent or any of the Lenders to the Borrower and shall not lessen the obligations of the Borrower under this Section. Notwithstanding the provisions of this Section, the Borrower shall not be responsible for, and neither the Agent nor any Lender shall be relieved of responsibility for, any gross or intentional fault or fraud of or by the Agent or any Lender or the failure of the L/C Lender to comply with the terms of a Letter of Credit.

Section 4.10	Overdue Amounts

Without limiting any other provision of this Agreement, if the Borrower shall fail to reimburse the L/C Lender in respect of any payments made by the L/C Lender under a Letter of Credit as contemplated in this Section, the L/C Lender may at any time thereafter notify the Agent (which shall thereupon deliver a similar notice to each Lender) of such failure and such notification shall be deemed to have been delivery of a request for a Borrowing in the amount and currency of such payments on and subject to the terms hereof. Each Lender shall forthwith credit the account of the L/C Lender with such Lender’s Pro Rata Share of such payments, the amount of such payments shall be deemed to constitute a Prime Rate Advance (if such payments were made in Cdn Dollars or in a currency other than US Dollars) or a US Base Rate Advance (if such payments were made in US Dollars) made by the Lenders hereunder and which is outstanding, and, without limiting the terms and conditions applicable to such Prime Rate Advance or US Base Rate Advance shall be due and payable when such Prime Rate Advance or US Base Rate Advance is due and payable in accordance with the provisions hereof.

Section 4.11	Conflict and Standard Form Documents

Each Letter of Credit shall be subject to the L/C Lender’s customary letter of credit terms and procedures consistent with the ICC Uniform Customs and Practice for Documentary Credits and Standby Letters of Credit from time to time in effect and shall be in a form acceptable to the L/C Lender. The Borrower agrees to execute and deliver such standard form applications, agreements, indemnities, bonds and other documents and assurances as the L/C Lender may require from time to time with respect to Letters of Credit. A Letter of Credit shall in no event contain provisions requiring the L/C Lender to satisfy itself, prior to payment thereunder, as to any conditions for a drawing thereunder other than the presentation of prescribed documents. If the provisions set forth in the L/C Lender’s customary letter of credit and/or letter of guarantee documentation set forth terms of availability or cross-collateralization of security that are beyond or inconsistent with the terms set forth herein, the provisions of this Agreement in respect thereof shall prevail.

ARTICLE 5

TERM CORRA ADVANCES AND DAILY COMPOUNDED CORRA ADVANCES

Section 5.1	Maturity of Term CORRA Advances and Daily Compounded CORRA Advances

Each Term CORRA Advance and Daily Compounded CORRA Advance must be for a CORRA Interest Period of one (1) or three (3), subject to availability.

Section 5.2	Rate Determinations

The Agent shall determine each interest rate applicable to a Term CORRA Advance or Daily Compounded CORRA Advance and the amounts due under such Term CORRA Advance or Daily Compounded CORRA Advance (in principal and interest) hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error. In connection with the use or administration of Term CORRA Advance or Daily Compounded CORRA Advance, the Agent, acting reasonably, will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use or administration of Term CORRA or Daily Compounded CORRA.

ARTICLE 6

TERM SOFR ADVANCES AND DAILY SIMPLE SOFR ADVANCES

Section 6.1	Maturity of Term SOFR Advances and Daily Simple SOFR Advances

Each Term SOFR Advance must be for a SOFR Interest Period of 1,3 or 6 months, subject to availability.

Each Daily Simple SOFR Advance must be for a SOFR Interest Period of 1 or 3 months, subject to availability.

Section 6.2	Rate Determinations

The Agent shall determine each interest rate applicable to a Term SOFR Advance and a Daily Simple SOFR Advance and the amounts due under such Term SOFR Advance or Daily Simple SOFR Advance (in principal and interest) hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error. In connection with the use or administration of Term SOFR or Daily Simple SOFR, the Agent, acting reasonably, will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use or administration of Term SOFR and Daily Simple SOFR.

ARTICLE 7

REPAYMENTS, REDUCTION, PREPAYMENTS AND OTHER PAYMENTS

Section 7.1	Repayments

(a)

The Borrower may obtain, repay, re-borrow and convert Borrowings under the Revolving Facility until the Final Maturity Date, subject to the terms and conditions of this Agreement, including Section 2.1. The Borrower will pay interest only on the outstanding Borrowings under the Revolving Facility until the Final Maturity Date. The total Commitment under the Revolving Facility shall terminate and the outstanding Borrowings and all other Credit Obligations under the Revolving Facility shall be repaid in full on the Final Maturity Date.

(b)

The Borrower will repay in full the outstanding Borrowings under the Term Facility and pay all other amounts owing under the Term Facility on the Final Maturity Date. In addition, the Borrower will make quarterly consecutive and equal payments based on a 7 years amortization period, which shall be payable on the last Business Day of each Fiscal Quarter beginning on the last day of the first full Fiscal Quarter following the Closing Date.

(c)

The principal amount owing under the Credit Facilities on the Final Maturity Date, together with all interest, fees, indemnities and other amounts owing under the Loan Documents, on any account whatsoever, will be due and payable on the Final Maturity Date without notice or demand by the Agent.

(d)

A repayment of all or any part of a Borrowing under the Credit Facilities (other than under the Swingline) must be accompanied by a Repayment Notice and requires the same number of Business Day’s prior notice as matches the Borrowing Request period required for that kind of Borrowing.

Section 7.2	Voluntary Prepayments

(a)

Subject to the restrictions in the Loan Documents, voluntary prepayments on Borrowings made by way of Prime Rate Advances or US Base Rate Advances outstanding under the Credit Facilities may be made at any time, without penalty, on giving to the Agent irrevocable written notice specifying the amount to be prepaid and the date of prepayment. The notice requirements and minimum amounts of Section 2.7 (adapted accordingly) apply to any such prepayment.

(b)	Any voluntary prepayment made on Borrowings outstanding under the Revolving Facility will not affect the Borrower’s right to re-borrow under the Revolving Facility up to the Total Commitment.

(c)

Any voluntary prepayment made on Borrowings outstanding under the Term Facility will permanently reduce the Term Facility and will be applied to the repayments required to be made under the Term Facility pursuant to Section 7.1(b) ,in the reverse order of their due dates.

(d)	No prepayment may be made in respect of L/C Borrowings before the maturity date of their respective periods.

(e)	No prepayment may be made in respect of a Term SOFR Advance or a Daily Simple SOFR Advance before the maturity date of its SOFR Interest Period.

(f)	No prepayment may be made in respect of a Term CORRA Advance or a Daily Compounded CORRA Advance before the maturity of its CORRA Interest Period.

Section 7.3	Mandatory Prepayments

(a)	The Borrower will make the following prepayments of the outstanding Borrowings under the Credit Facilities:

(i)

the net proceeds of any sales or issuances of Capital Stock or debt securities by any member of the Borrower Group (other than issuances by any member of the Borrower Group to the Borrower, issuances by the Borrower to satisfy Long-Term Incentive Compensation Programs Payments and other issuances made to finance a Permitted Acquisition and other exceptions agreed to by the Majority Lenders);

(ii)

any net indemnity payable under a policy of insurance covering the members of the Borrower Group will be collected by the Agent for the benefit of the Lenders as loss payee under such policy and placed in a non interest-bearing account. The Borrower shall send an irrevocable written notice (the “Notice”) to the Agent electing to either (i) reserve all or any portion of such indemnity to replace, repair or rebuild the Collateral or otherwise reinvest all or any portion of such indemnity in the business of the members of the Borrower Group within 180 days from the date of receipt of such indemnity or before the Final Maturity date (whichever is earlier), or (ii) have the indemnity applied in payment of the outstanding Borrowings under the Credit Facilities. The amount that has not been used to replace, repair or rebuild the Collateral or otherwise reinvested in the business of the members of the Borrower Group within the 180-day period will be applied in payment of the outstanding Borrowings under the Credit Facilities. Notwithstanding the foregoing or any other provision of this Agreement or any other Loan Document, no prepayment shall be required pursuant to this Section 7.3(a)(i) unless and until the indemnity payable under a policy of insurance covering the members of the Borrower Group exceeds [REDACTED: AMOUNT] in the case of any individual event or [REDACTED: AMOUNT] in the aggregate during any Fiscal Year, and

(iii)

on the 365th day following any sale of assets or disposition of assets (other than sales of inventory in the ordinary course of business) permitted by Section 11.3(g), the net cash proceeds (if any) of which have not been used to acquire, repair or improve assets (including to make investments in members of the Borrower Group or to acquire a business) within such 365-day period, the Borrower must give notice of that fact to the Agent and must make a prepayment on the outstanding Borrowings under Credit Facilities in an amount corresponding to such net cash proceeds (if any). Any such prepayment will be applied in payment of the Credit Facilities. Notwithstanding the foregoing or any other provision of this Agreement or any other Loan Document, no prepayment shall be required pursuant to this Section 7.3(a)(iii) unless and until the net cash proceeds (if any) received by the members of the Borrower Group in connection with any such sale or disposition exceed [REDACTED: AMOUNT] in the case of any individual event or [REDACTED: AMOUNT] in the aggregate during any Fiscal Year.

(iv)

Any repayment made pursuant to this Section 7.3 on Borrowings under the Credit Facilities will permanently reduce the Term Facility and will be applied first to the repayments required to be made under the Term Facility pursuant to Section 7.1(b), in the reverse order of their due dates, and will then be applied to the Borrowings outstanding under the Revolving Facility (without permanently reducing the Revolving Facility).

Section 7.4	Cancellation and Reduction of the Revolving Facility

Any unutilized portion of the Revolving Facility may be permanently cancelled at any time by the Borrower in amounts of US$1,000,000 (or the Equivalent Amount) and multiples thereof on five Business Days irrevocable written notice to the Agent in the form annexed as Exhibit D specifying the amount of such reduction. Any cancellation under this Section 7.4 shall reduce the Commitments of the Lenders in proportion to its Commitment under the Revolving Facility and shall be irrevocable.

Section 7.5	Payments or Deliveries on Non-Business Days

(a)

If any payment to be made hereunder shall become due and payable on a day which is not a Business Day, such payment shall be made on the next following day which is a Business Day and any extension of time shall in such case be included in computing interest payable hereunder relating to such payment, and any payment within such extension of time shall not constitute a Default.

(b)

If any notice, certificate or other document is required to be delivered by the Borrower hereunder on a specific day which is not a Business Day, such delivery shall be made on the following Business Day, and any delivery within such extension of time shall not constitute a Default.

Section 7.6	Payments by Reason of Appreciation in Value of US Dollar

If the amount of the outstanding Borrowings under the Credit Facilities (determined in US Dollars with all Borrowings denominated in Cdn Dollars being converted to the Equivalent Amount of US Dollars) due to exchange rate fluctuations exceeds the Total Commitment expressed in US Dollars on any day, the Borrower will, within three (3) Business Days after receiving notice by the Agent, repay such excess. As a condition of and contemporaneously with the making of a payment required under this Section 7.6, the Borrower shall pay all Break Costs associated with or caused by such payment.

Section 7.7	No Compensation or Set-Off

The Borrower shall make all payments required hereunder, whether by way of principal, interest or otherwise, without regard to any defense, counterclaim or right of compensation or set-off.

Section 7.8	Currency of Payments

Unless otherwise provided, (i) all amounts owing under any Borrowing are payable in the currency of such Borrowing, (ii) Letter of Credit fees are payable in US Dollars, except that any such fee owing as a result of a Letter of Credit issued in Cdn Dollars is payable in Cdn Dollars, (iii) standby fees are payable in US Dollars, and (iv) all other amounts are payable in US Dollars.

Section 7.9	Application of Payments Prior to an Event of Default

Unless otherwise specifically provided for herein, all payments made by or on behalf of the Borrower hereunder prior to an Event of Default shall be applied in the following order: (a) first, to amounts due hereunder or under the Security Documents, to the Lenders as recoverable costs and expenses;

(b) second, to amounts due hereunder as interest and other amounts due hereunder other than principal; and (c) third, to amounts due hereunder as principal in accordance with the terms hereof.

Section 7.10	Payment to the Agent

The Borrower shall make all payments due to the Lenders hereunder (in respect of principal, interest, fees or otherwise) to the Agent, by depositing funds (in the appropriate Available Currency) no later than 12:00 noon (Montreal, Quebec local time) on the relevant due date at the applicable Branch of Account or as otherwise instructed by the Agent. Any payment received after such time shall be deemed to have been received on the following Business Day.

Section 7.11	Withholding Taxes

Except if otherwise required under Applicable Laws, all payments to the Agent and the Lenders (any such Agent or Lender shall be referred to herein as a “Taxed Party”) by the Borrower of principal of and interest on the Borrowings and of all fees and other amounts payable under the Loan Documents shall be made free and clear of, and without deduction by reason of, any present or future Taxes levied or imposed by any Governmental Authority (but excluding, however, (i) Taxes (including income tax and any other Taxes imposed in connection with such Taxed Party’s net income, net worth or gross receipts and any branch profits tax, capital tax, margin tax or franchise tax imposed in lieu of any net income or gross receipts tax payable by such Taxed Party) imposed upon such Taxed Party by the jurisdiction and political subdivision in which it or its relevant lending office may be located or doing business or under Applicable Laws of which it may have been organized or constituted, (ii) Taxes imposed as a result of a future, present or former connection between such Taxed Party and the jurisdiction imposing such Tax (other than connections arising from such Taxed Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced the Loan Documents, or sold or assigned an interest in the Loan Documents), (iii) any Taxes that would not have been imposed but for such Taxed Party (A) not dealing at arm’s length for purposes of the Tax Act with any member of the Borrower Group, (B) receiving an amount in respect of a loan owing to a person not dealing at arm’s length for purposes of the Tax Act with any member of the Borrower Group, (C) being a “specified shareholder” as defined in subsection 18(5) of the Tax Act of any member of the Borrower Group or not dealing at arm’s length for purposes of the Tax Act with any such specified shareholder, or (D) being a “specified entity” (as defined in subsection 18.4(1) of certain Tax proposals released by the Department of Finance (Canada) on April 29, 2022 regarding Hybrid Mismatch Arrangements) of any member of the Borrower Group, (iv) any U.S. backup withholding Taxes, and (vi) Taxes attributable to such Taxed Party’s failure to comply with Section 7.15), that may be imposed from time to time in connection with any such payment (all of the foregoing, other than the excluded items shall be collectively referred to herein as the “Indemnified Taxes” and the excluded items shall be collectively referred to as “Excluded Taxes”). If any such Indemnified Taxes are so levied or imposed under Applicable Laws in connection with any such payment to any such Taxed Party, the Borrower shall (a) make additional payments to such Taxed Party in such amounts so that every net payment of principal of and interest on the Borrowings and of all other amounts payable by them under the Loan Documents to such Taxed Party, after withholding or deduction for or on account of any such Indemnified Taxes, shall not be less than the amount provided for herein or therein absent such withholding or deduction, (b) make such withholding or deduction, and (c) remit the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Laws. Without limiting the generality of the foregoing but without duplication, the Borrower shall, upon written request of the Agent, reimburse such Taxed Party for the amount of such Indemnified Taxes so levied or imposed by any Governmental Authority and paid by such Taxed Party other than (y) such Indemnified Taxes previously withheld or deducted by the Borrower and having resulted in the payment of an additional amount to such Taxed Party, and (z) such Indemnified Taxes previously so levied or imposed with respect to any Taxed Party and previously reimbursed to any Taxed Party, so that the net amount received by such Taxed Party (net of payments made under or with respect to the Borrowings) after such reimbursement shall not be less than (but shall not exceed) the net amount such Lender would have received if such Indemnified Taxes had not been levied or imposed. The Borrower shall furnish promptly to each affected Lender, as the case may be, upon request of such Lender, official receipts evidencing any such payment, withholding or reduction. For greater certainty, this Section 7.11 will not apply in respect of Excluded Taxes.

Section 7.12	FATCA

If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the U.S. Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and Agent at the time or times prescribed by applicable law and at such time or times reasonably requested by the Borrower or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the U.S. Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or Agent as may be necessary for the Borrower or Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.

Section 7.13	Account Authorization

The Borrower authorizes and direct the Agent, in its discretion, to automatically debit or credit, as the case may be, by mechanical, electronic or manual means, the Borrower’s Account maintained at the Branch of Account or an account otherwise maintained with TD for all amounts payable or due under this Agreement, including the repayment of principal and the payment of interest, fees and all charges for the keeping of such bank accounts. The Agent shall, as soon as practicable after making any such debit, inform the Borrower of the amount thereof and provide reasonable details of the calculation thereof.

Section 7.14	Treatment of Refunds and Tax Credits

If with respect to any Indemnified Taxes in respect of which any member of the Borrower Group has paid additional amounts, reimbursement or indemnity amounts pursuant to Section 7.11 or Section 12.1 to any Taxed Party, any Taxed Party has obtained a refund of such Indemnified Taxes or has obtained a Tax credit, such Taxed Party shall remit to such member of the Borrower Group promptly an amount equal to the amount of such refund or credit, net of all out-of-pocket expenses (including Taxes) of such Taxed Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit) reasonably allocable to the payment by the member of the Borrower Group of principal of or interest on the Borrowings or of all fees and other amounts payable under the Loan Documents, having taken into account all its dealings with other clients giving rise to similar credits or benefits in relation to the same Tax period.

Section 7.15	Tax Forms

Each Taxed Party shall, to the extent it is legally entitled to do so, at such times as are reasonably requested by any Credit Party, provide such Credit Party with any documentation prescribed by Applicable Laws or reasonably requested by such Credit Party certifying as to any entitlement of such Taxed Party to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Taxed Party under the Loan Documents. In addition, any Taxed Party, if reasonably requested by any Credit Party, shall, to the extent it is legally entitled to do so, deliver such other documentation prescribed by Applicable Laws or reasonably requested by such Credit Party as will enable such Credit Party to determine whether or not such Taxed Party is subject to withholding or information reporting requirements. Each such Taxed Party shall, whenever a lapse in time or change in circumstances renders such documentation obsolete or inaccurate in any material respect, to the extent it is legally entitled to do so, deliver promptly and on or before the date such documentation expires, becomes obsolete or inaccurate to such Credit Party updated or other appropriate documentation (including any new documentation reasonably requested by such Credit Party) or promptly notify such Credit Party in writing of its inability to do so. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Taxed Party are not subject to withholding Tax, the applicable withholding agent shall be entitled to withhold amounts required to be withheld by Applicable Laws from such payments at the applicable rate.

ARTICLE 8

CONDITIONS PRECEDENT

Section 8.1	Conditions Precedent to the Closing Date and the Initial Borrowing

This Agreement will not take effect, and the Borrower may not obtain any Borrowing or other extension of credit under the Credit Facilities, until the following conditions precedent have been fulfilled to the satisfaction of the Agent and the Lenders (acting reasonably) or waived by the Agent in writing:

(a)	Delivery of Documents. The Credit Parties will have delivered to the Agent, in form and substance satisfactory to the Agent and the Lenders, acting reasonably:

(i)	Agreement: an executed copy of this Credit Agreement;

(ii)

Other Loan Documents: executed copies of all other Loan Documents, including the Fee Letter and the IQ Subordination Agreement, that are required to be entered into by the Credit Parties on or prior to the Closing Date;

(iii)	IQ Subordinated Debt Documents: executed copies of the IQ Subordinated Debt Documents with terms and conditions satisfactory to the Lenders;

(iv)	Financial Statements: most recently available quarterly financial statements of the Borrower dated August 31, 2024;

(v)

Financial Projections: consolidated financial projections of the Borrower for the 3 years following the Closing Date; including balance sheet, income statement, statement of cash flows or equivalent, covenant calculations, with a quarterly breakdown for the first year after Closing Date;

(vi)

Compliance Certificate: Delivery of pro forma Compliance Certificate evidencing a closing pro forma compliance with the financial covenants set forth in Section 11.2 based off of the most recent actual trailing twelve-month period, which, for greater certainty, shall provide that the opening Total Debt to EBITDA Ratio shall be less than 3.50:1.00 and the opening Senior Debt to EBITDA Ratio shall be less than 2.50:1.00;

(vii)

Quality of Earnings: Delivery of a quality of earnings report prepared by KPMG, with findings and conclusions to the satisfaction of the Lenders and highlighting a minimum EBITDA of [REDACTED: AMOUNT];

(viii)

Perfection Certificate: a Perfection Certificate with respect to the Credit Parties which includes, without limitation, the corporate and capital structure of the Credit Parties and their Subsidiaries;

(ix)

Constating Documents: a duly-certified copy of the constating documents and by-laws of each of the Credit Parties certified by a senior officer of the relevant Credit Party, accompanied by good standing or equivalent certificates issued by the appropriate governmental body of each Credit Party’s jurisdiction of incorporation or organization;

(x)

Resolutions: a duly-certified copy of a resolution or resolutions of the board of directors (or governing body) of each Credit Party relating to the authority of each Credit Party to execute and deliver and perform its obligations under the Loan Documents to which it is a party and all other instruments, agreements, certificates and other documents provided for or contemplated by the said Loan Documents and the manner in which and by whom the foregoing documents are to be executed and delivered, certified by a senior officer of the relevant Credit Party;

(xi)

Incumbency Certificates: a certificate of each Credit Party setting forth specimen signatures of the individuals authorized to sign on its behalf the Loan Documents to which it is a party and the instruments, agreements, certificates and other documents provided for or contemplated by said Loan Documents;

(xii)	Searches: Lien searches pertaining to the Credit Parties in all applicable jurisdictions; and

(xiii)

Opinions: legal opinions from counsel to the Credit Parties addressed to the Agent and the Lenders pertaining to due authorization, execution and delivery and enforceability of the Loan Documents and on any other matter as the Lenders may reasonably request.

(b)

Perfection of Security. The Security will have been registered, recorded or otherwise perfected or published wherever and however necessary to enforce and set up the rights thereunder against third persons;

(c)

Repayment of Principal, Interest and Fees. All principal, interest and fees owing in respect of debt for borrowed money owed by the Credit Parties under the Existing Marathon Debt will have been paid in full prior to or concurrently with the initial Borrowing;

(d)	Discharge of Liens. All Liens that are not Permitted Liens, if any, will have been discharged or satisfactory pay-out letters shall have been obtained;

(e)

Lender’s Due Diligence. The Agent will have completed its review of the corporate and capital structure of the Credit Parties and its legal, financial, environmental, business, tax and regulatory due diligence with respect to the Credit Parties and shall be satisfied therewith;

(f)	Insurance. Agent shall be satisfied with the insurance coverage of the Credit Parties required to be maintained pursuant to this Agreement;

(g)

Information. The Agent will have received all necessary information in order for the Lenders to comply with legal and internal requirements in respect of anti-money laundering legislation, proceeds of crime legislation and ‘know your customer’ requirements as it pertains to the Credit Parties, their management team and boards of directors;

(h)

Fees. The Credit Parties will have paid all reasonable and documented fees and out-of-pocket expenses payable to the Agent and the Lenders under the Loan Documents that are earned and payable on the Closing Date, including, without limitation, legal fees of Agent’s counsel, or shall have made arrangements for such fees and expenses to be paid on the Closing Date out of the proceeds of the initial Borrowing hereunder;

(i)	Consents: All consents required in connection with the transactions contemplated in the Loan Documents will have been obtained;

(j)	Borrowing Request. The Agent shall have received a Borrowing Request(s) in the form attached hereto as Exhibit B; and

(k)	Other Conditions: The Credit Parties will have satisfied all other conditions as the Agent or the Lenders may reasonably request.

Section 8.2	Conditions Precedent to Borrowings, Conversions and Rollovers

Each Borrowing, Conversion or Rollover pursuant to Section 2.7, including the initial Borrowing, shall be subject to satisfaction of the following conditions precedent on or before the date of the Borrowing, the Conversion or Rollover:

(a)	No Default: No Default or Event of Default shall have occurred and be continuing and no Default or Event of Default shall occur as a result of the making of such Borrowing, Conversion or Rollover;

(b)

Representations and Warranties: All applicable representations and warranties in Section 10.1 and Section 10.2 and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing, Conversion or Rollover with the same force and effect as if such representations and warranties had been made on and as of such date, except in the case of any representations and warranties which expressly relate to a given date or period, which representations and warranties shall be true and correct in all material respects as of the respective date or respective period, as the case may be.

(c)	No Material Adverse Change: There shall have been no Material Adverse Change; and

(d)

Notice: Except in the case of a Prime Rate Advance or a US Base Rate Advance under the Swingline, the Agent shall have received a Borrowing Request, a Conversion Notice or a Rollover Notice in respect of any Borrowing, Conversion or Rollover in accordance with Section 2.7.

Section 8.3	Waiver of Conditions Precedent

The conditions precedent in Section 8.1 and Section 8.2 are for the sole benefit of the Agent and the Lenders and may be waived by the Agent (acting on instructions from the Lenders), in whole or in part, with or without terms or conditions, in respect of all or any portion of the Borrowing, without affecting the right of the Lenders to assert such terms and conditions, in whole or in part, in respect of any other Borrowing or any other matter contemplated by this Agreement.

ARTICLE 9

GUARANTEE, SECURITY AND SECURITY DOCUMENTS

Section 9.1	Continuous Obligation to Grant and Maintain Guarantee.

To secure due repayment and satisfaction in full of all Credit Obligations, the Borrower will cause the following Persons to execute and deliver an unconditional solidary (joint and several) Guarantee for the benefit of the Agent, acting for and on behalf of the Secured Parties:

(a)

any present and future Wholly-Owned Subsidiary of the Borrower that contributes more than [REDACTED: PERCENTAGE] of the consolidated EBITDA of the Borrower or owns more than [REDACTED: PERCENTAGE] of the book value of the consolidated assets (excluding investments in Subsidiaries and the assets of the Oncology Subsidiary without duplication) of the Borrower; and

(b)

such Wholly-Owned Subsidiaries designated from time to time by the Borrower to the Agent in writing which shall represent, collectively with the Borrower and the existing Guarantors (on a combined unconsolidated basis), (i) at least [REDACTED: PERCENTAGE] of the book value of the assets (excluding investments in Subsidiaries and the assets of the Oncology Subsidiary without duplication) of the Borrower on a consolidated basis, and (ii) at least [REDACTED: PERCENTAGE] of the Borrower’s EBITDA on a consolidated basis,

(collectively, the “Guarantor Coverage Requirement”), as calculated on a quarterly basis and as certified in the quarterly Compliance Certificate delivered to the Agent pursuant to Section 11.1(s)(ii).

The Borrower covenants that the Guarantor Coverage Requirement will be complied with at all times.

Section 9.2	Continuous Obligation to Grant and Maintain Security.

As security for the due and punctual payment and performance in full of all Credit Obligations, the Credit Parties will grant and maintain security in favour of the Agent, acting for and on behalf of the Secured Parties, on all of their respective movable (“personal”) and immovable (“real”) property and assets (including a pledge in favour of the Agent, acting for an on behalf of the Secured Parties, of all Capital Stock held by the Borrower in any Guarantor and all Capital Stock held by any Guarantor in any other Guarantor), both present and future and of every nature and kind and wherever situated, including without limitation, on all of its rights under the Material Contracts, permits, agreements and licences, to the extent and pursuant to such documents as the Agent may reasonably require. The Security will create, in favour of the Agent, acting for and on behalf of the Secured Parties, a first-ranking Lien subject only to Permitted Liens. The Security Documents will include such legal opinions, certificates of officers, resolutions and Liens searches, as the case may be, as the Agent may reasonably require.

Section 9.3	Guarantee and Security as Condition Precedent

The Borrower will cause the following Security Documents to be executed and delivered to the Agent, for the benefit of the Secured Parties, on or prior to the Closing Date, to secure the Credit Obligations, each in form and substance satisfactory to the Agent and the Lenders:

(a)

a deed of movable hypothec covering all present and future movable property of the Borrower and any Guarantor (i) having its domicile in the Province of Québec or (ii) corporeal (tangible) assets not ordinarily used in more than one jurisdictions situated in the Province of Québec;

(b)	a security agreement governed by New York law covering all present and future personal property of the Borrower and any Guarantor situated in the United States;

(c)	such notices, security agreements, or acknowledgements as may be necessary or desirable in order to create, perfect and set up against third parties Security in intellectual property; and

(d)

certificates of insurance describing the property and liability insurance coverage held by the Credit Parties and, for greater certainty except with respect to the directors and officers liability insurance, the network/cybersecurity/privacy liability insurance and the employment practices liability insurance, attesting to the designation of the Agent, on behalf of the Lenders, as loss payee or additional insured, as the case may be, under the policies relating thereto with the benefit of a mortgage or hypothecary clause in the form approved by the Insurance Bureau of Canada.

In addition, the Borrower agrees to execute and deliver from time to time, all such further documents and assurances as may be reasonably required in writing by the Lenders from time to time in order to provide the Security contemplated hereunder.

Section 9.4	Perfection of Security

The Borrower will cause the Security to be continuously registered, recorded or otherwise perfected or published wherever and however necessary to enforce and set up the rights created thereunder against third persons.

Section 9.5	Collateral Access Agreements

The Borrower will provide the Agent, within 90 days of the Closing Date, with a satisfactory Collateral Access Agreement with respect to, at the request of the Majority Lenders, acting reasonably, any offices where the Credit Parties maintain material assets, on a commercially reasonable efforts basis.

Section 9.6	Control Agreement

The Borrower covenants and agrees to use its commercially reasonable efforts to provide the Agent, within 90 days of the Closing Date, with a blocked account agreement (or control agreement, as applicable) with respect to each deposit account or securities account maintained by a Credit Party with a financial institution or securities intermediary (other than the Lenders and except for the NBC Securities Account (subject to the terms of this Agreement)), in form and substance satisfactory to the Agent, provided however that in respect of the accounts permitted to be temporarily maintained with financial institutions other than the Lenders and theirs respective Affiliates in accordance with Section 11.1(i), the Borrower shall not be required to provide the Agent with blocked account agreements in respect thereof for the period during which such accounts are permitted to be maintained with such financial institutions.

Section 9.7	Subordination Agreements – Preferred Shares

The Borrower covenants and agrees to cause each holder of preferred shares of the Borrower that are redeemable at the request of the holder thereof, at a fixed date, or during fixed intervals (including put options), to become party to a subordination and postponement agreement in favour of the Agent, in form and substance satisfactory to the Majority Lenders.

Section 9.8	Additional Credit Parties

The Borrower will cause each Person that is or becomes a Wholly-Owned Subsidiary of the Borrower after the Closing Date and that is required to become a Guarantor in order for the Credit Parties to comply with the Guarantor Coverage Requirement (including in the event that a quarterly Compliance Certificate demonstrates that the Credit Parties do not meet the Guarantor Coverage Requirement) to forthwith, but in any event within 60 days from the date on which such Wholly-Owned Subsidiary is required to become a Guarantor pursuant to the provisions of this Agreement, to execute and deliver to the Agent, acting for and on behalf of the Secured Parties, a Guarantee Agreement and Security Documents similar to those delivered by the other Guarantors, in form and substance satisfactory to the Majority Lenders, together with such legal opinions and other supporting documents as the Agent may reasonably require.

Section 9.9	Release of Guarantees and Security

In the event that any sale or disposal of any Collateral is consummated in accordance with Section 11.3(g), the Credit Obligations of such Guarantor under its Guarantee shall be automatically released and terminated or the security interest and Lien of the Agent shall be automatically released and terminated with respect to the Collateral sold or disposed, as the case may be. In connection with the foregoing, the Agent shall provide to the Credit Parties such terminations or releases as any such Credit Party shall reasonably request to effectuate the purpose of this Section.

Section 9.10	General

(a)

In the event of a conflict between the provisions of the Loan Documents and this Agreement, the provisions of this Agreement shall prevail provided however that nothing herein shall limit or restrict the rights and remedies of the Secured Parties under any of the other Loan Documents upon the occurrence of an Event of Default or the validity of the Liens intended to be created by the Security Documents in the absence of actual conflict, discrepancy or difference.

(b)

Each item or part of the Security shall for all purposes be treated as separate and continuing security and shall be deemed to have been given in addition to and not in place of another item or part of the Security or any other security hereafter acquired by the Agent or the Lenders.

(c)

The Agent may grant extensions of time or other indulgences, take and give up security (including, without limitation, the Security or any part or parts thereof), accept compromises, grant releases and discharges and otherwise deal with the Borrower and other Persons and with security (including the Security and each part thereof) as the Agent may see fit in accordance with its rights hereunder, without prejudice to any other rights or recourses the Agent may have under this Agreement, any of the Security Documents or any other Loan Documents.

(d)

The Security constituted by the Security Documents shall be effective and the undertakings as to the Security herein or in any document hereinafter shall be continuing, whether the funds thereby secured or any part thereof shall be advanced before or after or at the same time as the creation of any such Security or before or after or upon the date of execution of any amendments to this Agreement.

(e)	The Borrower shall promptly execute, deliver, register and publish all such documents as may be necessary, in the reasonable opinion of the Agent, to create and perfect the Security.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

Section 10.1	Representations and Warranties

The Borrower represents and warrants to the Agent and each Lender the matters set out below for itself and on behalf of each member of the Borrower Group:

(a)

Corporate Existence. Each member of the Borrower Group is a legal person, has been duly constituted, is validly existing under the laws of its jurisdiction of incorporation and is, in all material respects, duly registered or qualified to carry on business in each jurisdiction where it is required by Applicable Laws to be so registered or qualified.

(b)

Authority. The Borrower and each of the Guarantors has the corporate power and authority to enter into the Loan Documents to which each is a party and to do all such acts and things and execute and deliver all such other documents required hereunder or thereunder to be done, observed or performed by it in accordance with their terms.

(c)

Authorization. Legal Compliance. The consummation of and the execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party have been duly authorized by all necessary actions and do not violate its constituting documents or do not violate in any material respect any Applicable Laws to which it is subject or by which it is bound except to the extent such conflict would not reasonably be expected to have a Material Adverse Effect.

(d)

No Actions or Proceedings. There is no present or pending claim, action, prosecution or other proceeding of any kind against or affecting (nor, to the knowledge of the Borrower, threatened against or in any other manner relating adversely to) the Borrower or the Guarantors before any court or administrative agency as to which would reasonably be expected to have a Material Adverse Effect if adversely determined and there are no circumstances of which the Borrower is aware which might give rise to any such proceeding which it has not fully disclosed to the Agent.

(e)	Intellectual Property.

(i)

To the knowledge of the Borrower, the members of the Borrower Group own, possess, or have the right to use all necessary intellectual property to conduct their businesses as now conducted, without known infringement of any valid intellectual property of any other Person, in each case where the failure to own, possess, or have such right could reasonably be expected to have a Material Adverse Effect. All registered intellectual property owned by the Credit Parties, other than ordinary course third party computer software, including the name of the registered owner thereof, and a description of the nature of such rights, is listed in the Perfection Certificate.

(ii)

The intellectual property set forth in such Perfection Certificate, or otherwise owned or licenced by such Credit Parties, is sufficient to enable each of the Credit Parties to carry on their respective businesses as they are presently conducted.

(iii)

There is no known claim of any material infringement or breach of any intellectual property of any other Person by any of the members of the Borrower Group and none of the members of the Borrower Group has received any notice that any of them is infringing upon or breaching any intellectual property rights of any other Person in any material respect. None of the Credit Parties is aware of any material infringement or violation of any of the intellectual property rights of any of the members of the Borrower Group by any other Person.

(iv)

In all circumstances where necessary to permit the exploitation of any material intellectual property of the members of the Borrower Group, each of the members of the Borrower Group has renewed or made applications for renewal within the applicable renewal periods for all of its respective material registered intellectual property.

(v)

Each of the members of the Borrower Group has employed reasonable measures to identify and protect the security and integrity of its intellectual property. All intellectual property created or developed by or on behalf of any of the members of the Borrower Group, was created or developed by employees of such members of the Borrower Group in the course of their employment, or by contractors or consultants under the provisions of written agreements that grant such members of the Borrower Group, as applicable, all rights to material prepared under such agreements necessary for the exploitation of such rights. To the knowledge of the members of the Borrower Group, all such employees and contractors, to the fullest extent legally permitted, have waived their moral rights in such material in favour of the members of the Borrower Group, and/or its licensees.

(f)

No Approvals Required. No consent, authorization, approval or other action by, and no publication, notice to or filing or registration with, any Governmental Authority is required for the due execution, delivery and performance by the Borrower and by each Guarantor of the Loan Documents to which it is a party to ensure the validity or enforceability thereof against it, other than those relating to the registration or publication of the Security or the Security Documents.

(g)

Financial Statements. The most recent Consolidated Financial Statements of the Borrower provided to the Agent fairly present, in all material respects, its financial position as of the date thereof on a consolidated basis and its results of operations and cash flows for the fiscal period covered thereby and since the date of such financial statements, there has occurred no Material Adverse Change.

(h)

Description of Business. The Borrower and the other members of the Borrower Group are engaged in the business of developing and commercializing innovative therapies addressing unmet medical needs (the “Theratechnologies Business”).

(i)	Pension Plans. No member of the Borrower Group has any Pension Plan.

(j)	Employee Relations. There are no collective bargaining agreements applicable to employees of the members of the Borrower Group.

(k)

Title to and Sufficiency of Assets. As of the date hereof, each of the members of the Borrower Group owns and has a good and marketable title to all of its properties and assets, free and clear of Liens other than Permitted Liens. Each members of the Borrower Group owns or has rights in all property and assets necessary to carry on the Theratechnologies Business where the failure to do so would reasonably be expected to result in a Material Adverse Effect.

(l)

Material Contracts. Each agreement, deed, instrument or other contract or document to which it is a party, the breach or termination of which would be reasonably expected to have a Material Adverse Effect, is described in Schedule 2 (each a “Material Contract”).

(m)

Government Licences and Permits. The members of the Borrower Group (other than inactive Subsidiaries) hold, in good-standing, all licences and permits which (i) are required to be held by the members of the Borrower Group at the then current stage of operation of the Theratechnologies Business, and (ii) if not held in good standing, might reasonably be expected to cause a Material Adverse Effect (the “Material Permits and Licences”). All Material Permits and Licenses are listed in Schedule 3.

(n)	Subsidiaries. All Subsidiaries of the Borrower as of the Closing Date are listed in Schedule 4.

(o)

Security Searches and Perfection Certificate. Each Credit Party has caused an authorized officer or officers of such Credit Party to complete, sign and deliver to the Agent a certificate entitled “Officer’s Certificate (Security Searches and Perfection).” (including the schedules thereto, the “Perfection Certificate”). All information in the Perfection Certificate is complete and accurate and discloses, among other things, the current and former names of each of the Credit Parties, including any version thereof in another language, and each Credit Party’s places of business.

(p)	Rank of Security. Subject to Permitted Liens, the Security creates in favour of the Agent, on behalf of the Secured Parties, a first-ranking Lien on all Collateral of the Credit Parties.

(q)

Compliance with Laws (i) Each member of the Borrower Group is in compliance in all material respects with all Applicable Laws of each jurisdiction in which it carries on business and is duly licensed, registered and qualified to do business in each such jurisdiction, including, without limitation, all Environmental Laws applicable to it; (ii) insofar as the Theratechnologies Business involves any Environmentally-sensitive Activity, such activity is conducted so as to reduce the risk resulting therefrom to a prudent and manageable level; (iii) the Borrower has no knowledge, after due inquiry, of the release or existence of any Contaminant on any immovable (real) property to the extent same results in a material non-compliance with Environmental Laws; and (iv) no member of the Borrower Group is obligated to perform any action or otherwise incur an expense under any Environmental Law pursuant to any order, decree, notice or directive of any governmental authority to the extent same results from a material non-compliance with Environmental Laws.

(r)

Taxes. Each member of the Borrower Group has filed all tax returns which were required to be filed by it, paid or made provision for payment of all taxes and Potential Prior-ranking Claims (including interest and penalties) which are due and payable except such taxes or Potential Prior-ranking Claims, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with IFRS have been provided.

(s)	No Default. No Default or Event of Default exists.

(t)

Accurate and Complete Disclosure. The information furnished to the Agent and the Lenders in the Loan Documents fairly describes in all material respects the financial condition, results of operation, business and affairs of the members of the Borrower Group and their respective properties, assets and liabilities as at the date of such Loan Documents. There is no fact known to the members of the Borrower Group that could reasonably be expected to have a Material Adverse Effect.

(u)

Margin Stock Restrictions. None of the US Guarantors is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying margin stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any margin stock. “Margin stock” herein has the meaning specified in Regulations U and X of the Board of Governors of the Federal Reserve System of the United States.

(v)	Plans. Each Plan of any US Guarantor is in compliance with all Applicable Laws.

(w)

Investment Company Act. None of the US Guarantors is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended (15 U.S.C. § 80a-1 et seq.) as amended. The application of the proceeds of the Borrowings and repayment of the Credit Obligations by the Borrower and the performance by the Borrower of the transactions contemplated hereunder and by the Guarantors under the Guarantees will not violate any provision of the said Act, or any rule, regulation or order issued by the United States Securities and Exchange Commission thereunder.

(x)

Public Utility Holding Company Act. None of the US Guarantors is a “holding company”, or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935 of the United States, as amended.

(y)	Books and Records. All books and records of the members of the Borrower Group have been fully, properly and accurately kept and completed in accordance with IFRS in all material respects.

(z)

Insurance. Each member of the Borrower Group maintains insurance coverage in conformity with the requirements of this Agreement and all premiums and other sums of money payable for that purpose have been paid.

(aa)

Competition and Anti trust Laws. To the best knowledge of the Borrower, after due enquiry, each member of the Borrower Group is in compliance in all material respects with all competition and other anti-trust legislation, and none of the Borrower or any other member of the Borrower Group has any indication from a Governmental Authority that any of its Acquisitions might be challengeable on any competition or anti-trust grounds by Canadian or other Governmental Authorities.

(bb)	Solvency. As of the date hereof, each Credit Party is individually Solvent.

(cc)	Anti-Terrorism and Money Laundering Laws. None of the members of the Borrower Group is in violation of any applicable anti-money laundering laws and regulations, including US Anti-

Terrorism Law or US Money Laundering Law. None of the members of the Borrower Group has engaged in or conspired to engage in any transaction that has the purpose of evading or avoiding, or has attempted to violate, any applicable anti-money laundering laws and regulations, including US Anti-Terrorism Law or US Money Laundering Law. None of the members of the Borrower Group or any Affiliate thereof is a Person or entity referred to in section 5 of the Proceeds of Crime Act that is subject to the obligations applicable to such Persons or entities under the Proceeds of Crime Act. None of the members of the Borrower Group is a Blocked Person, and none of the members of the Borrower Group or any Affiliate thereof is a Person described in item (u) of the definition of a Blocked Person. None of the members of the Borrower Group knowingly (i) conducts any business or engages in any transaction or dealing with or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any assets blocked pursuant to Executive Order No. 13224.

Section 10.2	Representations in Certificates

All material statements contained in any certificates (including the perfection certificates delivered to the Agent as a condition precedent to the initial Borrowing) or other documents of the Borrower delivered or to be delivered by or on behalf of the Borrower under or pursuant to Section 8.1 and Section 8.2 shall constitute representations and warranties made to the Lenders.

Section 10.3	Reliance on Representations and Warranties

The Borrower acknowledges that each of the Lenders has established its Commitment, entered into this Agreement and agreed to extend credit hereunder in full reliance upon the representations and warranties set out in Section 10.1 and in the Security Documents. Any investigations made at any time by or on behalf of any of the Lenders shall not diminish its rights to rely on the representations and warranties in this Agreement, in the Security Documents or in any certificates, instruments or documents.

Section 10.4	Repetition of Representations and Warranties

The representations and warranties made under this Agreement shall be deemed to be repeated by each Credit Party on each date on which a Borrowing is made and each date on which a Compliance Certificate is delivered by reference to the facts and circumstances then existing, except to the extent that such representation and warranty expressly relates to an earlier date (in which event such representation and warranty shall be deemed to be repeated as of such earlier date).

ARTICLE 11

COVENANTS OF THE BORROWER

Section 11.1	Affirmative Covenants

The Borrower covenants with the Agent and each of the Lenders on its behalf and on behalf of each member of the Borrower Group (including each Credit Party), as applicable, as follows:

(a)

Payment and Performance: It shall duly and punctually pay or cause to be paid the principal and interest (including any interest on amounts in default) on the outstanding Borrowings, as well as all fees and other amounts due hereunder, on the dates, and the places, in the currencies and in the manner mentioned herein, and it shall, and it shall cause each of other Credit Parties to, maintain, perform and observe all of its respective obligations under this Agreement, the Security

Documents and the other Loan Documents and any other agreement now or hereafter made between it and the Agent or any of the Lenders.

(b)

Maintain Corporate Existence: It shall and shall cause each of the other Credit Parties to preserve and keep in full force and effect its existence, status and authority and all its rights, powers, licenses, franchises and qualifications necessary for the operation of the Theratechnologies Business and to own its assets, the whole subject to Section 11.3(h).

(c)

Compliance with Applicable Laws: Each member of the Borrower Group will comply in all material respects with all Applicable Laws applicable to it including, without limitation, all Environmental Laws. The Borrower shall promptly inform the Agent upon learning of any material violation of Applicable Laws by the members of the Borrower Group involving any of their respective employees, officers or directors, acting in such capacity.

(d)

Inspection: Each Credit Party will allow the Agent and the Lenders or their third party representatives to, and will assist the Agent, the Lenders and such representatives to, from time to time acting reasonably, and upon reasonable notice (unless a Default or Event of Default exists in which case no such notice will be necessary), visit and inspect such Credit Party’s premises, properties, assets and activities, and examine and obtain copies of such Credit Party’s records or other information during business hours and discuss its business and affairs with its auditors, counsel and other professional advisers, the whole at the sole cost of the Borrower, provided that no more than [REDACTED: QUANTITY] visit per year shall be conducted by the Agent and the Lenders (unless a Default or an Event of Default exists in which case the Agent and the Lenders may conduct such number of visits as they deem necessary or appropriate). Notwithstanding the foregoing, the Agent and the Lenders agree that they are not entitled to examine and obtain copies of any records or other information which are “client-solicitor” protected.

(e)

Insurance: Each member of the Borrower Group will keep its assets insured with financially sound and reputable insurance companies against such perils and in such manner and for such coverage as would a prudent administrator obtain or do in the case of similar property, assets and business. Such insurance will include all-risk property insurance, comprehensive general liability insurance, cybersecurity insurance and business interruption insurance. The Borrower shall cause the Agent (or its representative) to be named as loss payee or additional insured on all insurance policies relating to the property and assets covered by the Security, it being understood, for certainty, that no such designation shall be required in respect of the directors and officers liability insurance policy, the network/cybersecurity/privacy liability insurance policy and the employment practices liability insurance policy. Each policy covering immovable property shall contain a “mortgage clause” and shall provide that insurer will give or endeavor to give the Agent at least [REDACTED: TIME PERIOD] written notice of intended cancellation or non-renewal. The Borrower shall furnish the Agent with evidence satisfactory that the required insurance coverage is in effect.

(f)

Taxes: Each member of the Borrower Group will file all tax returns which are to be filed by it from time to time, to pay or make provision for payment of all taxes (including interest and penalties) and Potential Prior-ranking Claims when due, provided that they shall not be required to pay any such tax or Potential Prior-ranking Claims that is being contested in good faith and by proper proceedings and to which appropriate reserves are being maintained.

(g)

Material Contracts & Material Permits and Licences: Each member of the Borrower Group will maintain in good standing all Material Contracts and all Material Permits and Licences and will obtain all new permits and licences, and use reasonable commercial effort to obtain all new contracts, if the failure to do so might reasonably be expected to have a Material Adverse Effect.

(h)

Further Assurances: At the reasonable request of the Agent, each Credit Party will execute and deliver such further agreements, deeds, instruments and other documents and to do such things as may reasonably be necessary to give effect to the Loan Documents.

(i)

Banking Services: The members of the Borrower Group will maintain all of their treasury management, including all of their bank accounts, with the Agent and its Affiliates after a reasonable transition period of up to [REDACTED: TIME PERIOD] from the Closing Date to allow the members of the Borrower Group to move their deposit accounts and cash management from their existing supplier to the Agent and its Affiliates, other than (i) bank accounts and credit cards maintained with JPMorgan Chase Bank which will be maintained for a transition period of up to [REDACTED: TIME PERIOD] following the Closing Date provided that (y) the credit balance in such bank accounts does not exceed [REDACTED: AMOUNT] in aggregate at any time and (z) the Debt under the JPMorgan Credit Card Obligations does not exceed US$500,000 at any time, and (ii) bank accounts maintained by Theratechnologies Europe Limited with Bank of Ireland provided that the aggregate balance in such bank accounts will not exceed [REDACTED: AMOUNT] at all times.

(j)

Maintenance of Assets: Each member of the Borrower Group will maintain, subject to normal wear and tear, in good operating condition all of its material assets used or useful in the conduct of its business, as would a prudent owner of similar property consistent with its past practices.

(k)	Conduct of Business: Each member of the Borrower Group will carry on and continuously conduct the Theratechnologies Business in an efficient, diligent and businesslike manner.

(l)	Books and Records: Each member of the Borrower Group will keep adequate books and records of account in which complete entries will be made in accordance with IFRS.

(m)

Use of Proceeds: The Borrower will use the proceeds of the Credit Facilities only for the purposes permitted under this Agreement. No part of the proceeds from the Credit Facilities will be used, directly or knowingly indirectly, (i) for any payment to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official party capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any applicable Anti-Corruption Laws , or (ii) to fund Blocked Persons, in any Sanctioned Country or in any way that would violate applicable Sanctions.

(n)

Rental Payments: Each Credit Party will ensure that each rental payment is paid when due under the lease governing each such leased immovable (real) property, subject to any cure period provided for under the applicable lease and except for any rental payment that is being contested in good faith by such Credit Party.

(o)

Anti-Corruption Laws. To the extent applicable, each of the members of the Borrower Group and their Subsidiaries conducts its business in compliance with the Corruption of Foreign Public Officials Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), the Criminal Code (Canada), the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions and maintains policies and procedures designed to promote and achieve compliance with such laws (collectively, the “Anti-Corruption Laws”).

(p)

Anti-Money Laundering Legislation: Promptly following a request by the Agent and/or the relevant Lender, the members of the Borrower Group will provide all documentation and other information which Agent and/or the relevant Lender may reasonably request in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering laws and regulations, including the USA Patriot Act (Title III of Pub. L. 107-56), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (collectively, including guidelines or orders thereunder, the “AML Legislation”).The members of the Borrower Group authorize the Agent and/or the relevant Lender to request and obtain such information from any Person, subject, however, to “client-solicitor” protected information. The Borrower also acknowledge that the members of the Borrower Group have been notified that the Agent and/or the relevant Lender is required under the AML Legislation to obtain, verify and record information which allows the Agent and/or the relevant Lender to identify each member of the Borrower Group in accordance with the AML Legislation.

(q)

Subsidiaries: The Borrower will provide prompt written notice to the Agent of the creation or acquisition of any Subsidiary after the Closing Date; provided that all Subsidiaries created by the Credit Parties will be Wholly-Owned Subsidiaries. In addition, the Borrower will ensure that each Subsidiary of the Borrower that contributes more than [REDACTED: PERCENTAGE] of the consolidated EBITDA of the Borrower or owns more than [REDACTED: PERCENTAGE] of the book value of the consolidated assets (excluding investments in Subsidiaries and the assets of the Oncology Subsidiary, without duplication) of the Borrower will remain a Wholly-Owned Subsidiary of the Borrower. Notwithstanding the foregoing, as relates to the Oncology Subsidiary, it is understood and agreed that upon the Oncology License Transfer being effective and at anytime thereafter, the Oncology Subsidiary may become a partially-owned Subsidiary of the Borrower or may cease to be a Subsidiary of the Borrower and become a Person in which the Borrower holds a minority interest.

(r)	Fiscal Year: The Borrower will provide prompt written notice to the Agent of any change in the date of its Fiscal Year end.

(s)	Reporting: The Borrower shall furnish to the Agent:

(i)

Quarterly Consolidated Financial Statements – quarterly internally-prepared Consolidated Financial Statements of the Borrower (as well as related management discussion and analysis and including trends in the number of unique customers and new enrollments for each product commercialized by the Borrower), as soon as available and, in any event, within 60 days after each of the first three Fiscal Quarters of each Fiscal Year of the Borrower;

(ii)

Quarterly Compliance Certificate – a quarterly Compliance Certificate within 60 days after the first three Fiscal Quarters of each Fiscal Year of the Borrower certifying, inter alia, compliance with the financial covenants set out in Section 11.2 and including (i) the calculations necessary to demonstrate compliance with such financial covenants, (ii) the calculations necessary to demonstrate compliance with the Guarantor Coverage Requirement, and (iii) the most recent statement of account with respect to the NBC Securities Account evidencing that the NBC Bonds that have matured since the last Fiscal

Quarter have not been renewed and a representation of the Borrower to the effect that the cash received in consideration of such NBC Bonds has been transferred to a securities or deposit account maintained with the Agent or an Affiliate of the Agent;

(iii)

Annual Consolidated Financial Statements – annual audited Consolidated Financial Statements of the Borrower (as well as all related management discussion and analysis and including trends in the number of unique customers and new enrollments for each product commercialized by the Borrower) as soon as available and, in any event, within 120 days after each Fiscal Year end;

(iv)

Annual Compliance Certificate – an annual Compliance Certificate, within 120 days after each Fiscal Year end, certifying compliance with the financial covenants set out in Section 11.2 including the calculations necessary to demonstrate compliance with such financial covenants;

(v)

Annual Budget – as soon as available and, in any event, no later than 120 days after each Fiscal Year end, an annual consolidated budget of the Borrower for the current Fiscal Year, completed on a quarterly basis and to include a projected consolidated balance sheet, consolidated statement of income, consolidated statement of cash flow, and detailed covenant calculations, detailed list of assumptions and projected compliance with the financial covenants set out in Section 11.2;

(t)

Notice of Certain Events: Prompt written notice of (i) termination or an amendment or modification to any Material Contract or the assignment or purported assignment thereof by a counterparty or of any material default thereunder, (ii) upon knowledge thereof, the release or discovery of any Contaminant on any immovable (real) property of the members of the Borrower Group to the extent same could reasonably be expected to result in a material non-compliance with Environmental Laws, (iii) any material change in any information contained in the Schedules of this Agreement or any material change in any information contained in the Perfection Certificate, (iv) any transaction or event that would give rise to a mandatory prepayment hereunder, (v) any Default or Event of Default, in each case with the particulars thereof, (vi) any management letter from external auditors, (vii) the creation of any new Wholly-Owned Subsidiary of the Borrower, (viii) any claim made under any insurance policy in a minimum of [REDACTED: AMOUNT] or [REDACTED: AMOUNT] in the aggregate during any Fiscal Year, (ix) any litigation, arbitration or other proceeding exceeding [REDACTED: AMOUNT], and (x) any material amendment to any of the constitutive documents of any Credit Party and any modification to its organizational structure (including the issuance of any equity by the Borrower), provided that in each case, it shall comply with its obligations to continuously maintain and perfect the Security in accordance with Section 9.2, to the extent required;

(u)

Other Information: It shall and shall cause each of its Subsidiaries to provide the Agent with such further information, financial data, documentation and other assurances as they may reasonably require from time to time in order to ensure ongoing compliance with this Agreement and the Loan Documents and to use all reasonable efforts to cooperate with the Agent in order to perfect and maintain the Security and the priority thereof.

(v)

Security: It shall, and it shall cause each other Credit Party, including each Wholly-Owned Subsidiary designated in the future pursuant to Section 9.8 as a Credit Party to, do, observe and perform or cause to be done, observed and performed, at its expense, all of its obligations and all matters and things necessary or expedient to be done, observed and performed by virtue of Applicable Laws, for the purpose of creating, perfecting, rendering enforceable or maintaining the Liens created under the Security Documents as valid, effective and enforceable first-ranking Liens subject only to Permitted Liens over all their respective properties and assets, present and future (other than properties and assets in respect of which the Credit Parties are not required to grant first-ranking liens or are not required to perfect or render opposable the Liens created on such properties and/or assets, in each case, pursuant to the terms of this Agreement or any other Loan Documents).

Section 11.2	Financial Covenants

The Borrower covenants with the Agent and each of the Lenders as follows:

(a)	The Borrower will maintain, on a consolidated basis:

(i)	Fixed Charge Coverage Ratio – a minimum Fixed Charge Coverage Ratio of 1.15:1.00 at all times;

(ii)	Senior Debt to EBITDA Ratio – a Senior Debt to EBITDA Ratio not exceeding (i) 2.50:1:00 on the Closing Date on a pro forma basis, and (ii) 3.00:1.00 at all times thereafter; and

(iii)	Total Debt to EBITDA Ratio – a Total Debt to EBITDA Ratio not exceeding (i) 3:50:1:00 on the Closing Date on a pro forma basis, and (ii) 4.00:1.00 at all times thereafter.

(b)

The financial covenants set out in this Section 11.2 shall be calculated and tested as at the end of each Fiscal Quarter or Fiscal Year end, as applicable, on a rolling four-quarter basis and with the delivery by the Borrower of the Consolidated Financial Statements and Compliance Certificate pursuant to Section 11.1(r).

Section 11.3	Restrictive Covenants

The Borrower covenants with the Agent and each of the Lenders for itself and on behalf of each member of the Borrower Group (including each Credit Party), as applicable, as follows:

(a)

Theratechnologies Business: The members of the Borrower Group will not carry on any business other than the Theratechnologies Business and any other business that is ancillary or related to the Theratechnologies Business and will not change the nature of the Theratechnologies Business without prior written notice to the Agent.

(b)

Liens: It shall not and it shall ensure that each of the other members of the Borrower Group shall not encumber or charge any of its property or assets or permit to subsist any Lien in respect of any of its property or assets except for Permitted Liens.

(c)	Debt: It shall not and it shall ensure that each of the other members of the Borrower Group shall not obtain, create, incur or assume, directly or indirectly, any Debt other than Permitted Debt.

(d)

Capital Expenditures: None of the members of the Borrower Group will incur any Capital Expenditures, except Capital Expenditures incurred in the maximum amount not to exceed [REDACTED: PERCENTAGE] of the budgeted Capital Expenditures approved by the Borrower’s board of directors in any Fiscal Year as per the budget delivered to the Agent pursuant to Section 11.1(s)(v).

(e)

Investments, Guarantee and Financial Assistance. No member of the Borrower Group will make or have outstanding any investment in another Person, including any subscription or purchase of any right in the capital of such Person, nor will any member of the Borrower Group grant or have outstanding any financial assistance or benefit to any Person or guarantee the obligations of any Person, other than: (i) investments made in any Credit Party, (ii) the investment of the Oncology Licence and an amount of up to [REDACTED: AMOUNT] in the Oncology Subsidiary concurrently with its creation and any investment in Capital Stock of the Oncology Subsidiary existing at the time it ceases to be a Subsidiary of the Borrower following a disposition by the Borrower of the majority of the equity interests in the Oncology Subsidiary in accordance with Section 11.3(g)(vi), (iii) advances made to any Credit Party, (iv) guarantees of indebtedness owing by a Credit Party to another Credit Party, (v) cash and Cash Equivalent investments held with a Lender or an Affiliate of a Lender or as otherwise permitted pursuant to paragraph Section 11.1(i), and (vi) the NBC Bonds in an amount not exceeding [REDACTED: AMOUNT] on the Effective Date, provided that (y) the NBC Bonds or an amount in cash received in consideration thereof will be transferred upon their respective maturity to a securities account or deposit account, as the case may be, maintained by the Borrower with the Agent or its Affiliates, and (z) all NBC Bonds will have matured, and the NBC Securities Account maintained by the Borrower with National Bank Financial will be closed, by no later than [REDACTED: DATE].

(f)

Transactions with Related Parties. No member of the Borrower Group will engage in any material transactions or agreements (other than the Oncology License Transfer) with any related party (other than amongst Credit Parties and any management agreement duly approved by the board of directors of any member of the Borrower Group) on terms and conditions that are less favourable in any material respect to the relevant member of the Borrower Group than those that could be obtained on an arm’s length basis from unrelated third parties. For the purposes of this Section 11.3(f), (y) “related party” means, with respect to a Person, another Person that Controls or is Controlled by or is under common Control with the relevant Person, and (z) the definition of Control must be read as replacing 50.1% by [REDACTED: PERCENTAGE] for the purpose of this section.

(g)

Sale of Assets: No member of the Borrower Group will sell, transfer, convey, lease or otherwise dispose of any of its properties or assets (in each case, a “disposition”), except for the following dispositions (in each case, provided that no Default occurs as a result of such disposition):

(i)	any disposition of inventory made by a member of the Borrower Group in the ordinary course of its business;

(ii)	any disposition of used, surplus, obsolete or worn-out property and equipment for nominal consideration;

(iii)	any disposition by a member of the Borrower Group that is not a Credit Party to another member of the Borrower Group that is not a Credit Party;

(iv)	any disposition by a Credit Party to another Credit Party;

(v)	the Oncology License Transfer, subject to the prepayment obligations set for in Section Section 7.3(a)(iii), if applicable;

(vi)	any disposition of equity interests in the Oncology Subsidiary to a third party, subject to the prepayment obligations set forth in Section 7.3(a)(iii), if applicable;

(vii)

other dispositions of assets (other than any intellectual property rights) up to an aggregate amount of [REDACTED: AMOUNT] in any Fiscal Year, provided however that on the [REDACTED: TIME PERIOD] following any disposition, the net cash proceeds of any such disposition must be used to make a prepayment as provided in Section 7.3(a)(iii), unless they have been used by the members of the Borrower Group within such [REDACTED: TIME PERIOD] period to acquire, repair or improve assets (including to make investments in members of the Borrower Group or to acquire a business) other than inventory. For greater certainty, no prepayment shall be required pursuant to Section 7.3(a)(iii) unless and until the net cash proceeds received by the Credit Parties exceed [REDACTED: AMOUNT] in the case of any individual event or [REDACTED: AMOUNT] in the aggregate during any Fiscal Year.

(h)

Fundamental Changes: None of the Credit Parties will enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself, except that (A) any Credit Party may merge or amalgamate with the Borrower or any other Credit Party, and (B) any Credit Party (other than the Borrower) that becomes inactive, dormant or is no longer necessary for the Theratechnologies Business may be liquidated into another Credit Party, in each case, if not less than [REDACTED: TIME PERIOD] prior notice of the merger, amalgamation or liquidation is given to the Agent and provided that the following conditions are fulfilled (i) no Default occurs as a result of the merger, amalgamation or liquidation; (ii) in the case of a merger or amalgamation, the surviving or amalgamated entity is a Credit Party; and (iii) the surviving entity, the amalgamated entity or the Credit Party into which the other Credit Party is liquidated, as applicable, executes and delivers to the Agent all such documents as may be necessary or advisable to confirm that such entity is bound as successor of the merging or amalgamating entities or the liquidated entity, as applicable, by all Loan Documents to which such entities were parties. For greater certainty, any Credit Party that may be liquidated into another Credit Party in accordance with this Section 11.3(h) may be subsequently dissolved, and no prior notice shall be required to be given to the Agent in respect of such dissolution.

(i)	Changes Affecting Perfection: No Credit Party will change its name or the location of any of its assets, head office or chief executive office except:

(i)

any change in the location of inventory or equipment to the extent it is moved to a jurisdiction where the Agent has perfected Security in accordance with Section 9.4, or it is moved to any other jurisdiction in Canada or in the United States of America, or

(ii)	any change to the head office or chief executive office of any Credit Party, so long as it remains in Canada or in the United States of America, as applicable,

provided that (x) a written notice is provided to the Agent at least [REDACTED: TIME PERIOD] prior to such change, and (y) the Credit Parties have complied with their obligations to continuously maintain and perfect the Security in accordance with Section 9.4.

(j)

Material Contracts: No member of the Borrower Group will terminate any Material Contract prior to its term without the Agent’s prior written consent unless such termination is not reasonably expected to have a Material Adverse Effect. In addition, no member of the Borrower Group will amend, modify or supplement in any material respect any Material Contract without the Agent’s prior written consent to the extent such amendment is materially adverse to the Lenders.

(k)

Acquisitions: No member of the Borrower Group will make any Acquisition without the prior written consent of the Agent, other than an Acquisition that meets all of the following conditions (each such Acquisition, a “Permitted Acquisition”):

(i)	if the Acquisition is an Acquisition of Capital Stock in a Person, such Person will be a Wholly-Owned Subsidiary of a Credit Party, directly or indirectly;

(ii)	if the Acquisition is an Acquisition of a licence, such license will be an Exclusive License;

(iii)	the target’s business is in the same line of business as the Theratechnologies Business (or a business reasonably incidental or complementary thereto);

(iv)

the acquired business will make a positive contribution to the Borrower’s EBITDA within [REDACTED: TIME PERIOD] of the Closing Date, as evidenced by either historical or projected financial statements to the satisfaction of the Majority Lenders;

(v)	the Total Acquisition Consideration of all Acquisitions in any Fiscal Year will not exceed [REDACTED: AMOUNT] in the aggregate for all members of the Borrower Group;

(vi)	the business acquired pursuant to such Acquisition is located in Canada or the United States of America;

(vii)	any such Acquisition will exclude any private or public tender offer for the shares or securities of another Person whose governing body has not approved such offer (“hostile take-over”);

(viii)	any Debt of the target(s) will be repaid prior to or concurrently with closing of the Acquisition, other than Permitted Debt;

(ix)

any Lien, other than Permitted Liens, charging the assets or shares acquired pursuant to such Acquisition must be subject to an undertaking to release such Lien prior to the effective date of such Acquisition and be discharged within [REDACTED: TIME PERIOD] from the effective date of the Acquisition,

(x)

to the extent the Acquisition is an Acquisition of Capital Stock in a Person and to the extent required for the Credit Parties to comply with the Guarantor Coverage Requirement, within [REDACTED: TIME PERIOD] after the effective date of such Acquisition, the Agent shall have obtained a first-ranking Lien on the Collateral of the target and the target shall be a Guarantor hereunder;

(xi)	if the target owns any immovable property, the Agent shall have received an environmental Phase 1 report and an environmental Phase 2 report (if necessary); and

(xii)

concurrently with the closing of the Acquisition, the Borrower shall have provided to the Agent a Compliance Certificate confirming that no Default or Event of Default has occurred as a result of such Acquisition;

Notwithstanding the foregoing, the Donidalorsen Acquisition and the Olezarsen Acquisition will be deemed Permitted Acquisitions and will not reduce the [REDACTED: AMOUNT] limit referenced in paragraph (v) above to the extent the Borrower has delivered to the Agent prior to such Acquisition a Compliance Certificate demonstrating compliance with, amongst other things, the financial covenants set forth in Section 11.2 and the Guarantor Coverage Requirement, and confirming that no Default or Event of Default has occurred as a result of such Acquisition; provided that no Compliance Certificate will be required with respect to the Donidalorsen Acquisition or the Olezarsen Acquisition if such Acquisition is completed within [REDACTED: TIME PERIOD] from the Closing Date.

(l)

Fiscal Year Change: It shall not and it shall ensure that each of the other members of the Borrower Group shall not change its Fiscal Year without the prior written consent of the Agent, which consent shall not be unreasonably withheld.

(m)	Dividends and other Distributions: It shall not and it shall ensure that each of the other members of the Borrower Group shall not make any Distribution, other than to a Credit Party.

(n)

IQ Subordinated Debt: it shall not, and it shall ensure that each of the other members of the Borrower Group shall not, make any payment on account of the IQ Subordinated Debt, other than payments that are permitted pursuant to the IQ Subordination Agreement. Notwithstanding the foregoing and any terms and conditions of the IQ Subordination Agreement to the contrary, the members of the Borrower Group will only be entitled to make payment of principal (including capitalized interest) under the IQ Subordinated Debt on the IQ Maturity Date if (i) no Material Default exists or would result from such payment, and (ii) the Borrower has delivered to the Agent, prior to such payment, a Compliance Certificate evidencing that no Material Default exists or would result from such payment.

(o)

Other Payments: It shall not and it shall ensure that each of the other members of the Borrower Group shall not make any of the following payments if an Event of Default exists or would result from such payment: (i) earnout payments and other contingent payments with respect to a Permitted Acquisition, (ii) royalties (including, without limitation, any buydown of royalty rates) and Milestone Payments, or (iii) other similar payments required to be made pursuant to research and development, licensing, collaboration or development agreements or similar agreements.

(p)	Hedge Contracts: It shall not and it shall ensure that each of the other members of the Borrower Group shall not enter into any Hedge Contract except if the following conditions have all been met:

(i)	save and except for the Share Hedge, if such Hedge Contract is entered into with a Lender (or an Affiliate of a Lender);

(ii)

if such Hedge Contract is entered into solely for the purpose of protection against fluctuation in any rate (including interest rate) or price (including currency prices and exchange rates) in respect of the Credit Facilities, commodities or the Borrower’s shares and not for speculation;

(iii)	if such Hedge Contract is entered into pursuant to ISDA documentation as published by the International Swaps and Derivatives Association, Inc.; and

(iv)	if the final maturity of such Hedge Contract shall not occur after the Final Maturity Date.

(q)

Anti-Terrorism Laws: None of the members of the Borrower Group will (i) conduct any business or engage in any transaction or dealing with, or for the benefit of, any Blocked Person, including making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person (as defined in Section 10.1(cc)), (ii) deal in, or otherwise engage in any transaction relating to, any assets or property blocked pursuant to Executive Order No. 13224, or (iii) engage in on conspire to engage in any transaction that has the purpose of evading or avoiding any applicable anti-money laundering laws and regulations, including AML Legislation, US Anti-Terrorism Law or US Money Laundering Law that is applicable to its activities. None of the members of the Borrower Group will engage in on conspire to engage in any transaction that has the purpose of evading or avoiding or any provision of the Proceeds of Crime Act that is applicable to its activities. The Borrower will deliver to the Agent and Lenders any certification or other evidence requested from time to time by the Agent or any Lender, in its discretion, confirming compliance with this Section by the members of the Borrower Group.

ARTICLE 12

INDEMNITY AND CHANGE IN CIRCUMSTANCES

Section 12.1	Indemnification by the Borrower

(a)

The Borrower shall indemnify the Agent (and any sub-agent thereof), each Lender, each L/C Lender and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any Guarantor arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or non performance by the parties hereto of their respective obligations hereunder (including, without limitation, in respect of Environmental Laws) or thereunder or the consummation or non-consummation of the transactions contemplated hereby or thereby, (ii) any Borrowing or the use or proposed use of the proceeds therefrom, or (iii) any actual claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, delict or any other theory, whether brought by a third party or by the Borrower or any Guarantor and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non appealable judgment to have resulted from the intentional or gross fault of such Indemnitee, or (y) result from a claim brought by the Borrower against an Indemnitee for gross negligence or breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and non-appealable judgment in its favour on such claim as determined by a court of competent jurisdiction. If and for so long as no Default or Event of Default has occurred and is continuing, the Borrower, at its option, shall be entitled to conduct the defense of such suit, action or proceeding with the participation of and taking into account the best interests of the Agent or the appliable Lender. If the Agent or the applicable Lender shall determine in good faith that the defense of any such suit, action or proceeding is not being conducted in the best interests of the Agent or such Lender, the Agent or such Lender shall on notice to the Borrower (and for the account of the Borrower) be entitled to take over the sole conduct of the defense of such suit, action or proceeding.

(b)

The Borrower shall indemnify the Agent and each Lender, within ten days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

Section 12.2	Break Costs

The Borrower will pay on demand the amount of any breakage cost and other loss, costs, damages and expenses suffered by a Lender as a result of the conversion or repayment of a Term SOFR Advance, a Daily Simple SOFR Advance, a Daily Compounded CORRA Advance or a Term CORRA Advance on any day other than the last day of the applicable SOFR Interest Period or CORRA Interest Period, as the case may be, irrespective of the cause of such conversion or repayment (including a repayment resulting from a demand for payment after the occurrence of an Event of Default). In the absence of manifest error, a statement prepared by the affected Lender indicating the amount of such cost or other loss and the method by which same was calculated will be binding and conclusive.

Section 12.3	Increased Costs

(a)	Increased Costs Generally. If any Change in Law shall:

(i)

impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)

subject any Lender to any Tax of any kind whatsoever (other than Excluded Taxes, Indemnified Taxes or Other Taxes) with respect to this Agreement, any Borrowing made by it, or change the basis of taxation of payments to such Lender in respect thereof, subject, however, to the provisions of Section 7.11 and Section 12.1; or

(iii)	impose on any Lender or any applicable interbank market any other condition, cost or expense affecting this Agreement or Borrowings made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Borrowing (or of maintaining its obligation to make any such Borrowing), or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount), then upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)	Capital Requirements. If a Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, or the Borrowings made by, or participated in by such Lender, to a level below that which such Lender or its holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of its holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or its holding company for any such reduction suffered.

(c)

Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, including reasonable detail of the basis of calculation of the amount or amounts, and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten Business Days after receipt thereof.

(d)

Delay in Requests. Failure or delay on the part of a Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, except that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefore, unless the Change in Law giving rise to such increased costs or reductions is retroactive, in which case the nine-month period referred to above shall be extended to include the period of retroactive effect thereof.

Section 12.4	Illegality

If any Lender determines that any Applicable Laws have made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Branch to make or maintain any Borrowing (or to maintain its obligation to make any Borrowing), or to determine or charge interest rates based upon any particular rate, then, on notice thereof by such Lender to the Borrower, any obligation of such Lender with respect to the activity that is unlawful shall be suspended until such Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Agent), prepay or, if conversion would avoid the activity that is unlawful, convert any Borrowings. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Branch if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 12.5	Effect of Benchmark Transition Event

Notwithstanding anything to the contrary in this Agreement or in any other Loan Document:

(a)

Benchmark Replacement. If a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan

Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document, and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (Montreal time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Borrower without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document, so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders. If the Benchmark Replacement is Adjusted Daily Compounded CORRA, all interest payments will be payable on the last day of each CORRA Interest Period.

(b)	No Hedge Contract shall be deemed to be a “other Loan Document” for purposes of this Section 12.5.

(c)

Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)

Notice; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement, and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 12.5(e), and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent pursuant to this Section 12.5 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 12.5.

(e)

Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate and Term CORRA Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion, or (B) the administration of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Agent may modify the definition of “CORRA Interest Period” or “SOFR Interest Period”, as applicable (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative tenor, and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark

Replacement), or (B) is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “CORRA Interest Period” or “SOFR Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)

Benchmark Unavailability Period. Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Borrowings which are of the type that have a rate of interest determined by reference to the then-current Benchmark, to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to, (i) for a Benchmark Unavailability Period in respect of Term CORRA Advance or Daily Compounded CORRA Advance, Prime Rate Advances, and (iii) for a Benchmark Unavailability Period in respect of Term SOFR Advances or Daily Simple SOFR Advances, US Base Rate Advances.

Section 12.6	Inability to Determine Rates and Market Disruption.

(a)	Subject to Section 12.5, if, on or prior to the first day of any CORRA Interest Period or SOFR Interest Period, as applicable:

(i)

the Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term CORRA”, “Adjusted Daily Compounded CORRA” , “Adjusted Daily Simple SOFR” or the “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof, for reasons other than, as regards to Term CORRA Advances, Daily Compounded CORRA Advances, Daily Simple SOFR Advances or the Term SOFR Advances, a Benchmark Transition Event, or

(ii)

the Majority Lenders determine that for any reason in connection with any request for a Term CORRA Advance, Daily Compounded CORRA Advance, a Daily Simple SOFR Advance or a Term SOFR Advance or a conversion thereto or a continuation thereof that Term CORRA, Daily Compounded CORRA, Daily Simple SOFR or Term SOFR for any requested CORRA Interest Period or SOFR Interest Period, as applicable, with respect to a proposed Term CORRA Advance, Daily Compounded CORRA Advance, Daily Simple SOFR Advance or Term SOFR Advance, as applicable, does not adequately and fairly reflect the cost to the Majority Lenders of making and maintaining such Borrowing, and the Majority Lenders have provided notice of such determination to the Agent, the Agent will promptly so notify the Borrower.

(b)

Upon delivery of such notice by the Agent to the Borrower under Section 12.6(a), any obligation of the Lenders to make Term CORRA Advances, Daily Compounded CORRA Advances, Daily Simple SOFR Advances or Term SOFR Advances, as applicable, and any right of the Borrower to continue Term CORRA Advances, Daily Compounded CORRA Advances, Daily Simple SOFR Advances or Term SOFR Advances, as applicable, or to convert Prime Rate Advances to Term CORRA Advances or Daily Compounded CORRA Advances, as applicable, or to convert US Base Rate Advances to Term SOFR Advances or Daily Simple SOFR Advances, as applicable, shall be suspended (to the extent of the affected Term CORRA Advances, Daily Compounded CORRA Advances, Daily Simple SOFR Advances or Term SOFR Advances or affected CORRA

Interest Periods or SOFR Interest Periods, as applicable) until the Agent (with respect to Section 12.6(a)(ii), at the instruction of the Majority Lenders) revokes such notice.

(c)

Upon receipt of such notice by the Agent to the Borrower under Section 12.6(a), (i) (x) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Term CORRA Advances, Daily Compounded CORRA Advances, Daily Simple SOFR Advances or Term SOFR Advances, as applicable (to the extent of the affected Term CORRA Advances, Daily Compounded CORRA Advances, Daily Simple SOFR Advances or Term SOFR Advances, as applicable, or affected CORRA Interest Periods or SOFR Interest Periods, as applicable); (y) in respect of Term CORRA Advances or Daily Compounded CORRA Advances, as applicable, the Borrower may elect to convert any such request into a request for a Borrowing of or conversion to Prime Rate Advance, in the amount specified therein; and (z) in respect of Term SOFR Advances or Daily Simple SOFR Advances, the Borrower may elect to convert any such request into a request for a Borrowing of or conversion to US Base Rate Advances, in the amount specified therein, and (ii) (x) failing such election, any outstanding affected Term CORRA Advances or Daily Compounded CORRA Advances will be deemed to have been converted, at the end of the applicable CORRA Interest Period, into Prime Rate Advances, and (y) (x) failing such election, any outstanding affected Term SOFR Advances or Daily Simple SOFR Advances will be deemed to have been converted, at the end of the applicable SOFR Interest Period, into US Base Rate Advances. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 12.3.

Section 12.7	Replacement of Lenders

If any Lender becomes entitled to any additional payment or reimbursement under Section 7.11, if any Lender requests compensation under Section 12.3, if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 12.3, if any Lender’s obligations are suspended pursuant to Section 12.4 or if any Lender defaults in its obligation to fund Borrowings hereunder, then the Borrower may, at their sole expense and effort, upon ten days’ notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, ARTICLE 14), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)	no Default or Event of Default shall have occurred and be continuing;

(b)

the assigning Lender receives payment of an amount equal to the outstanding principal of its Pro Rata Share of the Borrowing (provided that the assigning Lender has funded same), accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any Break Costs) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)

in the case of any such assignment resulting from a claim for compensation under Section 12.3 or payments required to be made pursuant to Section 12.4, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)	such assignment does not conflict with Applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 12.8	Environmental Indemnity

The Borrower shall indemnify and hold harmless the Agent and each Lender and any receiver or agent appointed by or at the request of any of same (collectively, the “Indemnitees” and singly, the “Indemnitee”) from and against any and all third party liabilities, claims, demands, actions and causes of action, fines and other penal or administrative sanctions suffered by any Indemnitee arising directly or indirectly out of any breach by the members of the Borrower Group of Environmental Laws, or any environmental hazards existing, or any environmental pollution occurring, at any time relating to the Theratechnologies Business, the assets and properties of the members of the Borrower Group or the operations of the members of the Borrower Group.

ARTICLE 13

EVENTS OF DEFAULT

Section 13.1	Events of Default

Each of the following events shall constitute an event of default hereunder (each an “Event of Default”):

(a)	Non Payment Principal: A Credit Party fails to pay when due any principal owed as Credit Obligations, including pursuant to the Loan Documents;

(b)

Non Payment Other Amounts: A Credit Party fails to pay when due any interest, fee or other amount (other than principal) owed as Credit Obligations, including pursuant to the Loan Documents and such failure shall continue unremedied for a period of 3 Business Days;

(c)	Financial Covenants: If a Credit Party shall fail to perform, observe or comply with any of the provisions of Section 11.2;

(d)

Material Covenants: If a member of the Borrower Group shall fail to perform, observe or comply with any of the provisions of ARTICLE 9, Section 11.1(s) or Section 11.3 and such failure shall remain unremedied for a period of five Business Days following notice thereof by the Agent to the Borrower;

(e)

Other Obligations: Subject to Section 13.1(a), Section 13.1(b) and Section 13.1(c), a Credit Party breaches any provision of a Loan Document and such Default is not remedied within 10 Business Days following notice thereof by the Agent to the Borrower;

(f)

Representations and Warranties: Any representation or warranty made to the Agent and the Lenders in writing in this Agreement, in any other Loan Documents or otherwise or any representation or warranty deemed to be made to the Agent and the Lenders pursuant to the terms of this Agreement or any financial statement or other information (other than projections) delivered in writing to the Agent and the Lenders by any member of the Borrower Group or any of its officers in, or in connection with, this Agreement is incorrect or misleading in any material respect, and the circumstances causing such representation, warranty or statement to be incorrect or misleading in any material respect shall remain unremedied for a period of 10 Business Days following the knowledge thereof of any member of the Borrower Group;

(g)	Insolvency: any member of the Borrower Group is unable to pay its debts as such debts become due, or is, or is adjudged or declared to be, or admits to being, bankrupt or insolvent;

(h)

Reorganization, Winding-up or Receivership: any notice of intention is filed or any voluntary or involuntary case or proceeding is filed or commenced for (i) the bankruptcy, liquidation, winding-up, dissolution or suspension of general operations of any member of the Borrower Group, or (ii) the composition, re-scheduling, reorganization, arrangement or readjustment of, or other relief from, or stay of proceedings to enforce, some or all of the debts of any member of the Borrower Group, or (iii) the appointment of a trustee, receiver, receiver and manager, liquidator, administrator, custodian or other official for all or any significant part of the assets of any member of the Borrower Group, or (iv) the possession, foreclosure or retention, or sale or other disposition of, or other proceedings to enforce security over, all or any significant part of the assets of any member of the Borrower Group; provided that no Event of Default will occur as a result of (A) the filing of any involuntary case or proceeding if such case or proceeding is contested diligently and in good faith and is dismissed within 60 days, or (B) any corporate action, legal proceeding or other procedure or step which is part of a solvent liquidation or reorganization of any member of the Borrower Group for which the Agent has given its consent pursuant to the terms of this Agreement;

(i)

Cross-Default: A member of the Borrower Group defaults in the payment of Debt owed to any Person (other than the Debt arising under the Credit Facilities) exceeding [REDACTED: AMOUNT] in the aggregate, or in the performance or observance of any agreement in respect of any such Debt where, as a result thereof, the maturity of such Debt may be accelerated;

(j)	IQ Subordinated Debt: A member of the Borrower Group defaults in the payment, performance or observance of the IQ Subordinated Debt Documents;

(k)

Invalidity: Any material provision of a Loan Document (including, without limitation, the IQ Subordination Agreement) ceases to be legal, valid, binding, or enforceable or is repudiated or contested by a member of the Borrower Group and the resulting impairment of the rights of the Agent and/or the Lenders is not remedied within 15 days;

(l)

Adverse Proceedings: Any person holding a Lien on the assets of a member of the Borrower Group, or any trustee, receiver, receiver and manager, agent, bailiff or other similar official appointed by or acting for any such persons takes possession, forecloses, retains, sells or otherwise disposes or proceeds to enforce security over the assets of a member of the Borrower Group having an aggregate fair market value of at least [REDACTED: AMOUNT] and such action is not contested diligently and in good faith by the members of the Borrower Group or is not reversed or dismissed within 30 days;

(m)

Failure to comply with Judgment: Any one or more judgments are entered against any one or more members of the Borrower Group which judgments are not vacated, discharged, stayed or bonded pending appeal within 60 days of the entry thereof or shall not have been vacated or discharged at least 5 Business Days prior to the expiration of any such stay and involve a liability (not paid or fully covered by insurance) the amount of which, singly or when aggregated with all such liabilities of the members of the Borrower Group, exceeds [REDACTED: AMOUNT];

(n)

Change of Control: If (i) any Person or group of Persons acting in concert acquires Control of the Borrower, or (ii) any Guarantor ceases to be a Wholly-Owned Subsidiary of the Borrower, subject to Section 11.1(q);

(o)

IQ Ownership: if IQ disposes of any portion of the Capital Stock that it holds in the Borrower and as a result of such disposition, ceases to hold, directly or indirectly at least [REDACTED: PERCENTAGE] of the Borrower’s issued and outstandings Capital Stock;

(p)	Cessation of Business: The members of the Borrower Group, taken as a whole, cease to carry on the Theratechnologies Business; and

(q)

Material Adverse Change: There is a Material Adverse Change; for greater certainty, there will be a Material Adverse Change if any product of any member of the Borrower Group is recalled or similar event to remove any drug or other products sold by a member of the Borrower Group from the market occurs, to the extent that such product recall results in a Material Adverse Effect.

Section 13.2	Rights and Remedies

Upon the occurrence and during the continuance of an Event of Default, the Agent, acting on behalf of the Lenders, may exercise any or all of the following rights and remedies:

(a)

declare the then outstanding balance of the Credit Obligations hereunder to be immediately due and payable without presentment, further demand, protest or further notice of any kind, and such monies and liabilities shall forthwith become due and payable and interest thereon shall be computed at the applicable rate hereunder and shall be payable in like money and at the same place, until all amounts outstanding hereunder are paid in full;

(b)	declare the Borrower’s right to further Borrowings, Conversions and Rollovers to be terminated;

(c)

demand that monies in an amount sufficient to pay all Letters of Credit, then outstanding be paid forthwith by the Borrower to the Agent and/or the Lenders for deposit into an interest-bearing cash collateral account maintained by the Agent and/or the Lenders (the interest on which shall be credited against the Credit Obligations hereunder); provided that if the Borrower fails to pay such amount immediately upon such demand, the relevant Lenders may make any deposits required hereunder on behalf of the Borrower and all such deposits made by the Lenders shall be deemed to constitute a Prime Rate Advance or US Base Rate Advance, as applicable, to the Borrower;

(d)

deposit into an interest-bearing cash collateral account maintained by the Agent on behalf of the Lenders (the interest on which will be credited against the Credit Obligations hereunder) amounts which are received by the Lenders from the Borrower hereunder or as proceeds of realization of the Security to the extent such amounts be required to satisfy any other contingent or unmatured obligations or liabilities of the Borrower to any Lender;

(e)

convert the then outstanding balance of the Credit Obligations hereunder or any part thereof into a Prime Rate Advance or US Base Rate Advance (notwithstanding that such action may cause the Borrower to incur Break Costs);

(f)	enforce any or all the Security and the Guarantees; or

(g)

commence such legal action or proceedings against the Borrower as may be permitted by Applicable Law or under the Loan Documents, as the Agent deems expedient in its sole discretion in order to collect the Credit Obligations.

Section 13.3	Lenders’ Right to Suspend Borrowings

Upon the occurrence of a Default, the obligation of the Lenders to make Borrowings hereunder shall be suspended and shall remain suspended until such Default has been waived, remedied or otherwise dealt with to the satisfaction of the Lenders.

Section 13.4	Application and Sharing of Payments Following Acceleration

Except as otherwise agreed to by the Lenders, any sum received by the Agent at any time after an Event of Default has occurred and is continuing and which the Agent is obliged to apply in or towards satisfaction of sums due from the Borrower hereunder shall be applied by the Agent on a pro rata basis among the Secured Parties and the Agent in accordance with amounts owed to the Secured Parties and the Agent in respect of each category of amounts set forth below, each such application to be made in the following order with the balance remaining after application in respect of each category to be applied to the next succeeding category: (i) firstly, to the Agent in or towards payment of any fees, costs or expenses due and payable in connection with the exercise by the Agent of its rights hereunder or under the Security; (ii) secondly, to the payment of the Credit Obligations (including cash held as collateral to be applied against the Credit Obligations which have not then matured) to the Secured Parties; and (iii) thirdly, any excess shall be paid to the Borrower or as a court of competent jurisdiction shall determine.

Section 13.5	Right of Compensation and Set-Off

Upon the occurrence and during the continuance of an Event of Default, each Lender is hereby authorized at any time and from time to time thereafter, without notice to the Borrower (any such notice being expressly waived by the Borrower) to compensate, set-off and apply any and all deposits at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the Credit Obligations of the Borrower now or hereafter existing under this Agreement. The Lenders agree to promptly notify the Borrower and the Agent after any such set-off, compensation and application, provided that the failure to give such notice shall not affect the validity of such set-off, compensation and application.

Section 13.6	Waiver of Default

No express or implied waiver by any of the Agent or the Lenders of any Default or Event of Default shall in any way be or be construed to be a waiver of any future or subsequent Default or Event of Default.

Section 13.7	Remedies Cumulative and Waivers

The rights and remedies of each of the Agent and the Lenders hereunder or under any of the Security Documents are cumulative and are in addition to and not in substitution for any rights or remedies provided by law or by equity; and any single or partial exercise by the Agent or any Lender of any right or remedy for a Default or breach of any term, covenant, condition or agreement contained in this Agreement or any of the Security Documents shall not be deemed to be a waiver of or to alter, affect or prejudice any other right or remedy or other rights or remedies to which the Lenders may be lawfully entitled for such default or breach. Any waiver by the Agent or any Lender of the strict observance, performance or compliance with any term, covenant, condition or agreement herein contained and any indulgence granted, either expressly or by course of conduct, by the Agent or any Lender shall be effective only in the specific instance and for the purpose for which it was given and shall be deemed not to be a waiver of any rights and remedies of the Agent or the Lenders under this Agreement or any of the Security Documents as a result of any other default or breach hereunder or thereunder.

ARTICLE 14

ASSIGNMENTS AND PARTICIPATIONS

Section 14.1	Successors and Assigns

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lenders and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 14.2, (ii) by way of participation in accordance with the provisions of Section 14.4, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 14.5 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 14.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 14.2	Assignments by Lenders.

Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Borrowings at the time owing to it); provided that:

(a)

except if an Event of Default has occurred and is continuing or in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Borrowings at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, the aggregate amount of the Commitment being assigned (which for this purpose includes Borrowings outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Borrowings of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than [REDACTED: AMOUNT], unless each of the Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consent to a lower amount (each such consent not to be unreasonably withheld or delayed);

(b)

each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Borrowings or the Commitment assigned;

(c)	any assignment must be approved by the Agent and the L/C Lender (such approval not to be unreasonably withheld or delayed);

(d)

any assignment must be approved by the Borrower (such approval not to be unreasonably withheld or delayed) unless the proposed assignee is itself already a Lender or a Default or Event of Default has occurred and is continuing; and

(e)

the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee in an amount of [REDACTED: AMOUNT] to be paid to the Agent, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Agent an administrative questionnaire in a form and substance satisfactory to the Agent.

Subject to acceptance and recording thereof by the Agent pursuant to this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement and the other Loan Documents, including any collateral security, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 7.11 and ARTICLE 12, and shall continue to be liable for any breach of this Agreement by such Lender, with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 14.4. Any payment by an assignee to an assigning Lender in connection with an assignment or transfer shall not be or be deemed to be a repayment by the Borrower or a new Borrowing to the Borrower.

Section 14.3	Register

The Agent shall maintain at its offices in Montreal a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Borrowings owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

Section 14.4	Participations

Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural person, a Guarantor or any Affiliate of a Guarantor) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Borrowings owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any payment by a Participant to a Lender in connection with a sale of a participation shall not be or be deemed to be a repayment by the Borrower or a new advance to the Borrower.

Subject to Section 14.5, the Borrower agrees that each Participant shall be entitled to the benefits of Section 7.11 and ARTICLE 12 (subject, in each case, to the conditions, limitations and requirements set forth therein) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 14.2.

Section 14.5	Limitations upon Participant Rights

A Participant shall not be entitled to receive any greater payment under Section 7.11 and ARTICLE 12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

ARTICLE 15

BAIL-IN PROVISIONS

For the purposes of this Article 15:

(a)	“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

(b)

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

(c)

“EEA Financial Institution” means (x) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (y) any entity established in an EEA Member Country which is a parent of an institution described in clause (x) of this definition, or (z) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (x) or (z) of this definition and is subject to consolidated supervision with its parent;

(d)	“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

(e)	“EEA Resolution Authority” means anybody which has authority to exercise any Write-Down and Conversion Powers.

(f)

“Write-Down and Conversion Powers” means the write-down and conversion powers of any EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country (which powers are described in the EU Bail-In Legislation Schedule referred to in the definition of Bail-In Legislation).

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any the parties thereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, may be subject to the write-down and conversion powers of an EEA Resolution Authority and consents to, and agrees to be bound by:

(a)	the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liability which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)	the effects of any Bail-In Action on any such liability, including, if applicable:

(c)	a reduction in full or in part or cancellation of any such liability;

(d)

a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments will be accepted by it in lieu of any rights with respect to any such liability under any Loan Document; or

(e)	any variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

ARTICLE 16

THE AGENT AND THE LENDERS

Section 16.1	Appointment and Authority of the Agent

Each of the Lenders hereby irrevocably appoints the Agent as its mandatary to act on its behalf as the agent under the Security Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the Lenders, and the Borrower shall have no rights as a third party beneficiary of any of such provisions.

Section 16.2	Execution of Security Documents – Hypothecary Representative for Quebec Purposes

The Agent is hereby authorized to hold any Security on behalf of the Lenders and to execute in their name any Security Document. Without limiting the powers of the Agent (and as part of its duties) hereunder or under the other Loan Documents and to the extent applicable, each of the Lenders hereby acknowledges that the Agent will, for the purposes of holding any hypothec pursuant to ARTICLE 9, be the hypothecary representative (within the meaning of Article 2692 of the Civil Code of Quebec) for all present and future Secured Parties. Each of the Lenders hereby constitutes, to the extent necessary, the Agent as its hypothecary representative in order to hold security granted under such hypothecs. Each Eligible Assignee will be deemed to have confirmed and ratified the constitution of the Agent as its hypothecary representative by execution of the relevant Assignment and Assumption agreement. Any Secured Party who is not a Lender and who is entitled to benefit from the Security will be deemed to have accepted the constitution of the Agent as its hypothecary representative. The execution, as the case may be, prior to the date hereof by the Agent, in its capacity as hypothecary representative for and on behalf of the Lenders, of any hypothecs comprised within the Security Documents is hereby ratified and confirmed.

Section 16.3	Exculpatory Provisions

(a)	The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent:

(i)	shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)

shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Loan Documents), but the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or Applicable Laws; and

(iii)

shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of their Affiliates that is communicated to or obtained by the person serving as the Agent or any of its Affiliates in any capacity.

(b)

The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as is necessary, or as the Agent believes in good faith is necessary, under the provisions of the Loan Documents), or (ii) in the absence of its own gross or intentional fault. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing the Default is given to the Agent by the Borrower or a Lender.

(c)

Except as otherwise expressly specified in this Agreement, the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition specified in this Agreement, other than to confirm receipt of items expressly required to be delivered to the Agent.

Section 16.4	Reliance by Agent

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Borrowing, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Borrowing. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 16.5	Agent’s Authorities

To the extent that the Agent also acts as a Lender hereunder, with respect to its Commitment and the advances made by it, in its capacity as a Lender, the Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not an Agent; and the terms Lender and Lenders shall, unless otherwise expressly indicated, include the Agent in its capacity as Lender. The Agent may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower and any person which may do business with the Borrower, all as if it were not the Agent hereunder and without any duties to account therefor to the other Lenders.

Section 16.6	Clawback Provisions

(a)

Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of funds that such Lender will not make available to the Agent such Lender’s Pro Rata Share of such Borrowing, the Agent may assume that such Lender has made such Pro Rata Share available on such date in accordance with the provisions of this Agreement concerning funding by the Lenders and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable advance available to the Agent, then the applicable Lender shall pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at a rate determined by the Agent in accordance with prevailing banking industry practice on interbank compensation. If such Lender pays such amount to the Agent, then such amount shall constitute such Lender’s Borrowing included in such advance. If the Lender does not do so forthwith, the Borrower shall pay to the Agent forthwith on demand such corresponding amount with interest thereon at the interest rate applicable to the advance in question. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that has failed to make such payment to the Agent.

(b)

Unless the Agent has been notified by the Borrower at least one day prior to the date on which any payment is due to the Agent for the account of the Lenders or otherwise hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower have made or will make such payment on such date in accordance herewith and may, but shall be in no way obliged to, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower have not in fact made such payment, then each of the Lenders severally agrees to repay the Agent forthwith on demand the amount so distributed to such Lender in immediately available funds and all reasonable costs and expenses incurred by the Agent in connection therewith together with interest on the funds, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at a rate determined by the Agent in accordance with prevailing banking industry practice on interbank compensation. A notice of the Agent to any Lender or the Borrower with respect to any amount owing under this clause (x) shall be conclusive, absent manifest error.

Section 16.7	Erroneous Payment Provisions

(a)

If the Agent (x) notifies a Lender, or any Person who has received funds on behalf of a Lender (any such Lender, or other recipient, a “Payment Recipient”) that the Agent has determined in its sole discretion (whether or not after receipt of any notice under Section 16.7(b)) that any funds (as set forth in such notice from the Agent) received by such Payment Recipient from the Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment will at all times remain the property of the Agent pending its return or repayment as contemplated below in this Section 16.7 and held in trust for the benefit of the Agent, and such Lender will (or, with respect to any Payment Recipient who received such funds on its behalf, will cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Agent may, in its sole discretion, specify in writing), return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at a rate determined by the Agent, acting reasonably, in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Agent to any Payment Recipient under this Section 16.7(a) will be conclusive, absent manifest error.

(b)

Without limiting Section 16.7(a), each Lender, or any Person who has received funds on behalf of a Lender, agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)

it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error will be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)

such Lender will (and will cause any other recipient that receives funds on its behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this Section 16.7(b) .

For the avoidance of doubt, the failure to deliver a notice to the Agent pursuant to this Section Section 16.7(b) will not have any effect on a Payment Recipient’s obligations pursuant to Section 16.7(a)) or on whether or not an Erroneous Payment has been made.

(c)

Each Lender hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Credit Document, or otherwise payable or distributable by the Agent to such Lender under any Credit Document with respect to any payment of principal, interest, fees or other amounts, that the Agent has demanded to be returned under Section 16.7(a) or under the indemnification provisions of this Agreement.

(d)

The parties hereto agree that (x) irrespective of whether the Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Agent will be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, to the rights and interests of such Lender) under the Credit Documents with respect to such amount and (y) an Erroneous Payment will not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by the Borrower; provided that this Section 16.7 will not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Secured Obligations of the Borrower relative to the amount (and/or timing for payment) of the Secured Obligations that would have been payable had such Erroneous Payment not been made by the Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) will not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from, or on behalf of (including through the exercise of remedies under any Credit Document), the Borrower for the purpose of a payment on the Secured Obligations.

(e)

To the extent permitted by Applicable Law, no Payment Recipient will assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including without limitation, waiver of any defense based on “discharge for value” or any similar doctrine.

(f)

Each party’s obligations, agreements and waivers under this Section 16.7will survive the resignation or replacement of the Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof) under any Credit Document.

Section 16.8	Security for Hedging Obligations

(a)

Each Lender will provide to the Agent the details and information relating to each Hedge Contract executed by it, by one of its Affiliates or for the benefit of the members of the Borrower Group, including the Hedging Exposure thereunder, within a reasonable period of time following a request by the Agent, to the extent any such request is made. The Agent will be entitled to assume that the only Lenders and Affiliates of a Lender with a hedging lender status are those who have notified the Agent of such status.

(b)

The Hedging Obligations secured by the Security will consist of Hedging Obligations incurred at a time when the Hedge Contract Counterparty thereof was a Lender (or an Affiliate of a Lender in the case of Hedge Contracts) under this Credit Agreement. For greater certainty, the Security (to the extent not released by the Lenders) will continue to secure Hedging Obligations to a Lender and its Affiliates (i) after termination and repayment in full of the Credit Facilities, or (ii) after such Lender has ceased to be a Lender.

Section 16.9	Lender Credit Decision

Each Lender has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of the Borrower, the Guarantors and the other members of the Borrower Group. Accordingly, each Lender confirms with the Agent that it has not relied, and will not hereafter rely, on the Agent:

(a)

to check or inquire on its behalf into the adequacy, accuracy or completeness of any information provided by the Borrower, the Guarantors or the other members of the Borrower Group or any other person under or in connection with this Agreement, the Security or the transactions herein contemplated (whether or not such information has been or is hereafter distributed to such Lender by the Agent);

(b)

to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower, the Guarantors or the other members of the Borrower Group; or

(c)	to inquire as to the performance by the Borrower, the Guarantors or the other members of the Borrower Group of their obligations under this Agreement and the Security.

Each Lender acknowledges that a copy of this Agreement (including a copy of the Exhibits and Schedules) has been made available to it for review and each Lender acknowledges that it is satisfied with the form and substance of this Agreement.

Section 16.10	Indemnification

Each Lender hereby agrees to indemnify the Agent (to the extent not reimbursed by the Borrower), in proportion to its respective Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or the Security or the other Loan Documents or action taken by the Agent under or in respect of this Agreement or the Security or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Agent. Each Lender agrees to reimburse the Agent promptly upon demand for its Pro Rata Share of any out-of-pocket expenses (including legal fees) incurred by the Agent in connection with the preservation of any rights of the Agent or the Lenders under, or the enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement or the Security or the other Loan Documents to the extent that the Agent is not reimbursed for such expenses by the Borrower, and each Lender hereby agrees to reimburse the Agent for any amount paid to such Lender by the Agent as its share of payments required to be made by the Borrower to the Lenders hereunder if and to the extent that such Lender is notified by the Agent that the Borrower have failed to make the payment to which such share is referable as and when required, forthwith upon receipt of such notice from the Agent.

Section 16.11	Successor Agent

The Agent may, as hereinafter provided, resign as such at any time by giving 30 days written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Majority Lenders shall, in consultation with the Borrower (so long as no Event of Default has occurred and is continuing), have the right to appoint a successor agent (the “Successor Agent”). No such resignation shall be effective until a Successor Agent is appointed. If no Successor Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after delivery of the retiring Agent’s notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a Successor Agent. Upon the acceptance of any such appointment hereunder by a Successor Agent, such Successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent as Agent shall be discharged from its further duties and obligations as Agent under this Agreement. After any retiring Agent’s resignation hereunder as Agent, the provisions of this ARTICLE 16 shall enure to its benefit as to any actions taken or omitted to be taken by it while it was Agent hereunder.

Section 16.12	Action by and Consent of Lenders; Waiver and Amendments

(a)

Except where the action relates to matters of the kind enumerated in items (i) to (viii), inclusive, of Section 16.12(d), where the terms of this Agreement or the Security Documents refer to any action to be taken hereunder or thereunder by the Lenders or to any such action that requires the consent, approval, satisfaction, agreement or other determination of the Lenders (except where specific reference is made to all Lenders), the action taken by and the consent, approval, satisfaction, agreement or other determination given or made by the Majority Lenders shall constitute the action or consent, approval, agreement or other determination of the Lenders herein or therein referred to.

(b)

Except as provided in paragraphs (a), (d) and (e), the Agent shall have the right to take such actions as it deems necessary, or to refrain from taking such actions or to give agreements, consents, approvals or instructions to the Borrower on behalf of the Lenders in respect of all matters referred to in or contemplated by this Agreement.

(c)

Except as provided in paragraph (d), (i) any provision of this Agreement may be amended only if the Borrower and the Majority Lenders so agree in writing, and (ii) any Default or Event of Default may be waived before or after it occurs only if the Majority Lenders so agree in writing.

(d)	Any amendment, extension or waiver of the terms of this Agreement which changes or relates to:

(i)	the extension of the Final Maturity Date;

(ii)	any increase in the amount of the Credit Facilities or in the Commitment of any Lender (other than as expressly contemplated in this Agreement);

(iii)

any extension or postponement of the scheduled dates or order of principal and interest payments in respect of any of the Credit Facilities (unless an Event of Default has occurred and is continuing in which case a decision of the Majority Lenders shall bind all Lenders) or any reduction of the Applicable Margin or Applicable Rate payable hereunder;

(iv)	any extension or postponement of the scheduled dates or order of payments in respect of fees payable hereunder or any reduction in the amount of fees payable hereunder;

(v)	the release of any portion of the Security or the Guarantee (other than as expressly contemplated in Section 9.9, in which case no Lenders’ consent will be required);

(vi)	the definition of “Event of Default”;

(vii)	the definition of “Majority Lenders”; or

(viii)	this ARTICLE 16;

shall require the consent in writing of all Lenders; and any amendment or waiver which changes or relates to the rights or obligations of the Agent shall also require the agreement of the Agent thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver, consent, discharge or termination hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

(e)	The Agent shall declare an Event of Default and demand payment under Section 13.2 when required by the Majority Lenders.

(f)

The provisions of this ARTICLE 16 relating to the rights and obligations of the Lenders among themselves and between the Lenders and the Agent may be amended or supplemented, from time to time, by execution by the Lenders (and, to the extent it is affected, by the Agent) of an instrument in writing and such instrument in writing shall validly and effectively amend or add to any or all of the provisions of this ARTICLE 16 without requiring the execution of such instrument in writing by the Borrower provided such amendment or addition does not adversely affect the rights or obligations of the Borrower. The Agent shall forward a copy of such written instrument to the Borrower as soon as practicable following the execution thereof by the Lenders.

Section 16.13	Realization

(a)

Each Lender hereby acknowledges that, to the extent permitted by law, the remedies provided hereunder to the Lenders are for the benefit of the Lenders collectively and acting together and not severally and further acknowledges that its rights hereunder are to be exercised not severally, but collectively by the Agent upon the decision of the Lenders. Accordingly, each of the Lenders hereby covenants and agrees that it shall not be entitled to take any action hereunder including, without limitation, any declaration of an Event of Default hereunder but that any such action shall be taken only by the Agent with the prior agreement in writing of the Lenders. Upon any such written consent being given by the Lenders, each Lender shall co-operate fully with the Agent, to the extent requested by such party in the collective realization. All proceeds from realization are to be held for the collective benefit of all the Secured Parties and shall be shared subject to Section 13.4 pro rata among the Secured Parties on a pari passu basis, and all costs of and proceeds received from any such realization (including, without limitation, all amounts for which the Agent is required to be indemnified under the provisions hereof) shall be shared subject to Section 13.4 pro rata among the Secured Parties on a pari passu basis. To the extent any Lender receives or is entitled to receive security interests or proceeds of realization in excess of its pro rata share thereof, it shall hold such excess on behalf of and for the benefit of the other Lenders entitled thereto.

(b)

Each Lender shall do all acts and things and make, execute and deliver all agreements and other instruments, including, without limitation, any necessary to effect any registrations, so as to fully carry out the intent and purposes of this Section 16.13.

Section 16.14	Communication

Any notice, report, information, request or other communication required or permitted to be given hereunder by the Borrower shall be given to the Agent on behalf of the Lenders at the address set forth on the signature pages hereof and shall be sufficiently delivered if so given. Upon receiving any material notice, report, information or other communication, the Agent shall promptly forward a copy of such item to each Lender at such Lender’s Lending Branch.

Section 16.15	Other Amounts Received

There shall not be taken into account for the purposes of computing any amount payable to any Lender pursuant to this Agreement any amount which a Lender receives as a result of any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any monies owing by the Borrower to such Lender other than on account of liabilities arising under this Agreement, the Security and other documents delivered pursuant hereto or thereto.

Section 16.16	Indemnity for Expenses of Agent

The Agent may refrain from exercising any right, remedy, power or discretion or taking any action to protect or enforce the rights of any Lender under this Agreement or the Security until it has been indemnified and, if requested by the Agent, secured to its satisfaction by such Lender against any and all costs, losses, expenses or liabilities (including legal fees) which it would or might sustain or incur as a result of such action or exercise.

Section 16.17	Payment Procedures

Promptly upon receipt of any payment from the Borrower the Agent shall remit to each Lender entitled thereto its share of such payment, as determined by the Agent in accordance herewith, by payment to such Lender’s Lending Branch.

Section 16.18	Overpaid Lender

If a Lender shall obtain any payment (an “Excess Payment”), whether voluntary, involuntary, through the exercise of any right of set-off or otherwise (other than pursuant to Section 12.1 or Section 12.3), to be applied on account of any portion of the Credit Obligations owed to it in excess of its share thereof, then:

(a)

such Lender (the “Overpaid Lender”) shall promptly pay to the Agent an amount equal to the Excess Payment, together with interest thereon at the rate, with respect to Excess Payments in Cdn Dollars, then applicable to Prime Rate Advances and with respect to Excess Payments in US Dollars, then applicable US Base Rate Advances, whereupon the Agent shall notify the Borrower of such amount and of its receipt by the Agent;

(b)	the Agent shall remit to each Lender (other than the Overpaid Lender) its share of such Excess Payment (calculated without reference to the share of the Overpaid Lender); and

(i)	as between the Borrower and the Overpaid Lender, the Excess Payment shall, except as provided in paragraph (ii) below, be treated as not having been paid; and

(ii)

as between the Borrower and each Lender (other than the Overpaid Lender), the applicable share of the Excess Payment shall be treated as having been paid to each such Lender on the date such Excess payment was made to the Overpaid Lender;

provided that if all or any portion of such Excess Payment is subsequently required to be repaid by the Overpaid Lender to the Borrower, each other Lender will promptly repay to the Agent for the account of such Overpaid Lender an amount equal to any amount which such other Lender had received pursuant to this Section 16.18.

Section 16.19	Article for Benefit of Agent and Lenders

The provisions of this ARTICLE 16 to the extent they relate to the rights and obligations of the Lenders to each other or to the rights and obligations between the Agent and the Lenders shall be for the exclusive benefit of the Agent and the Lenders, and the Borrower shall not have any rights or obligations thereunder or be entitled to rely for any purpose upon such provisions. Any Lender may waive in writing any right or rights which it may have against the Agent or the other Lenders hereunder without the consent of or notice to the Borrower.

Section 16.20	Adjustments Among Lenders

(a)

Each Lender agrees that, after the occurrence of a Default or Event of Default, it will at any time and from time to time upon the request of the Agent as required by any Lender purchase portions of the Borrowings made available by the other Lenders which remain outstanding and make any other adjustments which may be necessary or appropriate, in order that the amount of Borrowings made available by each Lender which remain outstanding, as adjusted pursuant to this Section, will be in accordance with such Lender’s Pro Rata Share of such Borrowings.

(b)

The Lenders agree that, after the occurrence of a Default or Event of Default, the amount of any repayment made by the Borrower under this Agreement, and the amount of any proceeds from the exercise of any rights or remedies of the Lenders under the Security, which are to be applied against amounts owing hereunder, will be so applied in a manner so that to the extent possible the amount of Borrowings made available by each Lender which remain outstanding after giving effect to such application will be in accordance with such Lender’s Pro Rata Share of such Borrowings.

ARTICLE 17

GENERAL

Section 17.1	Solidarity of the Credit Parties

The Credit Obligations owing to the Secured Parties by each Credit Party will be solidarily (i.e. jointly and severally) binding on each Credit Party.

Section 17.2	Amendments and Waivers

(a)

No provision of this Agreement may be amended, waived, discharged or terminated orally nor may any breach of any of the provisions of this Agreement be waived or discharged orally. No amendment or supplement of any provision of the Loan Documents will in any event be effective unless it is in writing, makes express reference to the provision affected thereby and is signed by the Agent (with the prior consent of the Majority Lenders or all Lenders, as applicable) and the Borrower.

(b)

No failure on the part of the Lenders to exercise, and no delay in exercising, any right, power or privilege hereunder or under the Security Documents shall operate as a waiver thereof unless specifically waived in writing, nor shall any single or partial exercise of any right, power or privilege hereunder or under the Security Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c)

Any waiver of any provision of this Agreement or consent to any departure by the Borrower or the Lenders therefrom shall be effective only in the specific instance and for the specific purpose for which given.

Section 17.3	Notices, Electronic Banking, Etc.

(a)

Except in the case of notices and other communications expressly permitted to be given by telephone (and except as-provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier to the addresses or telecopier numbers specified on the signature pages of this Agreement or, if to each Lender, to it at its address or telecopier number specified in the signature page (or in the Assignment and Assumption Agreement, as the case may be).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given on a Business Day between 9:00 a.m. and 5:00 p.m. local time where the recipient is located, shall be deemed to have been given at 9:00 a.m. on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)

Information notices and other communications to each Lender hereunder (other than Borrowings Requests, Conversion Notices, Rollover Notice and prepayment notices) may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by each Lender, provided that the foregoing shall not apply to notices to each Lender of Borrowings to be made if such Lender has notified the Borrower that it is incapable of receiving notices under such Section by electronic communication. The Lenders or the Borrower may, in their discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by them, provided that approval of such procedures may be limited to particular notices or communications. Unless otherwise agreed in writing by the Borrower, nothing in this Section 17.3(b) shall be interpreted as allowing the giving of any notice or any other communication to the Borrower by electronic communication.

Unless the Lenders otherwise prescribe, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)	Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

(d)	Any notice under this Agreement or any Loan Document made by a Lender to a Borrower shall be deemed made to all Borrowers (if more than one Borrower).

Section 17.4	Costs and Expenses

The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Agent, the Lenders and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agent, in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable and documented out-of-pocket expenses incurred by the Agent or any Lender, including the reasonable fees, charges and disbursements of counsel, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including in connection with the Borrowings made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Borrowings. Notwithstanding the foregoing or anything contrary set forth in the Commitment Letter or Fee Letter, it is understood that the obligation of the Borrower with respect to legal fees and expenses shall be limited to those incurred by the Agent’s legal counsel.

Section 17.5	Judgment Currency

(a)

If, for the purposes of obtaining or enforcing judgment in any court in any jurisdiction, it becomes necessary to convert an amount due (the “Agreement Amount”) in a particular Available Currency (the “Agreement Currency”) under this Agreement into another currency, (such other currency being herein referred to as the “Judgment Currency”), the amount of the Judgment Currency due shall be equal to the Agreement Amount converted to the Judgment Currency at the spot rate at which the relevant Lender at or about 12:00 p.m. noon (Montreal, Quebec local time) would be prepared to sell the Agreement Amount in the Agreement Currency against the Judgment Currency (which rate is referred to in this Section as the “Currency Conversion Rate”), calculated on the first Business Day preceding the day on which the judgment is given (the “Pre- Judgment Date”).

(b)

If there is a difference between the Agreement Amount converted to the Judgment Currency at the applicable Currency Conversion Rate on the Pre-Judgment Date and the Agreement Amount converted to the Judgment Currency at the applicable Currency Conversion Rate on the date of actual payment of the amount due, the Borrower shall pay such additional amounts as may be necessary to ensure that the aggregate amount paid in the Judgment Currency on the date of such payment will be equal, using the Currency Conversion Rate, to the Agreement Amount expressed in the Agreement Currency on such date.

(c)

Any amount due from the Borrower under this Section 17.5 will be due as a separate debt and shall not be released or otherwise affected by judgment being obtained for any other sums due in respect of this Agreement.

Section 17.6	Sharing of Information

(a)

The Lenders may share with each other any information held by them regarding the financial condition, business or property of the members of the Borrower Group or relating to matters contemplated by the Loan Documents, the Hedge Contract and any agreement relating to the other obligations secured by the Security. The Lenders may also provide such information on a confidential and need-to-know basis to any financial institution which is a prospective assignee of Commitments or a participant or a prospective participant in the Credit Facilities or a prospective counterparty to any Hedge Contract.

(b)

The Agent may disclose to any agency or organization that assigns standard identification numbers to credit facilities such basic information describing the Credit Facilities as is necessary to assign unique identifiers (and, if requested, supply a copy of this Agreement), it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of such information and instructed to make available to the public only such information as such person normally makes available in the course of its business of assigning identification numbers. In addition, the Agent may provide to Loan Pricing Corporation or other recognized publishers of information for circulation in the loan market information of the type customarily provided by financial institutions to Loan Pricing Corporation.

(c)

The Agent may also publicize the Credit Facilities and the roles of the Lead Arranger including, without limitation, through reporting to Bloomberg and other similar agencies, the insertion of standard advertisements (“tombstones”) in various financial publications and any other forms of advertising.

Section 17.7	Non-Performance of Covenants

If the Borrower shall fail to perform any of its covenants or agreements hereunder, the Agent or the Lenders may, but shall not be obliged to, perform or cause to be performed same and all reasonable and documented expenses incurred or payments made by the Agent or the Lenders in so doing shall be paid by the Borrower to the Agent or the Lenders forthwith upon demand. Any such expenses or payments remaining unpaid after demand shall bear interest at the rate which would be applicable thereto from time to time if such expense or payment were a Prime Rate Advance from the date such expense or payment was incurred or made by the Lenders, until paid.

Section 17.8	Other Obligations not Affected

Each document delivered by the Borrower to the Agent or the Lenders in accordance with this Agreement, and the duties and obligations of the Borrower thereunder, as applicable, are in addition to and not in substitution for any other obligations, duties or security now or hereafter held by the Secured Parties (or any of them) and shall not operate as a merger of any contract debts or suspend the fulfilment of or affect the rights, remedies, powers or privileges of the Secured Parties (or any of them) with respect to any other duty or obligation of the Borrower or other security held by the Secured Parties (or any of them) for the fulfilment thereof. The rights, powers, remedies and privileges provided for in this Agreement, the Security and any documents delivered pursuant hereto, hereunder, or thereunder are cumulative and not exclusive of any other rights, powers, remedies or privileges provided by law.

Section 17.9	Entire Agreement

This Agreement, any associated letter agreements of even date herewith and the documents contemplated by this Agreement, including the Security Documents, constitute the entire agreement among the Borrower, the Agent and the Lenders in respect of the obligations herein set out and supersedes any other prior agreements among the parties concerning such obligations.

In the case of any inconsistency of provisions between this Agreement and any document required to be delivered hereunder (including any other Loan Document), the provisions of this Agreement will govern.

Section 17.10	Invalidity

Any provision hereof which is prohibited or unenforceable in any jurisdiction shall be ineffective only in such jurisdiction and only to the extent of such prohibition or enforceability, without invalidating the remaining provisions hereof.

Section 17.11	Term of Agreement

This Agreement shall continue in full force and effect for so long as the Credit Facilities or any part or parts thereof are available hereunder and until payment in full of all Credit Obligations hereunder and other amounts owed by the Borrower or the Guarantors to the Agent and the Lenders hereunder and performance of all the obligations of the Borrower or the Guarantors contained herein or in the Security Documents.

Section 17.12	Survival of Undertakings

(a)

All covenants, undertakings, agreements, representations and warranties contained in this Agreement and in the documents, instruments and certificates delivered pursuant hereto shall survive the execution of this Agreement and the making of any Borrowings hereunder and the execution to the Lenders of the Security Documents and any other documents required hereunder.

(b)

All covenants, undertakings, agreements and indemnities contained in Article 13, shall survive repayment of the Credit Obligations hereunder (other than the Credit Obligations referred to in such Sections) and realization, release or reconveyance of the Security and any other termination of this Agreement (subject to any applicable prescription periods under Applicable Laws).

Section 17.13	Further Assurances

The Borrower and the Guarantors shall do all such further acts and things (including facilitating any registrations which may, from time to time, be necessary or desirable in connection with the Security) and execute and deliver all such further documents which the Agent or Lenders may reasonably require in order to fully perform and carry out the terms of this Agreement and the other Loan Documents.

Section 17.14	Counterparts: Effectiveness: Electronic Execution

Each Loan Document may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except (in respect of this Agreement only) as provided in the conditions precedent Section(s) of this Agreement, each Loan Document shall become effective when it has been executed by the Agent and when the Agent has received counterparts to that Loan Document that, when taken together, bear the signatures of each of the other parties thereto. Delivery of an executed counterpart of a signature page of a Loan Document by fax other electronic transmission, including via PDF or Docusign, confirmed by the receiving party, shall be effective as delivery of a manually-executed counterpart of that Loan Document.

Section 17.15	Non-Merger

The taking of a judgment or judgments or any other action or dealing whatsoever by any Secured Party in respect of any security given by the Borrower to the Secured Parties (or any of them) pursuant to this Agreement or the Security shall not operate as a merger of any Credit Obligations of the Borrower to the Secured Parties (or any of them) pursuant to this Agreement or the Security or in any way suspend payment or affect or prejudice the rights, remedies and powers which the Secured Parties (or any of them) may have in connection with such Credit Obligations. To the extent permitted by law, the foreclosure, surrender, cancellation or any other dealing with any such Security shall not release or affect the liability of the Borrower, or release or affect the Security or any other security interests held by the Secured Parties (or any of them) pursuant to this Agreement or the Security.

Section 17.16	Language

The parties have required that this Agreement and all related documents, including notices, be written in English. Les parties ont exigé que la présente convention ainsi que tous les documents, y compris avis, s’y rapportant soient rédigés en anglais.

Section 17.17	Governing Law and Jurisdiction

This Agreement and, unless otherwise specified therein, all other documents or instruments delivered in accordance with this Agreement shall be governed by and interpreted in accordance with the laws applicable in the Province of Quebec and the federal laws of Canada applicable therein. The Borrower irrevocably submit to the non-exclusive jurisdiction of the courts of the Province of Quebec, judicial district of Montreal.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

Address for Notice	THERATECHNOLOGIES INC., as Borrower
THERATECHNOLOGIES INC. 2015 Peel Street Suite 1100 Montreal, Québec, Canada H3A 1T8 Attention: Philippe Dubuc Telephone: [Redacted: Tel Number] Email: [Redacted: email]
	By:	/s/ Philippe Dubuc
	Name:	Philippe Dubuc
	Title:	Senior VP & CFO
	By:	/s/ Paul Lévesque
	Name:	Paul Lévesque
	Title:	President & CEO

[2024 – TD / Theratechnologies – Signature Page – Credit Agreement]

Address for Notice	THE TORONTO-DOMINION BANK, as Agent, Book Runner and Lead Arranger

With respect to Borrowing Requests, Conversion Notices, Rollover Notices, Repayment Notices: 1350 René-Lévesque Boulevard West, 7th Floor, Montréal, Québec, H3G 1T4	By:	/s/ Kevin Robitaille
	Name:	Kevin Robitaille
	Title:	Director, National Accounts
Commercial National Accounts F: [Redacted: Fax] [Redacted: Email]	By:	/s/ Serge (Sako) Keshishian
	Name:	Serge (Sako) Keshishian
	Title:	Associate Vice President, National Accounts

All Other Notices:

1350 René-Lévesque Boulevard West,

7th Floor, Montréal, Québec, H3G 1T4

Attention: Kevin Robitaille

Email address: [Redacted: Email]

Attention: Serge (Sako) Keshishian

Email address: [Redacted: Email]

[2024 – TD / Theratechnologies – Signature Page – Credit Agreement]

Address for Notice	THE TORONTO-DOMINION BANK, as Lender
1350 René-Lévesque Boulevard West, 7th Floor, Montréal, Québec, H3G 1T4
	By:	/s/ Kevin Robitaille
Attention: Kevin Robitaille	Name:	Kevin Robitaille
Email address: [Redacted: Email]	Title:	Director, National Accounts

Attention: Serge (Sako) Keshishian	By:	/s/ Serge (Sako) Keshishian
Email address: [Redacted: Email]	Name:	Serge (Sako) Keshishian
	Title:	Associate Vice President, National Accounts

[2024 – TD / Theratechnologies – Signature Page – Credit Agreement]

SCHEDULE 1

LENDERS AND COMMITMENTS

[REDACTED: LENDERS COMMITMENTS]

SCHEDULE 2

MATERIAL CONTRACTS

[REDACTED: LIST OF MATERIAL CONTRACTS]

SCHEDULE 3

LICENCES AND PERMITS]

[REDACTED: LICENSE]

SCHEDULE 4

SUBSIDIARIES AND LIST OF GUARANTORS

[REDACTED: LIST OF SUBSIDIARIES AND GUARANTORS]

SCHEDULE 5

DETERMINATION OF APPLICABLE MARGINS OR RATES

[REDACTED: MARGINS AND RATES]

EXHIBIT A

FORM OF CONVERSION NOTICE

[REDACTED: FORM OF CONVERSION NOTICE]

EXHIBIT B

FORM OF BORROWING REQUEST

[REDACTED: FORM OF BORROWING REQUEST]

EXHIBIT C

FORM OF ROLLOVER NOTICE

[REDACTED: FORM OF ROLLOVER NOTICE]

EXHIBIT D

FORM OF REDUCTION REQUEST

[REDACTED: FORM OF REDUCTION REQUEST]

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

[REDACTED: FORM OF COMPLIANCE CERTIFICATE]

EXHIBIT F

FORM OF ASSIGNMENT AND ASSUMPTION

[REDACTED: FORM OF ASSIGNMENT AND ASSUMPTION]

EXHIBIT G

FORM OF REPAYMENT NOTICE

[REDACTED: FORM OF REPAYMENT NOTICE]